As filed with the U.S. Securities and Exchange Commission on December 15, 2008

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEMOBIOTECH, INC.

(Exact name of registrant as specified  in its charter)

Delaware	2836	33-0995817
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Arthur P. Bollon Ph.D.
President and Chief Executive Officer
HemoBioTech, Inc.
5001 Spring Valley Rd, Suite 1040
West, Dallas, Texas 75244
(972) 455-8950
(Name, address and telephone number of agent for service and Principal Executive Offices)

Copy to:

Robert H. Cohen, Esq.
    Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer                                           [  ]                                                                Accelerated filer    [  ]
Non-accelerated filer                                           [  ]  (Do not check if a smaller reporting company)                                                                                     Smaller reporting company  [X]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

______________________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share (“Common Stock”)	1,183,904	$0.69 (2)	$816,893.80	$32.10
Common Stock (3)	1,183,904	$1.68 (4)	$ 1,988,959	$78.17
Total	2,367,808

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on December 10, 2008.

(3)	Represents shares of common stock issuable upon the exercise of warrants at an exercise price of $1.68 per share.

(4)	Calculated pursuant to Rule 457(g).

The information in this prospectus is not complete and may be changed.  Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED December 15, 2008

HemoBioTech, Inc.

2,367,808 Shares

Common Stock

To be Offered by Certain Holders of Common Stock

and Warrants and to Purchase Common Stock of

HemoBioTech, Inc.

________________________________

This prospectus relates to the offering and sale of up to 2,367,808 shares of common stock, par value $.001 per share, of HemoBioTech, Inc.  The shares offered by this prospectus include 1,183,904 presently outstanding shares of our common stock and 1,183,904 shares of common stock issuable on the exercise of outstanding warrants to purchase our common stock.  In addition, under Rule 416 of the Securities Act of 1933, as amended, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

All of the offered shares are to be sold by persons who are existing security holders and identified in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of the shares offered under this prospectus.  We will, however, receive proceeds in connection with the exercise, if any, of the warrants referred to above.

Our common stock is traded on the Over-the-Counter (OTC) Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “HMBT.OB.”  The closing price for our common stock on December 10, 2008 was $0.69 as reported on the OTC Bulletin Board.

An investment in these securities involves a high degree of risk.  You should invest in our common stock only if you can afford to lose your entire investment.  Please carefully review the section titled “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 15, 2008

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
WHERE YOU CAN FIND MORE INFORMATION	12
USE OF PROCEEDS	13
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	14
MANAGEMENT	23
MANAGEMENT	34
EXECUTIVE COMPENSATION	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	48
SELLING STOCKHOLDERS	50
PLAN OF DISTRIBUTION	53
DESCRIPTION OF SECURITIES	55
LEGAL MATTERS	57
EXPERTS	57
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	57
INDEX TO CONSOLIDATED FINANCIAL INFORMATION	F-1

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful.  The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

  i

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.  Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to HemoBioTech, Inc.

Our Company

We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech". HemoTech is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech a novel product. HemoTech is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech is non-toxic based on initial foreign clinical studies.

We are also the licensee of a certain technology titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”). This is a technology that results in the removal and inactivation of infectious agents such as prions (which can cause Mad Cow Disease) and viruses.  Such removal and inactivation is critical in the purification of animal products for human use.  It can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries.

The Offering

Common stock offered for resale by the selling stockholders:

Outstanding shares	1,183,904 shares
Maximum number of shares that may be
issued on exercise of outstanding
warrants	1,183,904 shares
Total shares offered	2,367,808 shares

Common stock outstanding	20,120,791 shares(1)
Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will, however, receive proceeds on exercise of the warrants referred to above.
Risk Factors	You should read the section titled “Risk Factors” beginning on page 3 as well as other cautionary statements throughout this prospectus before investing in any shares offered hereunder.

(1)           As of November 30, 2008.  Includes 779,000 shares of our common stock subject to forfeiture if our financial advisor, Meyers Associates, L.P., fails to meet certain performance criteria.  Does not include shares available for future issuance under our 2003 Stock Option/Stock Issuance Plan or upon exercise of outstanding warrants.

Selling Stockholders

All of the offered shares are to be offered and sold by our existing security holders.  The selling stockholders acquired their shares in our private placement conducted from December 2007 through September 2008.  The shares of common stock to be offered by the selling stockholders include:

•	1,183,904 shares of common stock currently issued and outstanding;
•	1,183,904 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.68 per share.

In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

Additional Information

We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 5001 Spring Valley Road, Suite 1040-West, Dallas, TX 75244, and our telephone number is (972) 455-8950.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses and our future profitability is uncertain.

The financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred cumulative losses of $14,908,000 from inception through September 30, 2008, and has not generated any revenue, and has been dependent on funding operations through the private sale of convertible debt and equity securities. These conditions indicate that there is substantial doubt that the Company will not be able to continue as a going concern.

We have earned no revenue since our inception and have incurred a net loss of $14,908,000 from inception through September 30, 2008. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the foreseeable future. Our ability to generate revenue is dependent on obtaining additional financing for our planned operations. Our immediate planned operations for the next twelve months include the payment of our general and administrative expenses (including salaries, legal and other professional fees, consulting and advisory fees), the costs associated with making certain upgrades to the HemoTech production facility, to begin the production of HemoTech, conduct animal studies, including preparation of our U.S. IND application and preparation for the review of our product in India. We believe our available cash, cash equivalents and short-term investments of approximately $553,000 at November 30, 2008; will be sufficient to complete our immediate planned operations through the next twelve months. The Company recently significantly reduced its actual and projected expenses and plans to aggressively manage costs which can be reduced at management’s discretion based on the company’s available cash.

We are a development stage company with no revenues or profits.

We are in the development stage and, through November 30, 2008, have generated no sales revenue and have no prospects for revenue in the foreseeable future. We currently have no source of operating revenue and there can be no assurance that we will be able to develop any revenue source or that our operations will become profitable, even if we are able to commercialize any products. Further, as a development stage company, we have a limited relevant operating history on which an evaluation of our prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated biotechnology industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered by businesses shifting from developmental to commercial activities.

Following completion of our U.S. IND application, the next stage of our planned operations will include submission of our U.S. IND application to the FDA, and upon approval, commencement and completion of our Phase I U.S. clinical trials.  Additional operations will include further research and development of HemoTech and payment of operational and overhead expenses that we will incur during our Phase I U.S. clinical trials as well as preparation for Phase II clinical trials, assuming Phase I clinical trials are successful. In order to complete these additional planned operations, we will need to raise additional capital. If we fail to generate enough cash resources, either from future equity or debt sales, exercise of our remaining warrants or revenue, our ability to implement our business plan and complete these planned operations will be materially affected, and you may lose all or substantially all of your investment.

We are reliant on the success of our two products which are in an early stage of product development and may never be successfully developed or, if successfully developed, may never become viable marketable products.

Our products are on early stage development and if we fail to successfully develop these products, we have no other products on which our business can be developed. There can be no assurance that our research and development activities will result in any commercially viable products. The development of our products will be subject to the risks of failure inherent in the development of products based on innovative technologies and the expense and difficulty of obtaining regulatory approvals. One of our products is a human blood substitute which is currently under development and will require significant additional research and development and pre-clinical testing and clinical testing prior to submission of any regulatory application for commercial use. There can be no assurance that our product development efforts will be successfully completed, that our products currently under development will be successfully transformed into marketable products, that required regulatory approvals can be obtained, that the products can be manufactured at acceptable cost in accordance with regulatory requirements or that any of the approved products can be successfully marketed or achieve customer acceptance.

We depend on key personnel, and the loss of such personnel could significantly impair our ability to further develop HemoTech, implement our business plan or continue operations.

Our success depends on the continued contributions of our executive officers and scientific and technical personnel and consultants. We are particularly dependent on Arthur P. Bollon, Ph.D., our Chairman, President and Chief Executive Officer, Dr. Mario Feola, our Chief Medical Officer, and Dr. Jan Simoni, our Acting Vice President and Principal Investigator or Research and Development and Advisor. Drs. Feola and Simoni are the two principal TTUHSC researchers who developed HemoTech. Drs. Feola and Simoni continue to be the two main developers of HemoTech. Dr. Simoni is an employee of TTUHSC and his services are made available to us under our Sponsored Research Agreement with TTUHSC. Dr. Simoni's activities related to research and development, production, regulatory and clinical testing of HemoTech are covered under the Sponsored Research Agreement with TTUHSC, which may be terminated at any time by either party on 90 days' prior written notice.

We currently have four full-time employees including Drs. Bollon and Feola and Mr. Mark Rosenblum, our Chief Financial Officer. We have entered into an employment agreement with Dr. Bollon which expires in October 2010, and we have entered into an employment agreement with Dr. Feola, in which Dr. Feola agreed to serve as our Chief Medical Officer until such time as either party terminates Dr. Feola's employment agreement. We have also entered into an employment agreement with Mr. Rosenblum, which expires in April 2010. We do not maintain "key person" life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. During our limited operating history, many of our key responsibilities have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business, although we have not experienced problems attracting or retaining key personnel to date.

If our product offerings are not commercially successful, we will be unable to successfully generate revenue.

We expect significant amount of our revenues to come from the production and distribution of our products. The success of these offerings depends primarily on their acceptance by the public, the medical community, and other third-party consumers and payers, which is difficult to predict. The commercial success of our products depends on the availability of alternative forms of technology and general economic conditions and other tangible and intangible factors, all of which can change quickly. If we fail to produce these products with broad industry appeal, we will be unable to successfully generate revenue.

The market for our products is competitive and we may not be able to compete successfully against competitors that may be having substantially more development, marketing and sales resources than we do.

The market for our products is competitive and there can be no assurance that we will be able to compete successfully in these markets. We cannot be assured that some other competitive technologies have not been, or will not be, developed by either government, academic or private entities. Any competing technologies could make our technologies either obsolete or of lesser value. Many of our competitors have greater financial and other resources than we have, which may limit our ability to compete effectively. See “Competition” below.
Although the proposed products of our main competitors in the human blood substitute market have been rejected by the FDA, have been abandoned and are not yet ready to submit their applications to the FDA for approval of their products, a many of these competitors are continuing to develop and test their respective products. There can be no assurance that one of all these products may be approved by the FDA before our blood substitute product, HemoTech, to the extent HemoTech ever receives FDA approval.

In addition, our competitors also may generally be able to respond more quickly to new or emerging technologies or changes in the regulatory requirements. These competitors may also:

•	benefit from greater economies of scale;

•	offer more aggressive pricing;

•	devote greater resources to the promotion of their products; and

•	be better positioned to develop future technologies.

We depend on, and will continue to depend on, collaboration with and licenses from third parties, and if we are not able to enter into such collaborations or licenses, or if these collaborations or licenses expire, terminate or fail, we may not be able to further develop our products or implement our business plan without substantial additional expenditures and delays, if at all.

In addition to maintaining our collaborative relationship with TTUHSC, our strategy for the development, clinical testing, manufacturing and commercialization of our proposed products includes entering into various collaborations with  corporate partners, licensors, licensees and other third parties in the future, and is dependent on the subsequent success of these third parties in performing their responsibilities. We intend to seek to enter into additional arrangements with other collaborators, although there can be no assurance that we will be able to enter into such collaborations and licenses, or, to the extent that we do, that such collaborations will be successful. Further, there can be no assurance that any future arrangements we may enter into will lead to the development of our products with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology developed in connection with these arrangements or that we will be able to insure the confidentiality of any proprietary rights and information developed in such collaborative arrangements or prevent the public disclosure thereof.

In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that we will be able to extend any of our product collaborative agreements on their termination or expiration, or that we will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent we choose not to or are unable to establish any additional collaborative arrangements, it would require substantially greater capital to undertake research, development and marketing of our proposed products into certain markets or find that the development, manufacture or sale of our proposed products in such markets is adversely affected by the absence of such collaborative agreements.

The FDA regulatory process is costly, lengthy and requires specific expertise, and even if we invest the time and money and other resources required to advance through the FDA approval process, we may never receive FDA approval for our products.

We will rely initially on consultants with prior experience working with the FDA. We expect to hire experienced employees and consultants to analyze, prepare and present and IND application to the FDA our blood substitute product. The process of obtaining regulatory approvals can be extremely costly and time consuming and there is no guarantee of success. If we do not receive approval of our IND application, we will not be able to proceed with Phase I U.S. clinical testing. In addition, clinical testing is not predictable. Even if the FDA approves the IND application, we cannot guarantee that the FDA will approve our Phase I U.S. clinical results. Our failure to obtain required regulatory approvals would have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease our operations.

Our newly licensed technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”) helps in the clearance and inactivation of infectious agents such as prions (which can cause Mad Cow Disease) and viruses. Such removal and inactivation is critical in the purification of animal products for human use.  It can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries. We will rely on internal personnel and external consultants to analyze and present this product for appropriate approval in order to market this product. There can be no assurance that regulatory approval for this product will be obtained on a timely basis. In addition, our competitors also may generally be able to respond more quickly to similar and new or emerging technologies or changes in the regulatory requirements and get an approval before us.

The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based on the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect our ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture and marketing of pharmaceutical and biological products. The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures on our activities and to furnish a competitive advantage to larger companies that compete with us.

There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations.

We may in the future need to raise additional capital to continue our business.

We estimate that we have sufficient funds to meet the costs of our immediate planned operations. To meet the costs of the next stage of its planned operations, including the cost of upgrades to the HemoTech production facility and conducting additional research and development, submission of its U.S. IND application, commencing and completing Phase I U.S. clinical trials, conducting additional research and development of HemoTech as Phase I U. S. clinical trials progress, and paying for operational and overhead costs that will be incurred during Phase I U.S. trials, we will need to raise additional capital. It is likely that we will seek to meet these liquidity requirements through public or private equity offerings or debt financings. There can be no assurance that we will be able to secure additional financing or obtain favorable terms on such financing if it is available.

We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

We have no marketing experience, are dependent on third parties for marketing services, and we may never be able to successfully market HemoTech, even if it receives FDA approval.

We have no marketing and sales personnel and no experience with respect to marketing biochemical or pharmaceutical products. Significant additional expenditures and management resources would be required to develop an internal sales force, and there can be no assurance that such funds would be available. Further, there can be no assurance that, with such a sales force, we would be successful in penetrating the markets for any products developed. We will seek to enter a partnership to develop and market our product. Under certain of these agreements, our marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to market a product successfully, our business may be adversely affected. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

We may be sued for product liability in the future, and since we currently maintain no product liability insurance, in the event of a successful suit against us, we may not be able to pay any awarded damages or, if we are able to do so, payment of any such awarded damages could significantly deplete our financial resources.

The use of our proposed HemoTech blood substitute product in clinical trials and the marketing of any product may expose us to product liability claims. We currently have no product liability insurance, but will, however, attempt to obtain such insurance prior to commencement of such trials, if any. We are required by our license agreement with TTUHSC to obtain such insurance. There can be no assurance that we will be able to obtain such insurance or, if obtainable, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against us, lack or insufficiency of insurance coverage could have a material adverse effect on us. Furthermore, certain distributors of pharmaceutical and biological products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede our ability to achieve broad distribution of our proposed product, which would have a material adverse effect on our business and financial condition.

We currently use labs, equipment, personnel, research and development facilities and production facilities located at TTUHSC, and if we ever seek to or need to find or build alternate facilities, we may not be able to do so at all or, if we are, it will be costly and may cause significant delays in the development and commercialization of HemoTech, which could materially impair our operations.

We do not currently own, lease or operate any laboratory, research and development or manufacturing facilities. Our current plans include using labs, equipment, personnel and an upgraded blood substitute production facility located at TTUHSC for the production of HemoTech under our Sponsored Research Agreement. After the completion of Phase II U.S. clinical trials for HemoTech, if any, our Sponsored Research Agreement with TTUHSC contemplates that we may establish independent manufacturing facilities either alone or through partnering. Establishing our own facilities would result in significant additional expenses and may result in potential delays in testing and production. Building and operating our own production facilities would require substantial additional funds and other resources of which there can be no assurance that we will be able to secure nor can there be any assurance that we would be able to enter into any arrangement with third parties to manufacture our product, if any, on acceptable terms or at all. Certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

Uncertainty over proposed health care reforms and whether the costs of using our proposed product will be reimbursed to consumer health insurance companies could cause our product to become unmarketable, which would result in our inability to generate revenue.

Our success in generating revenue from sales of our proposed HemoTech blood substitute product may depend, in part, on the extent to which reimbursements for the costs of such a product and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. There can be no assurance that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of our product, then market acceptance of these products would be adversely affected.

Risks Related to Our Intellectual Property

Our success depends on our ability to protect our intellectual property.

We intend to protect our intellectual property through patents and trademarks. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product or process. As a result, we cannot predict which of our patent applications will result in the granting of patents or the timing of the granting of the patents. Additionally, many of our competitors have significantly greater capital with which to pursue patent litigation. As of November 30, 2008, we have no threatened or pending intellectual property-related litigations, legal actions, investigations, court challenges, negotiations or similar activities. There can be no assurance that we would have the resources to defend our patents in the face of a lawsuit. Further, we rely on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, there can be no assurance that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. There is also the risk that our employees, consultants, advisors or others will not maintain confidentiality of our trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by our competitors. We may also be exposed to future litigation by third parties based on claims that our patents, products or activities infringe on the intellectual property rights of others or that we have misappropriated the trade secrets of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on us or cause us to curtail or cease our operations:

•	cease testing, developing, using and commercializing HemoTech;

•	obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms; or

•	reformulate HemoTech, which may be impossible or too costly.

The patents underlying our products, may expire prior to our receipt, if ever, of FDA or foreign approval, to the extent such approval is granted at all.

We have obtained from TTUHSC exclusive worldwide rights to HemoTech under a U.S. patent issued in August 1995 as well as various foreign patents. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute" and its foregoing counterparts claims various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use. Protection under the U.S. patent expires on August 8, 2012, which may coincide with or even precede our receipt of FDA approval of HemoTech; to the extent FDA approval is granted at all. The Japanese patent and certain of the European patents may also expire on or after August 8, 2012. If the U.S. patent expires before we are able to commercialize our proposed HemoTech product, then we could utilize new potential patents related to HemoTech, such as the proposed pending erythropoiesis patent, seek commercial exclusivity for a defined time with the FDA and utilize our trade secrets for manufacturing and use of HemoTech. If we are unable to obtain additional patent coverage in advance of the time the existing patent expires or at all, and we fail to receive additional patents, then our competitive position and our ability to successfully commercialize or generate revenues from sales of HemoTech would be materially and adversely affected.

We have filed for a patent for our newly licensed technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”) although there can be no assurance that the patent would be successfully obtained. Our failure to obtain the patent would adversely affect the marketing of any contemplated products and the ability to earn product revenue. In addition, our competitors also may generally be able to get a patent approval before us for comparable technologies.

Risks Related to Our Common Stock

The public market for our common stock is thin and subject to manipulation.

The market price of our common stock, which is traded on the OTC Bulletin Board, may fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in securities analysts’ estimates of our financial performance;
•	changes in general economic conditions and in the healthcare industry;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;
•	loss of a major customer, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Obtaining additional capital through the future sale of common stock and derivative securities will result in dilution of stockholder interests.

We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our company prior to selling your interest in HemoBioTech.

We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our company.

We have agreed to indemnify our officers and directors and, if an indemnification claim is successfully made, we may be forced to use our working capital to pay our indemnification obligations, which could result in our inability to use such working capital for our operations.

Our certificate of incorporation includes certain provisions permitted under Delaware law allowing our officers and directors to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware law, a director’s liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for the following:

•	breach of the director’s duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	the unlawful payment of a dividend or unlawful stock purchase or redemption; and
•	any transaction from which the director derives an improper personal benefit.

Delaware law does not eliminate a director’s duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of the duty of care. In December 2004, we purchased a $5.0 million insurance policy providing coverage for certain liabilities of our officers and directors. In addition, we have entered into separate director and officer indemnification agreements with each of Arthur Bollon, Ghassan Nino, Robert Baron, Bernhard Mittemeyer, Mark Rosenblum and Robert Comer, under which we agreed to indemnify and advance expenses to each of these directors and officers, as the case may be, against any losses arising out of or relating to any actual, alleged or suspected act or failure to act by such person in his capacity as a director, officer, employee or agent of HemoBioTech or any affiliated company, trust, joint venture, corporation, limited liability company or partnership for which such person was acting or had acted as a director, officer, employee or agent at HemoBioTech’s request. Further, in connection with Ghassan Nino’s resignation as an officer of HemoBioTech under an employment separation and release agreement dated as of July 15, 2004, we agreed to indemnify Mr. Nino and his heirs, executors, administrators and assigns, against all losses arising out of any claim made by a third party against Mr. Nino or HemoBioTech as a result of an action taken or not taken by Mr. Nino as an officer of HemoBioTech, so long as such actions or inactions were taken or not taken by Mr. Nino in good faith within the scope of his employment.

Our common stock is considered a “penny stock” and is subject to regulations that limit or restrict the potential market for our stock.

Our common stock is deemed to be “penny stock” (as that term is defined under the Securities Exchange Act of 1934, as amended) resulting in increased risk to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock. In general, a penny stock is an equity security that:

•	is priced under $5.00;
•	is not traded on a national securities exchange, the Nasdaq Global Market or the Nasdaq Capital Market;
•	may be listed in the “pink sheets” or the OTC Bulletin Board;
•
is issued by a company that has less than $5.0 million in net tangible assets (if it has been in business less than three years) or has less than $2.0 million in net tangible assets (if it has been in business at least three years); and

•	is issued by a company that has average revenues of less than $6.0 million for the past three years.

At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

•
certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.

•
Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker-dealer’s disciplinary history and the customer’s rights and remedies in case of fraud or abuse in the sale.

•	In connection with the execution of any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers the following:
•	bid and offer price quotes and volume information;
•	the broker-dealer’s compensation for the trade;
•	the compensation received by certain salespersons for the trade;
•	monthly accounts statements; and
•	a written statement of the customer’s financial situation and investment goals.

Should a broker-dealer required to provide the above disclosure or fail to deliver such disclosure on the execution of any transaction involving a penny stock in violation of federal or state securities laws, you may be able to cancel your purchase and get your money back. In addition, if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages. If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

These requirements significantly add to the burden of the broker-dealer and limit the market for penny stocks. These regulatory burdens may severely affect our ability to create a market for our stock and the liquidity and market price for our common stock.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 2,367,808 shares of our common stock.  In addition to the 20,120,791 shares of our common stock that are currently outstanding, as of September 30, 2008 an aggregate of 4,236,447 shares of our common stock may be issued in the future upon exercise of currently outstanding warrants (including warrants to purchase 1,183,904 shares of our common stock included in this prospectus), and 2,312,990 shares of our common stock may be issued in the future upon exercise of stock options or other awards granted and available for grant under our 2003 Stock Option/Stock Issuance Plan.  As additional shares of our common stock become available for resale in the public market under this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market under Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a non-affiliates who have held restricted shares for a period of six months may sell our common stock into the market.

Our management and principal stockholders own a substantial amount of our common stock and have effective control of HemoBioTech, which may not always be in the best interests of all of our stockholders.

Our officers, directors and principal stockholders control approximately 60% of our outstanding common stock as of November 30, 2008. If these stockholders act together, they will be capable of controlling our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Some provisions of our certificate of incorporation and bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An “interested stockholder” is defined as a person who together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation’s voting stock. As a result of the application of Section 203, our potential acquirers may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices under such transaction.

Some provisions of our executive officers’ employment agreements contain obligations of the company to make salary payments.

 In addition, certain provisions contained in the employment agreements with Dr. Bollon, our Chairman, President and Chief Executive Officer, and Mr. Rosenblum, our Chief Financial Officer, obligate us to make certain salary payments if their employment is terminated without just cause or due to a disability. If Dr. Bollon’s employment is terminated without just cause or as a result of Dr. Bollon’s disability (which means Dr. Bollon’s inability to perform his duties under the agreement for three consecutive months due to injury, illness or disability (mental or physical), as determined by an independent physician selected by Dr. Bollon with our approval), we will be required to pay Dr. Bollon a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of 23 months, whichever is less. Dr. Bollon will be entitled to receive severance payments totaling not less than six months’ of his base salary. Similarly, if Mr. Rosenblum’s employment is terminated without just cause or as a result of Mr. Rosenblum’s disability, we will be required to pay Mr. Rosenblum a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of a fixed number of months, based on the number of years Mr. Rosenblum has been employed by us. Mr. Rosenblum will be entitled to receive severance payments totaling not less than six months’ of his base salary. The foregoing factors, together with the effective control of our outstanding common stock by our officers, directors and principal stockholders, may serve as an incentive for our officers and directors to discourage certain takeover transactions, possibly resulting in the entrenchment of management and consequently reducing the value of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “will,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form S-1 under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

We are not required to deliver annual reports to stockholders, and we do not intend to voluntarily send annual reports with audited financial statements to stockholders. However, we are required to comply with the reporting requirements of the Exchange Act, and file annual, quarterly and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act. We make available free of charge on our website www.hemobiotech.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale by them under this prospectus. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive a maximum of approximately $2.0 million in gross proceeds if all the warrants included as part of the units that were sold in our December 2007 Private Placement are exercised in full. We expect that we will use the remainder of any proceeds that we receive on the exercise of such warrants to pay for FDA regulatory fees and expenses, research and development expenses, facilities improvements, general and administrative expenses (including consultant fees, salaries of officers and employees), to repay future indebtedness that we may incur, and for working capital purposes. We offer no assurance that any of the warrants will be exercised.

We will bear all expenses incident to the registration of the shares of common stock offered hereby under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “HMBT.OB.”

The range of high and low bid quotations for our common stock during each quarter of the fiscal years ended December 31, 2007 and 2006 is shown below.  Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs, or commissions.

	Years ended December 31,
	2008		2007		2006
	High	Low	High	Low	High	Low
First	$1.40	$0.85	$2.05	$1.75	$4.50	$1.38
Second	$1.40	$1.00	$2.05	$1.75	$2.40	$1.40
Third	$1.00	$0.70	$1.90	$1.63	$1.55	$1.15
Fourth			$1.45	$1.30	$2.17	$1.20

Holders of Record

As of November 30, 2008, there were approximately 81 holders of record of our common stock.

Dividend Policy

We have never declared or paid dividends on our shares of common stock. We currently intend to retain future earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that cash dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of cash dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

Equity Compensation Plan Information

The following table provides information regarding the status of our existing equity compensation plans at September 30, 2008:

Plan category	Number of shares of common stock to be issued on exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the previous columns)
Equity compensation plans approved by security holders (1)	2,312,990	$0.69	816,178
Equity compensation plans not approved by security holders	—	—	___
Total	2,312,990	$0.69	816,178
_________________________________
(1) Consists of our 2003 Stock Option/Stock Issuance Plan.

On October 31, 2008, the Company’s chief executive officer exercised his options to acquire 651,668 shares of the Company's common stock at an exercise price of $0.20 per share or $130,334. In lieu of cash payment, the chief executive officer returned 130,334 shares of  common stock valued at $130,334 to the Company for the exercise price of the options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our plan of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

PLAN OF OPERATIONS

We are primarily engaged in the research and development of human blood substitute technology exclusively licensed from Texas Tech University Health Sciences Center (“TTUHSC”). Since October 27, 2004 most of our working capital was used to pay for general and administrative costs, salaries, legal and accounting fees and the cost of raising money. After reviewing the blood substitute technology developed by researchers at Texas Tech, in January 2002 we licensed from Texas Tech the exclusive rights to various alternative compositions of HemoTech, a novel blood substitute that is based on hemoglobin (which is the key protein in red blood cells that carries oxygen) of both bovine (cow) and human origin, as well as methods for its production and use. What makes HemoTech a novel potential blood substitute product is the fact that it is comprised of hemoglobin that has been isolated from bovine blood and then chemically modified to make the product non-toxic. We also have an agreement with Texas Tech that any patent issued from its patent application relating to the induction of erythropoiesis (which is the production of red blood cells by the body) will be included under our exclusive license with Texas Tech. In addition to our license and patent agreement with Texas Tech, beginning in July 2002, we have entered into a series of Sponsored Research Agreements (“SRA”) with TTUHSC under which we are entitled to use certain of Texas Tech's production and research and development facilities in Lubbock, Texas.

In January 2007, the Company entered into a Stage IV SRA with TTUHSC for the period beginning January 1, 2007. In connection therewith, the Company made an initial payment of approximately $780,000. This amount will be charged to operations over the period of the research (see Note D to the Financial Statements). Additional payments may be made to TTUHSC under the agreement based on mutually agreed upon budgets. The SRA IV activities include maintaining the animal facility which houses a controlled herd of Hereford cows needed for the production of HemoTech and assistance in the implementation of FDA recommendations received at a Pre-IND meeting with the FDA in April 2006.  The SRA IV activities also include the manufacture of HemoTech. The product will be made at the production facility at TTUHSC and will be used for pre-clinical and clinical studies upon acceptance of the IND.  The agreement will also involve further research and development with a focus on additional uses of HemoTech and expanded patent protection.

During June 2007 we engaged a U.S. based Clinical Research Organization to assist the Company in submitting technical information to the Drug Controller General of India (DCGI) for the purpose of obtaining regulatory authority to conduct clinical trials in India. A goal is to establish clinical trials in India and if successful commercialize HemoTech in India.  This strategy may be in place prior to clinical trials and commercialization in the U.S.

Our goal is to address an increasing demand for a safe and inexpensive human blood substitute product in the United States and around the world through our licensed technology. We believe that certain initial pre-clinical and early stage human trials undertaken outside the U.S. by prior holders of this technology suggest that our licensed technology may possess properties that diminish the intrinsic toxic effects of hemoglobin and help reduce or eliminate the abnormal reaction associated with hemorrhagic shock (which is the loss of blood pressure and the lowering of vital signs resulting from the loss of blood).

We have a limited operating history, no customer base and no revenues to date. Our plan of operations for the next twelve months is focused primarily on the development of our licensed technology and business, production of our product, HemoTech, for use in Phase I U.S. clinical trials, filing of an IND with the FDA, continuing and enlarging the animal facility at Texas Tech University, upgrading our existing production facility based on FDA recommendations and furthering our intellectual property position through the introduction of additional patents and initiation of Phase I U.S. clinical studies if the IND is accepted.

We believe our cash available of $733,000 at September 30, 2008 and the cash generated by our Private Placement offering will be sufficient to fund our immediate current operations. The Company recently significantly reduced its actual and projected expenses and plans to aggressively manage cash costs. While the Company has been able to obtain such funding in the past, there can be no assurance that they will be able to do so in the future. Management's plans include continuing to finance operations through one or more private or public offerings of equity securities and monitoring and reducing discretionary expenditures. In order to complete our planned operations which includes implementing FDA recommendations necessary for submitting our IND to the FDA, upgrading the production facility, preparation for clinical trials, submitting technical information to the Drug Controller General of India (“DCGI”) for the purpose of obtaining regulatory approval to conduct clinical trials in that country, and the production of HemoTech; collectively at a cost ranging from $5,000,000 to $8,000,000, we will need to raise at least $7 million in the near term, although there can be no assurance that we can meet this timeframe. If we fail to generate enough working capital, either from future equity, or exercise of our Warrants, or revenue, we will have to curtail our planned operations.

RECENT DEVELOPMENTS

(1) NEW TECHNOLOGY:

On May 5, 2008 the Company agreed to license certain technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”). This is a technology that results in the removal and inactivation of infectious agents such as prions (which can cause Mad Cow Disease) and viruses.  Such removal and inactivation is critical in the purification of animal products for human use.  It can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries. The term of the agreement extends to the full end of the term or terms for which patent rights have not expired or, if only technology rights are licensed and no patent rights are applicable, for a term of 15 years. The license agreement calls for a nonrefundable license documentation fee of $10,000 and 500,000 shares of the Company’s common stock.  The price per share of the Company’s common stock on May 5, 2008 was $1.29 per share.  Accordingly, the Company recorded a charge to research and development expense for $655,000. The agreement also contains an annual renewal fee of $10,000 per year and a royalty based on net sales of Licensed Products (as defined by the agreement) sold by the Company that contain the patented ORTH Technology.  The royalty percentage will be lower if Licensed Products are not protected by a valid patent. The agreement calls for a minimum royalty beginning six months after approval of a Licensed Product by the FDA. No royalty applies to the embedded ORTH Technology in the sale of our HemoTech product. The Company is permitted to sublicense the ORTH Technology and TTUHSC will receive a portion of both cash and non cash remuneration received by the Company for a sublicense.  Additionally, the Company will pay a portion of any royalty received to TTUHSC.

The Company has also agreed to issue up to 275,000 additional shares of the Company’s common stock in the event TTUHSC purchases certain equipment used in the HemoTech process. The equipment will be owned by TTUHSC, which will be used to further the development of HemoTech, among other possible research uses and will be charged to research and development expense when purchased. As of September 30, 2008, no such equipment has been purchased by TTUHSC.

The agreement may be terminated by either party by mutual written agreement upon 180 days notice, or by TTUHSC based on certain provisions relating to defaults according to the agreement.

(2) PRIVATE PLACEMENT:

Beginning December, 2007 through October 31, 2008, we completed our private placement of 1,183,904 units (the “Units”), each consisting of one share of our common stock (our “Common Stock”) and one warrant to purchase our Common Stock (a “Warrant”),  resulting in gross proceeds of $1,326,000 based on a per-Unit price of $1.12.  The Warrants have an exercise price of $1.68.  The Warrants may be redeemed in whole or in part by us, upon 30 days’ written notice, at a price of $.01 per Warrant share, provided the weighted average closing price of our Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given, and the registration statement for underlying shares is effective.  Net of expenses, primarily to our financial advisor, we received net proceeds from this private placement of $1,098,000, which will be used for research and development activities, licensing and other general working capital purposes. In addition, 355,171 Warrants were issued to our placement agent with essentially the same terms as our investor Warrants; however, these Warrants are only callable when we provide a notice of redemption and a registration statement for the underlying shares is effective (see Note G(3) to the Condensed Financial Statements).

The Units were offered in accordance with Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, each investor qualified as an “accredited investor” as defined in Regulation D in order to participate in these offerings, as determined by representations made by such investors prior to their participation.  Additionally, each investor’s right to transfer the Shares and the shares of our common stock underlying the Warrants is restricted as provided in the Securities Act and the rules and regulations adopted thereunder, as well as pursuant to state securities laws.

RESEARCH AND DEVELOPMENT

We currently have two licensed technologies, “HemoTech” and “ORTH”. We expect that the remaining production, development, testing and FDA approval of HemoTech, could occur over a period of approximately four years. Our ORTH technology is essentially ready for commercialization during 2009 and requires minimal additional research and development.

HemoTech must undergo several major stages of production, development, and clinical testing before being in a position to submit its New Drug Application (“NDA”) to the FDA, as follows:

•
PRODUCTION OF HEMOTECH. In order to produce HemoTech for Phase I U.S. clinical trials, we must complete certain upgrades of the current HemoTech production facilities located at TTUHSC. A portion of these upgrades have been completed during 2006 and through 2007 and were based on recommendations from the FDA.

•
PREPARATION AND SUBMISSION OF U.S. IND APPLICATION. We started preparing material for our U.S. IND application on December 13, 2004, when we entered into our Stage II Sponsored Research Agreement with TTUHSC. We are actively planning and implementing the FDA recommendations including upgrading the production facility, preparing for clinical trials and the production of HemoTech, collectively at a cost estimated to range from $5,000,000 to $8,000,000, which are necessary for submission of our U.S. IND application and production of the product, although there can be no assurance that we will be able to meet a specified timetable or budgeted amount. We currently do not have sufficient funds available to pay this amount.  We will need to raise at least $7,000,000 in the near term in order to complete the above mentioned activities.

•
INDIA STRATEGY. During June 2007 we engaged a U.S. based clinical research organization to assist the Company in submitting technical information to the Drug Controller General of India (DCGI) for the purpose of obtaining regulatory authority to conduct clinical trials in India. A goal is to establish clinical trials in India and if successful commercialize HemoTech in India.

•
PHASE I OF OUR U.S. CLINICAL TRIALS. Once our U.S. IND application has been accepted by the FDA, we expect to be able to commence our Phase I U.S. clinical trials of HemoTech. Depending on whether the FDA accepts our U.S. IND application, we believe that we could begin Phase I U.S. clinical trials soon thereafter although there is no guarantee that we can meet this goal. We estimate that our Phase I U. S. clinical trials (including the costs of doing additional research and development of HemoTech during our Phase I U.S. clinical trials and the operational and overhead costs that we will incur during our Phase I U. S. clinical trials) could cost approximately $10.0 million, although the final cost could be more or less than this estimate, which includes the following:

•	approximately $1.4 million for the production of HemoTech;

•	approximately $1.6 million for the testing of HemoTech on humans;

•	approximately $1.9 million for personnel, administrative, and operational expenses that we expect to incur during our Phase I U. S. clinical trials;

•	approximately $1.7 million for legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase I U. S. clinical trials;

•	approximately $1.6 million for research and development costs that we expect to incur during our Phase I U. S. clinical trials; and

•	approximately $2.0 million for preparation of Phase II clinical trials.

We expect that our Phase I U. S. clinical trials would take approximately six to nine months to complete from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the rate of production of HemoTech and the availability of patients. We estimate that we will be required to raise additional capital (although there can be no assurance that we can meet this timeframe) in order to fund our Phase I U.S. clinical trials, as well as preparation for Phase II clinical trials from start to finish and to cover the related expenses described above. If submission or acceptance of our U.S. IND application is delayed for any reason and if we are unable to raise such additional capital in a timely manner, commencement of our Phase I U. S. clinical trials would also be delayed.

•
PHASE II OF OUR U.S. CLINICAL TRIALS. A Phase II clinical trial could commence subsequent to a successful Phase I trial.  We estimate that our Phase II U.S. clinical trials (including the costs of doing additional research and development of HemoTech during our Phase II U.S. clinical trials and the operational and overhead costs that we will incur during our Phase II U.S. clinical trials) will cost approximately $20.0 million, which includes the following:

•	further production of HemoTech;

•	further testing of HemoTech and related activities;

•	personnel, administrative, and operational expenses that we expect to incur during our Phase II U. S. clinical trials;

•	legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase II U. S. clinical trials; and

•	research and development costs that we expect to incur during our Phase II U. S. clinical trials.

The exact cost of each step will be determined in the future and will depend on various factors including FDA regulatory guidance and the availability of resources of TTUHSC.

We expect that our Phase II U.S. clinical trials could be completed within approximately one year from the date we start such trials, though such trials could take significantly longer to finish, depending on, among other things, the timely completion of necessary upgrades to the HemoTech production facility and the availability of patients. If commencement or completion of our Phase I U.S. clinical trials are delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase II U.S. clinical trials immediately following completion of our Phase I U.S. clinical trials, our Phase II U.S. clinical trials will be delayed.

•	PHASE III OF OUR U.S. CLINICAL TRIALS. If we are able to complete our Phase II U.S. clinical trials, we will seek approval from the FDA for our Phase III U. S. clinical trials soon thereafter.

At such time, and in order to cut the costs of conducting and completing our Phase III U.S. clinical trials, we anticipate that we will seek to enter into a partnership with a biopharmaceutical company that has expertise in the production and marketing of biological products, although there can be no assurance that we will be able to do so.

Alternatively, if we are not able to enter into such a partnership, we may seek to enter into a manufacturing arrangement with an experienced pharmaceutical manufacturer, under which such manufacturer would produce HemoTech, which would significantly reduce the costs of our Phase III U.S. clinical trials by eliminating the need to build a production facility that meets the FDA's standards for Phase III U.S. clinical trials.

If we are not able to enter into a partnership or find a manufacturer that is willing to manufacture HemoTech for us, we may be required to perform all aspects of the Phase III U. S. clinical trials independently. In this case, we estimate that our Phase III U.S. clinical trials (including the costs of doing additional research and development of HemoTech during our Phase III U.S. clinical trials and the operational and overhead costs that we will incur during our Phase III U.S. clinical trials) could cost approximately $195.0 million, which includes the following:

•	approximately $100.0 million to build a production facility for HemoTech that is suitable for such advanced testing and that meets the standards of the FDA as a product testing facility;

•	approximately $70.0 million for the further testing and production of HemoTech;

•	approximately $10.0 million for personnel, administrative, and operational expenses that we expect to incur during our Phase III U.S. clinical trials;

•	approximately $5.0 million for legal, accounting, consulting , technical and other professional fees that we expect to incur during our Phase III U.S. clinical trials; and

•	approximately $5.0 million for research and development costs that we expect to incur during our Phase III U.S. clinical trials.

We expect that our Phase III U.S. clinical trials could be finished within fifteen to eighteen months from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the timely completion of a suitable production facility for HemoTech and the availability of patients. If we are unable to partner with a pharmaceutical company, we estimate that we will be required to raise the approximately $200 million (or such lesser amount as may be required if we are successfully able to enter into a partnership) that we will need in order to fund our Phase III U.S. clinical trials from start to finish and to cover the related expenses described above. If commencement or completion of our Phase II U.S. clinical trials are delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase III U.S. clinical trials immediately following completion of our Phase II U.S. clinical trials, our Phase III U.S. clinical trials will be delayed.

The estimated costs of each of the phases of our clinical trials set forth above represent our best estimate of such expenses based on, among other things, current economic conditions and availability of materials and personnel. Since many of these phases will not even be commenced by us for another two to three years, we cannot offer any assurance that such estimates will reflect the actual amounts that we may be required to incur during each phase of our clinical trials based on, among other things, then-current economic conditions, availability of materials and personnel, and other factors that may be relevant at the time. The amounts we may actually be required to expend during any phase of our clinical trials may be significantly more than the amounts estimated by us above.

If our clinical trials are successful and we are able to meet the timelines set forth above, it is possible that an NDA could be approved by the FDA as early as mid-2010, although there can be no assurance that an NDA would be approved by such time, if ever. There can also be no assurance that we will be able to complete our clinical trials under the schedule described above, or ever, or that we will be able to develop a viable and marketable human blood substitute, even if we are able to complete our clinical trials. Further, we do not expect to generate any revenues until after such time as HemoTech has received FDA approval, if ever.

Our ORTH technology can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries. There can be no assurance that regulatory approval, if required, for this product will be obtained on a timely basis.

RESULTS OF OPERATIONS

We are a development stage company and have not generated any revenue from inception through September 30, 2008. To date, our efforts have been principally devoted to evaluating the HemoTech technology, negotiating and entering into our license agreement and Sponsored Research Agreements with TTUHSC, hiring employees and consultants, establishing our Board of Advisors, raising capital, and engaging in other organizational and infrastructure development. In addition, during 2007 the Company upgraded the production facility at Texas Tech University and maintained an animal donor facility. During 2007 we began implementing a global strategy to include submission of technical information to the Drug Controller General of India (“DCGI”). We submitted this information in early April 2008 for the purpose of obtaining regulatory authority to conduct clinical trials in India.

Total expenses, and thus our losses, totaled $14,908,000 from October 3, 2001 (inception) through September 30, 2008.

TWELVE MONTHS ENDED DECEMBER 31, 2007 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2006

Total expenses, and thus our losses, for the year ended December 31, 2007, were $3,725,000 compared with $2,571,000 for the same period a year ago resulting from significantly higher general and administrative costs and higher research and development costs. General and Administrative costs were $2,843,000 for the year ended December 31, 2007, an increase of $823,000 compared with the same period in the prior year. This increase primarily results from increases in non-cash stock based compensation to our financial consultant, employees and directors and increased salary and related costs. For the 2007 period, stock based compensation includes charges of $1,185,000, compared with $478,000 for the same period in 2006, an increase of $707,000 primarily resulting from the full year effect of a financial services agreement signed in September 2006. Research and Development expenses were $998,000 for the 2007 period, increasing $360,000 from the $638,000 in the same period in 2006 resulting primarily from significantly higher costs paid to outside laboratories and regulatory consultants. The Company also paid its Research and Development laboratories and regulatory consultants approximately $411,000 during 2007 compared to $168,000 in the prior year. Spending related to the Stage IV Sponsored Research Agreement with Texas Tech University Health Sciences Center were slightly higher in the current year compared to the prior year. Stock based compensation expense related to Research and Development activities was essentially unchanged. Net Interest cost for 2006 includes an inducement expense of $38,000 related to $200,000 principal value of our 10% Convertible Promissory Notes converted to stock, representing the difference between the conversion price and the market price at the date of conversion. Interest expense for 2007 was minimal due to all of the Company’s convertible promissory notes being either converted to stock or paid prior to December 31, 2006. Interest income decreased slightly in 2007 due to lower average bank balances compared to higher average bank balances in 2006 resulting from the warrant exercise in that period.

NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2007

Total expenses, and thus our losses, for the nine months ended September 30, 2008, were $3,047,000 compared with $2,639,000 for the same period a year ago resulting from higher research and development costs associated with the acquisition of a new technology.

Research and Development expenses were $1,606,000 for the 2008 period, increasing $860,000 from the $746,000 in the same period in 2007 resulting from the non cash acquisition of a new ORTH technology that removes and inactivates infectious agents (which can cause Mad Cow disease) and viruses valued at $655,000 (See also Note D of the Company’s Notes to Condensed Financial Statements); and from higher costs paid to outside laboratories and consultants. Spending related to the Stage IV Sponsored Research Agreement with Texas Tech Health Sciences Center was higher in the current period compared to the same period a year ago due to increased spending related to laboratory upgrades and costs associated with outside laboratory testing.

General and Administrative costs were $1,472,000 for the nine months ended September 30, 2008, a decrease of $515,000 from the prior year.  Higher professional fees and investor relations costs were more than offset by significantly lower non cash stock based compensation costs related to our financial services agreement.  The costs related to our financial services agreement were $61,000 for the current period compared to $685,000 in the prior year resulting from both the actual number of shares issued to the financial advisor (221,000 shares as of September 30, 2008) and lower share price and price per share being somewhat lower than the previously estimated number of shares (see Note G (3) to the Condensed Financial Statements).

Interest income decreased in the 2008 period due to lower cash balances. Higher cash balances during the 2007 period resulted from the holders of our Class A Warrants exercising their warrants in 2006.

LIQUIDITY AND CAPITAL RESOURCES

During the nine months ended September 30, 2008, net cash used in operating activities of $1,694,000 compared to $2,183,000 in the same period during 2007. During January, 2007 the company paid TTUHSC approximately $780,000 as an initial payment for its Stage IV Sponsored Research Agreement.  At September 30, 2008, approximately $122,000 of the TTUHSC 2007 payment is included in prepaid expenses on our Balance Sheet. During May 2008, the Company purchased the ORTH technology from TTUHSC at a cost of 500,000 shares of the Company’s common stock valued at $1.29 per share and a $10,000 cash cost, a total of $655,000.

Investing activities during 2007 include the maturation of a $1,000,000 short-term investment made in 2006 and the purchase of a certificate of deposit (restricted cash) in 2007 related to our current lease agreement.

During 2008 the Company closed on our Private Placement offering that was initiated during December, 2007.  The Company received gross proceeds from investors of $534,000 during 2008 and after financing costs the Company received net proceeds of $412,000.

We believe our cash available of $733,000 at September 30, 2008 and the cash generated by our Private Placement offering will be sufficient to fund our current operations. The Company recently significantly reduced its actual and projected expenses and plans to aggressively manage cash costs. While the Company has been able to obtain such funding in the past, there can be no assurance that they will be able to do so in the future. Management's plans include continuing to finance operations through one or more private or public offerings of equity securities and monitoring and reducing discretionary expenditures. In order to complete our planned operations which includes implementing FDA recommendations necessary for submitting our IND to the FDA, upgrading the production facility, preparation for clinical trials, submitting technical information to the Drug Controller General of India (“DCGI”) for the purpose of obtaining regulatory approval to conduct clinical trials in that country, and the production of HemoTech; collectively at a cost ranging from $5,000,000 to $8,000,000, we will need to raise at least $7 million in the near term, although there can be no assurance that we can meet this timeframe. If we fail to generate enough working capital, either from future equity, or exercise of our Warrants, or revenue, we will have to curtail our planned operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 5001 Spring Valley Road, Suite 1040-West, Dallas, TX 75244, and our telephone number is (972) 455-8950.

We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech". HemoTech is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech a novel product. HemoTech is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech is non-toxic based on initial foreign clinical studies.

Dr. Mario Feola and Dr. Jan Simoni, Texas Tech University Health Science Center School of Medicine ("TTUHSC") researchers and recognized blood substitute authorities, developed HemoTech over 20 years of research. HemoTech has been tested in a European pre-clinical regulatory study conducted at the Research Toxicology Centre S.p.A. in Rome, Italy, in 1990 to 1992 and preclinical studies at ISI St. Antimo in Naples, Italy from 1989 to 1991 and a limited human clinical trial in Africa in 1990, with what we believe to be favorable results. These initial studies suggest, although no FDA approved studies have been undertaken and there can be no assurance that later stage trials will confirm these findings, that this novel red blood cell substitute:

•	can act as a carrier of oxygen;
•	produces no adverse toxicity of the kidneys, or the nervous system;
•	produces no adverse inflammatory reactions;
•	can dilate the blood vessels (which is called vasodilatory activity) and can reduce narrowing of blood vessels (or vasoconstriction) that follows hemorrhage;
•	has erythropoietic activity (which is the production of red blood cells in the body);
•	has lower oxygen affinity (which is how tightly oxygen binds to the hemoglobin) than other competing blood substitutes, approximating the oxygen affinity of native human red blood cells;
•	has the ability to remain in the blood vessels; and can sustain a close-to-normal amount of plasma in the blood.

We have obtained an exclusive, worldwide license from Texas Tech University for the core patents covering certain key markets, including primary markets in North America, Europe and Asia. We also have a strategic partnership with TTUHSC that allows us to utilize research and production facilities at TTUHSC and TTUHSC scientists, surgeons and medical staff. Our relationship with TTUHSC is governed by license and research agreements that, among other things, grant us the exclusive worldwide intellectual property rights to the HemoTech technology in exchange for equity ownership and payment of the fees associated with our use of TTUHSC facilities, materials and personnel.

We believe the structure of these license and research agreements could be attractive to potential pharmaceutical company partners and could be positive factors for the commercializing of HemoTech.

The FDA has cited the Adenosine/GSH modified hemoglobin strategy used in HemoTech as a viable strategy for a needed new generation red blood cell substitute. The FDA indicated at a meeting on April 29, 2008 the toxicity of previous first generation substitutes and the need for a new generation substitute.  Our strategy for HemoTech is protected by issued patents in 21 countries.

On May 5, 2008 the Company agreed to license certain technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”). This is a technology that results in the removal and inactivation of infectious agents such as prions (which can cause Mad Cow Disease) and viruses.  Such removal and inactivation is critical in the purification of animal products for human use.  It can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries. The term of the agreement extends to the full end of the term or terms for which patent rights have not expired or, if only technology rights are licensed and no patent rights are applicable, for a term of 15 years. The license agreement calls for a nonrefundable license documentation fee of $10,000 and 500,000 shares of the Company’s common stock.  The price per share of the Company’s common stock on May 5, 2008 was $1.29 per share.  Accordingly, the Company recorded a charge to research and development expense for $655,000. The agreement also contains an annual renewal fee of $10,000 per year and a royalty based on net sales of Licensed Products (as defined by the agreement) sold by the Company that contain the patented ORTH Technology.  The royalty percentage will be lower if Licensed Products are not protected by a valid patent. The agreement calls for a minimum royalty beginning six months after approval of a Licensed Product by the FDA. No royalty applies to the embedded ORTH Technology in the sale of our HemoTech product. The Company is permitted to sublicense the ORTH Technology and TTUHSC will receive a portion of both cash and non cash remuneration received by the Company for a sublicense.  Additionally, the Company will pay a portion of any royalty received to TTUHSC.

The Company has also agreed to issue up to 275,000 additional shares of the Company’s common stock in the event TTUHSC purchases certain equipment used in the HemoTech process. The equipment will be owned by TTUHSC, which will be used to further the development of HemoTech, among other possible research uses and will be charged to research and development expense when purchased. As of November 30, 2008, no such equipment has been purchased by TTUHSC.

The agreement may be terminated by either party by mutual written agreement upon 180 days notice, or by TTUHSC based on certain provisions relating to defaults according to the agreement.

Background

The development of HemoTech is based on the idea that free hemoglobin-based blood substitutes can no longer be considered simply vehicles for transporting oxygen and carbon dioxide. Rather, they should possess properties that diminish the intrinsic toxic effects of hemoglobin and help eliminate the abnormal reactions associated with the loss of blood pressure and the lowering of vital signs resulting from the loss of blood during hemorrhage. We believe we have a purification method necessary for the purity of our hemoglobin solutions. We believe this purification method will allow us to produce HemoTech in a cost-effective manner by avoiding many of the expensive and capital intensive purification methods used by some of our competitors.

We believe the potential market for red blood cell substitutes is large and growing. The Theta Reports indicate that each year in the United States, over four million patients receive transfusions of over 14 million units of red blood cells in HemoBioTech, Inc.'s targeted markets of acute anemia, cancer and ischemia (the inadequate flow of blood due to constriction or obstruction of blood supply).

In addition to peacetime need, emergencies typically add to the demand for blood substitutes. For many years, the U.S. military has had an interest in an effective blood substitute.

There are several critical factors shaping the U.S. blood market. The market is facing increasing demand while the available supply remains stagnant. Banked blood continues to increase in cost and still entails risks related to infection and immune response. A safe, cost effective blood substitute has numerous advantages over the current blood supply:

•	minimize the risk of infections by infectious agents such as hepatitis and HIV (which causes AIDS) and adverse reactions in patients;
•	be compatible with all blood types, allowing earlier administration, increasing survivability for trauma patients and preventing supply shortages related to specific blood types;
•	possess a significantly longer shelf life (six months or greater) than that of donated red blood cells (42 days), allowing a wider range of administration and increased stockpiling; and
•	derived from a potentially large supply, countering the critical shortage of banked human blood worldwide.

HemoBioTech, Inc.'s scientific team has delineated molecular mechanisms to explain both HemoTech's non-toxicity and pharmacological activities. This team first identified the factors that lead to toxicity. They then developed both an isolation method that ensures the purity of Hb solutions and a chemical modification method that results in the lack of intrinsic toxicity. This research led to the development of HemoTech, which, in addition to its physiological properties of Hb, has additional pharmacological activities that effectively eliminate blood vessel constriction, improve the release of oxygen into the body and produce an anti-oxidant and anti-inflammatory effect and induces erythropoiesis production (production of red blood cells).

HemoTech Description

Our product, HemoTech, is an oxygen-carrying solution that performs like red blood cells. It can address an increasing yet unmet demand for safe and inexpensive blood in the US and around the world. It also can address many of the medical, logistical and economical concerns associated with red blood cell transfusion.

HemoTech is created by reacting pure bovine hemoglobin with three chemicals: o-adenosine 5'-triphosphate ("o-ATP"), o-adenosine and reduced glutathione ("GSH"). These chemicals permit chemical modification of the hemoglobin to create the observed beneficial activities of HemoTech and introduce necessary changes to the hemoglobin that control oxygen affinity and other biological activities.

The use of o-adenosine has a number of biological benefits. First, it counteracts the properties of hemoglobin that cause narrowing of the blood vessels. Additionally, the o-adenosine reduces the potential of hemoglobin to cause inflammation in the body. HemoTech also relaxes hemorrhage-induced narrowing of the blood vessels. GSH permits the alteration of the surface charge of HemoTech, which is also an essential feature of our novel hemoglobin modification procedure. GSH also lowers oxygen affinity to a level that is near that of native red blood cells.

Bovine blood isolated and utilized for the commercial production of HemoTech will be taken only from healthy cows from a controlled herd with records over several generations and a controlled diet to protect against "BSE" (bovine spongiform encephalopathy, also known as mad cow disease). Immunological test for special proteins called prions which cause BSE can be utilized to test brain and spinal cord material.

We believe that blood substitutes currently undergoing FDA trials have limited potential for success in the broad human blood use market because they generate various levels of hemoglobin-based toxicity. A number of blood substitute candidates were developed before the intrinsic toxicity of hemoglobin was identified, and few companies have modified their approach to creating blood substitutes based on recent findings related to hemoglobin toxicity because of significant investments already made to advance lead compounds through FDA trials. Based on initial studies, we believe that HemoTech's primary benefits include:

•	non-toxicity:
•	an oxygen affinity that closely mimics that of human red blood cells and does not cause an adverse affect that results from excessive interaction with oxygen;
•	the stimulation of the production of red blood cells in the body, which allows the body to replace its native blood supply in half the time it would otherwise take following a transfusion;
•	a half life of approximately 24 hours, which is desirable given the body's ability to produce red blood cells, which allows the body to replace it with its own supply;
•	high purification, which may eliminate the risk of infection and adverse immune reactions in patients;
•	the ability to be stored at 4ºC (39ºF) for six months or more and for an extended period when frozen (compared to 42 days for banked blood at 4ºC), and the ability to be stockpiled easily;
•	compatibility with all blood types and availability for administration within minutes;
•	the ability to be produced from a ready and vast supply of cow blood; and
•	the potential to be produced at a price competitive with current banked blood and other blood substitute products.

Clinical Status - HemoTech

HemoTech underwent foreign pre-clinical and human clinical testing in the late 1980's and early 1990's. Pre-clinical testing included research performed by TTUHSC at its laboratories in Lubbock, Texas in the mid to late 1980's, at ISI St. Antimo Laboratories in Naples, Italy from 1989 through 1991, and a European IND study conducted from 1990 through 1992 at the Research Toxicology Center S.p.A. (the "RTC") in Rome, Italy. This research was based on the following:

•	in vivo animal studies; and
•	in vitro testing using various human cell lines.

These tests focused on:

•	toxicity;
•	the way in which the product affects blood vessels;
•	immunological and inflammatory activity, as well as the way in which HemoTech interacts with oxygen (which is called oxidative activity);
•	stability; and
•	therapeutic potential.

We believe the results of these pre-clinical tests support HemoTech's non-toxicity and biological activity, although there can be no assurance that future later stage trials will confirm these findings. These pre-clinical tests generated more than 80 abstracts and papers, and an official European IND report has been issued supporting the pre-clinical non-toxicity results in cell and animal studies.

The human non-FDA clinical trial was performed at the Institut de la Recherche en Sciences de la Sante, Centre de l'Anemie S. S. (Kinshasa, Zaire) in 1990. In that study, nine children suffering from sickle cell anemia received HemoTech in significant volumes (approximately 25% of total blood volume) over a two-hour period. These patients experienced significant near-term improvements as their general condition improved, episodes in which sickle cells block the blood vessels were reduced, pain was quickly relieved, and blood vessel dilatation and better tissue oxygenation were indicated. The patients were monitored over a three-month period. These studies showed no toxicity and an induction of red blood cell production. These studies were published in the medical journal, Surgical Gynecology & Obstetrics, volume 174, number 5, pages 379-386 (1992). In addition to the clinical improvements in the patients, these initial studies indicate that HemoTech:

•	produces no adverse kidney, nervous system, oxidative or inflammatory reactions in humans;
•	can reduce the narrowing of blood vessels that follows hemorrhage;
•	has low oxygen affinity and can work as a physiological oxygen carrier;
•	induces red blood cells production in the body;
•	has prolonged intravascular persistence; and
•	can sustain a close-to-normal level of plasma in the blood.

The results of the HemoTech clinical studies have not demonstrated any negative side effects. Since the results of the HemoTech clinical studies showed that the product promotes vasodilation, rather than narrowing of the blood vessels, and that the product increases red blood cell production, the product has indicated, in such clinical studies, that it is non-toxic. However, the corporation that sponsored the European IND faced financial difficulties that were independent of the HemoTech program and therefore was unable to continue to sponsor the program. Accordingly, the HemoTech technology was returned to TTUHSC in 1995. TTUHSC subsequently constructed a production facility for HemoTech and attempted to raise money to support the research, development, testing and commercialization of HemoTech, but these activities were outside the scope of TTUHSC's expertise, so the university then sought to license the HemoTech technology. In 2002, we entered into our license agreement with TTUHSC.

We believe the results of the HemoTech clinical trials are significant because they represent a rare example of a non-toxic administration of a blood substitute product. Furthermore, this trial demonstrated in humans the pharmacological activity of HemoTech. There can be no assurance, however, that future later stage trials will support or confirm these findings.

The HemoBioTech team, under the direction of Dr. Simoni, is currently working on advanced research in the fields of toxicity and efficacy which will be funded by us, and expects to develop innovative modifications of the existing patented technology resulting in new clinical applications for HemoTech in the following areas:

•	trauma and blood disorders;
•	cardiopulmonary bypass surgery including angioplasty;
•	organ and tissue transplantation; and
•	oncology (the treatment of cancer).

One of the chief objectives of the team is to further evaluate the pharmacological effects of HemoTech. The proposed research is aimed at further understanding the vasodilatory and anti-inflammatory action of HemoTech at the molecular level. The team also is developing improved laboratory methods for the evaluation of clinical samples during HemoTech's human trials, which will be licensed by us.

ORTH Technology

Orthogonal Purification Technology makes use of a combination of techniques that include a series of steps to deactivate and clear transmissible spongiform encephalopathies (“TSE”) agents and viruses from animal fluids. This technology has first been applied to the production of bovine hemoglobin. Such a method does not affect the hemoglobin chemical structure and biochemical/physiological functions and preserves its value as a starting material in free hemoglobin-based blood substitute production. This combinational technique could apply towards purification of TSE agents from animal fluids for the production of hemoglobin and various plasma protein fractions of bovine and human origin. The novelty of this technology is to achieve more efficient elimination and inactivation of TSE based agents and viruses from hemoglobin solutions or various plasma protein fractions. This technology has been tested by a nationally recognized independent laboratory and has shown higher elimination rates than other technologies.

The pharmaceutical industry methods for TSE agent removal are based mainly on affinity and ion exchange chromatography and size-exclusion filtration. The existing industry methods are expensive and time consuming and use chemical treatment which is not applicable to unstable proteins like hemoglobin. The heme protein can easily dissociate into unstable dimers and oxidize thereby losing its ability to transport oxygen. Other industrial filtration methods are capable of reducing prion proteins less efficiently but do not inactivate infectious agents.

The ORTH Technology allows robust and reliable elimination of infectious agents, such as prions and viruses from the final product, using independent clearance steps, inactivation and removal. This is a critical purification process in enhancing the safety that is needed for approval to sell such products. HemoBioTech believes that the orthogonal approach may purify significantly more than the current governmental standard.

The ORTH Technology prevents the spread of transmissible spongiform encephalopathies (“TSE”), also know as prions or mad cow disease, as well as viruses. The Food and Drug Administration (“FDA”) strictly regulates medicinal products and cosmetics that contain ingredients from animals. The technology is being used in the manufacturing of HemoBioTech’s lead product, HemoTech, potentially the first viable substitute for human blood. HemoTech is composed of chemically modified bovine hemoglobin.

The ORTH Technology could allow robust and reliable elimination of infectious agents, such as prions and viruses from the final product, using independent clearance steps, inactivation and removal. This is a critical purification process in enhancing the safety that is needed for approval to sell such products. The market for pharmaceutical and cosmetic products for human use derived from animals (including human sources) is in excess of $7 billion. The ORTH Technology provides a significant improvement in the methods currently available to clear TSE/BSE.

Research and Development Activities

During the years ended December 31, 2007, and 2006, the Company's financial statements reflect, $998,000 and $638,000 respectively, charged to expense for research and development activities.

During the nine months ended September 30, 2008 and 2007, the Company’s financial statements reflect $1,606,000 and $746,000, respectively charged to expenses for research and development activities and includes the acquisition of a new technology, ORTH, that removes and inactivates infectious agents (which can cause Mad Cow disease) and viruses valued at $655,000 (See also Note D of the Company’s Notes to Condensed Financial Statements). Spending related to the Stage IV Sponsored Research Agreement with Texas Tech Health Sciences Center was higher in 2008 compared to the same period a year ago due to increased spending related to laboratory upgrades and costs associated with outside laboratory testing.

On January 22, 2002, the Company entered into an exclusive license agreement with TTUHSC with respect to receiving certain patented rights.  The Company is committed to the exploitation of such patented rights. In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTUHSC (subject to anti-dilution protection).  In addition, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTUHSC technologies.  The funding of the $1.2 million is subject to the Company obtaining FDA approval of a blood substitute product. Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. The shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations.  As of December 31, 2007, such approval had not been obtained.  In addition, the Company reimburses TTUHSC for all intellectual property protection costs and patent maintenance fees related to HemoTech.  On May 20, 2004, TTUHSC agreed to waive its anti-dilution protection in exchange for 135,765 additional shares of common stock.  Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations.

In addition, in July 2002, the Company entered into a Sponsored Research Agreement (“SRA”) with TTUHSC for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to December 31, 2006. Our Stage III SRA was for the period January 1, 2006 through December 31, 2006.  Through the SRA, the Company funds, on a yearly basis, costs associated with the further research of HemoTech conducted at TTUHSC. In December 2004 and January 2006, the Company paid approximately, $231,000 and $287,000 respectively, to fund the ongoing phases of research under the SRA.

In January 2007, the Company entered into a Stage IV SRA with TTUHSC for the period beginning January 1, 2007. In connection therewith, the Company made an initial payment of approximately $780,000.  This amount will be charged to operations as incurred based on monthly reporting to the Company by TTUHSC. Additional payments may be made to TTUHSC under the agreement based on mutually agreed upon budgets. The SRA IV activities include maintaining the animal facility which houses a controlled herd of Hereford cows needed for the production of HemoTech and assistance in the implementation of FDA recommendations received at a Pre-IND meeting with the FDA in April 2006.  The SRA IV activities also include the manufacture of HemoTech. The product will be made at the production facility at TTUHSC and will be used for pre-clinical and clinical studies upon acceptance of the IND.  The agreement will also involve further research and development with a focus on additional uses of HemoTech and expanded patent protection.

Intellectual Property

HemoTech

We have licensed from TTUHSC exclusive worldwide rights to HemoTech under a U.S. patent issued in August 1995. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute," and its foreign counterparts, claim various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use. Protection under this U.S. patent expires on August 8, 2012.

Under the terms of the license agreement, in 2002 we issued to TTUHSC in lieu of any royalties, licensing fees, sublicensing fees and any other payments (other than certain patent maintenance costs), 678,820 shares (approximately 5% of our then-authorized common stock) to TTUHSC. These shares initially were subject to anti-dilution protection until such time as we expend at least $15,000,000 on the research, development, testing and commercialization of HemoTech. In connection with the issuance of units in our October 2004 Private Placement, in lieu of receiving the entire number of shares of common stock to which it would have been entitled as a result of our issuance of units, under the terms of a letter agreement with us, dated May 20, 2004, TTUHSC agreed to accept an additional 135,765 shares of our common stock and an aggregate payment of $60,000 (including payment of patent maintenance costs and expenses paid by TTUHSC) in exchange for removing the anti-dilution provision. We have not made any other payments to TTUHSC under the license agreement and we are not required to make any payments under the license agreement except as follows:

•
to reimburse TTUHSC for certain patent maintenance costs of the HemoTech patent and any other patent that becomes covered by the license agreement, within 30 days of receiving notice from TTUHSC that such amounts are due;

•
to pay prosecution costs and costs of foreign counterpart applications on all future "designated inventions," which includes patentable inventions created by TTUHSC's employees under the Sponsored Research Agreement; and

•	cost to maintain our patent position in 21 foreign countries.

In May 2006 TTUHSC filed a new patent application to cover the induction of erythropoiesis (which is the increase of red blood cell production), which is a major activity of HemoTech. We have exercised our option to include this technology in our license agreement with TTUHSC.  There can be no assurance that TTUHSC will be granted a new patent prior to expiration in August 2012 or at all. If issued, this new patent, exclusively owned by TTUHSC, could give us additional protection for the commercial use of HemoTech. Under the terms of our license agreement with TTUHSC, title to inventions made solely by inventive contributions of employees of TTUHSC shall be owned by TTUHSC; title to inventions made solely by inventive contributions of employees of HemoBioTech, shall be owned by HemoBioTech; and title to inventions made by joint inventive contributions of employees of both TTUHSC and HemoBioTech shall be jointly owned by TTUHSC and HemoBioTech. In addition to the proposed erythropoiesis patent, the Company, working with TTUHSC, are developing a broad patent strategy that focuses on improvements in production and purification methods used in the manufacturing of HemoTech, use of HemoTech and other potential future product formulations for specific medical indications, formulaic modifications of HemoTech's platform technology and use of the platform technology for other targets.

In addition to our U.S. rights, we enjoy patent protection in several European and Asian nations as well as Australia and Canada. In all, our licensed foreign patents have been issued by or designated (in the case of patents issued by the European Patent Office) in 21 foreign nations. Furthermore, continued testing of HemoTech may, although there can be no assurance, result in refinements that are patentable, thereby extending patent protection for forthcoming HemoTech derivatives.

ORTH Technology

We have obtained an exclusive, worldwide license from Texas Tech University for commercialization of the ORTH technology. Our strategic partnership with TTUHSC allows us to utilize the research facilities at TTUHSC and TTUHSC scientists and research staff. Our relationship with TTUHSC is governed by license agreements that, among other things, grant us the exclusive worldwide intellectual property rights to the ORTH technology in exchange for equity ownership and payment of the fees associated with our use of TTUHSC facilities and personnel.

We believe the structure of these license agreements will assist us in obtaining sublicensing contracts with potential pharmaceutical, biotechnology and cosmetic companies and could be positive factors for the commercialization of the ORTH technology.  In connection with our licensing agreement, a patent was filed for the ORTH technology in December 2007 covering the ORTH technology. If issued, this new patent, exclusively owned by TTUHSC could give us protection for the commercial use of the ORTH technology.

Supply and Demand

According to a 2008 World Health Organization (WHO) report, the shortage of safe blood is compounded by the shortage of donors in developing countries where blood is needed the most. Of the estimated 81 million units of blood donated every year around the world, only 39% comes from developing countries, contributing to a global blood shortfall of around 40 million units a year. Despite efforts to rectify this imbalance, the average number of blood donations has not improved significantly in developing countries — it remains around 12 times higher in industrialized countries than in developed countries.

Experts predict hospitals will see a 4 million unit-a-year blood shortage by 2030. Without an ample supply, doctors face tragedy in the operating room and soldiers face death on the battlefield. According to the New York Blood Center, 600,000 pints of blood are used each year in the metropolitan area for one million transfusions. Every day, 1,500 pints of blood must be collected to keep pace with demand. During a blood shortage, deliveries of blood are cut back to local hospitals; a hospital may ask for 100 pints of blood and only receive 75 pints.

Increasing Cost

According to Tissue Link Medical, Technical Brief No. 305, the actual cost of a red blood cell transfusion has increased dramatically in recent years and currently ranges between $500-1,000 per unit of blood. The major factors contributing to this increase include additional costs related to testing, screening, processing, type matching and overhead. In light of recent stricter guidelines to ensure the safety of blood, such as more stringent screening for transmittable diseases and standard leukoreduction (eliminating the white blood cells that can carry infections), the cost of blood is expected to continue to rise.

Blood Supply Safety

Sensitive screening tests in the United States have greatly reduced the risk of infectious disease transmission in the domestic population, but unacceptable risks still remain. According to the American Red Cross, the risk of infection from, or adverse reaction to, a single blood transfusion is:

•	1:1,000 – 3,000 for bacterial infections
•	1:205,000 for Hepatitis B
•	1:935,000 for Hepatitis C
•	1:2,135,000 for HIV

These probabilities compound quickly, however, for major procedures, such as organ transplants and trauma, which require fifty units of blood on average. Even in minor surgeries, which require six to eight units of blood, the probabilities of contracting infections or experiencing adverse reactions are not insignificant.

We believe that our product's initial foreign clinical testing produced data that supported HemoTech's biological activity and non-toxicity in humans. Additionally, the product demonstrated anti-inflammatory and vasodilatory activity, as well as erythropoietic activity. No negative side effects have been seen to date, prompting more than 80 abstracts and papers, and an official European Investigational New Drug Application supporting the preclinical non-toxicity results in cell and animal studies. Subsequent to HemoTech's clinical studies, HemoBioTech's researchers delineated the molecular mechanisms of HemoTech. These data confirm the properties of HemoTech observed during clinical studies and constitute positive support for potential future FDA regulatory filings by HemoBioTech as well as valuable information for future product research and development.

Production and Material Supply

The Company's proprietary production method consists of reacting pure bovine hemoglobin with three chemicals--o-adenosine 5'-triphosphate (o-ATP), o-adenosine, and reduced glutathione (GSH)--chemically modifying the hemoglobin to create beneficial activities and effect changes that control oxygen affinity and other biological activities. A benefit of o-adenosine is that it counteracts the hemoglobin properties that cause the narrowing of blood vessels. It also reduces the potential of hemoglobin to cause inflammation.

The preference for bovine hemoglobin as an erythrocyte substitute, first proposed by the TTUHSC researchers, was based on indications that bovine hemoglobin was more effective than isolated human hemoglobin at transporting oxygen; that bovine erythrocytes were widely available; and that human and bovine diseases transmissible by blood could be avoided by collecting erythrocytes exclusively from select healthy cattle. Bovine blood isolated and utilized for production of HemoTech is taken only from healthy cows, from a controlled herd.

HemoBioTech has the exclusive worldwide license from TTUHSC covering all intellectual property associated with HemoTech. The Company further has access to TTUHSC staff and equipment necessary to produce, test, and certify HemoTech, with access to University laboratory facilities and a blood substitute production facility TTUHSC has constructed on its campus specifically for the production of HemoTech. HemoBioTech has the right to assist in recruiting personnel, including student interns, and obtaining state and federal grants for its research, development, and manufacturing programs.

Business Strategies

We believe the most likely path to commercialization of HemoTech, if ever developed and approved for sale, will involve a partnership with a major pharmaceutical company. Because commercialization of a major pharmaceutical product requires a significant amount of capital, HemoBioTech will seek to identify and enter into partnership agreements with one or more pharmaceutical companies to partner in the late stages of clinical trials.

HemoBioTech's ability to research, develop, and successfully commercialize HemoTech is dependent upon its collaborative relationships with TTUHSC as well as outside consultants. Our outside consultants will collaborate on key projects and are assisting HemoBioTech in their creation and submission of the U.S. IND (Investigational New Drug) application, clinical trials and conducting additional research activities.

In order to achieve its goal, HemoBioTech has determined that it must meet the following objectives:

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Upgrade its Current Production Facilities. To produce HemoTech for Phase I U. S. clinical trials, HemoBioTech must complete upgrades to its current production facilities at TTUHSC. The initial phase of this plan was completed at the end of the second quarter of 2005. The second phase was completed during 2006. Financing the initial phase was included in HemoBioTech's Stage II Sponsored Research Agreement payment to TTUHSC in December 2004 and the additional upgrade is part of the Stage III sponsor agreement signed in 2006 as well as additional expenditures if necessary. Our Stage IV SRA includes upgrades to our production facilities based on FDA recommendations.

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Preparation and Submission of U.S. IND Application. Under terms of their Stage II sponsored research agreement, TTUHSC provided HemoBioTech support services for preparation of its U.S. IND application. This included conversion of data from European IND application into electronic format, summarization and analysis of its pre-clinical CMC ("Chemistry Manufacturing and Controls") data and analysis of its proposed Phase I U.S. clinical trial testing procedures. The Company expects to complete preparation of its U.S. IND application and is targeting to submit it to the FDA in late 2009. The estimated cost of submitting the application as well as the production of HemoTech is approximately $7,000,000 or greater.

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Phase I of our U.S. Clinical Trials. A Phase I U.S. clinical trial for HemoTech will commence subsequent to the acceptance of the IND application.  We estimate that our Phase I clinical trials (including costs of doing additional research and development of HemoTech during our Phase I U.S. clinical trials and the operational and overhead costs that we will incur during our Phase I U.S. clinical trials) could cost approximately $10.0 million, although the final cost could be more or less than this estimate.

•
During June 2007 we engaged a U.S. based Clinical Research Organization to assist the Company in submitting technical information to the Drug Controller General of India (DCGI) for the purpose of obtaining regulatory authority to conduct clinical trials in India. A goal is to establish clinical trials in India and if successful commercialize HemoTech in India.  This strategy may be in place prior to clinical trials and commercialization in the U.S.

Competition

If approved for commercial manufacture and marketing, we believe HemoTech will have a unique competitive advantage over other products under testing or under development since we believe HemoTech is the only product that addresses all aspects of the intrinsic toxicity (vasoconstriction, oxidative stress and inflammatory reactions) of hemoglobin. We believe the lack of toxicity in HemoTech, based on studies to date, is due to the chemical modification of the hemoglobin in our product. Furthermore, we believe our bovine-derived red blood cell product provides HemoTech with an additional competitive edge over products developed from outdated human red blood cells or from perfluorochemicals (which are synthetic chemical blood substitutes), because bovine blood is safer, more readily available, more convenient and more cost effective.

Our key competitors include:

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Northfield Laboratories has been developing PolyHeme®, which is based on hemoglobin from what we believe to be outdated human blood. Although Northfield completed its Phase III U.S. clinical trials, in 2002 Northfield's product did not receive approval by the FDA for use in elective surgery due to results concerning safety and efficacy. Northfield has completed the PolyHeme(R) Phase III U.S. clinical trial for use in ambulatory trauma cases. Since Northfield's product has completed the Phase III U.S. clinical trial, it could be deemed to be at a more advanced trial stage than HemoTech, although their product was previously rejected by the FDA for use in elective surgery.

•
Biopure Corporation has been developing Hemopure®, a bovine hemoglobin-based blood substitute. Although Biopure completed its Phase III U. S. clinical trials, Biopure's product failed to receive a biologic license application clearance from the FDA in 2003. The FDA has asked Biopure to perform additional safety testing on its product.

•	Sangart, Inc. has created a hemoglobin-based blood substitute, Hemospan. The product is in clinical testing in Europe.

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Synthetic Blood International, Inc. is a development stage company, developing biotechnology products. It specializes in creating pharmaceuticals and medical devices in the fields of liquid ventilation, oxygen therapeutics, implanted glucose sensing, and blood substitutes using flurocarbon-based technology. Prior flurocarbon-based technologies have suffered from toxicity.

Government Regulation

HemoBioTech, Inc.'s product, manufacturing activities, and proposed clinical trial of that product are subject to regulation by the United States Food and Drug Administration ("FDA") and by other federal, state, local and foreign authorities. Pursuant to the Food, Drug, and Cosmetic Act of 1938, as amended ("FD&C Act"), the Public Health Service Act ("PHS Act"), and the regulations promulgated thereunder, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of drugs and biologics, including blood and blood substitutes.

The FDA has expansive regulatory authority which may be enforced through product recalls, seizures and other civil and criminal sanctions. The FDA is considering changes to its approach to "follow-on biological" products (which are the biological product equivalent to generic pharmaceutical products). Changes that would facilitate the approval of such products could have an adverse impact on the Company's long term strategy to the extent that its product is deemed to be a biological product.

FDA APPROVAL PROCESS--PRECLINICAL AND CLINICAL TRIALS. A new drug or biologic cannot be distributed in the United States unless approved by the FDA; FDA approval of new drugs and biologics comes at end of a lengthy process and only after the FDA determines that the article at issue is safe and effective for its intended use or uses. Whether FDA approves a product is a function of the agency's discretion.

In order to gather sufficient data to demonstrate the safety and efficacy of a new drug or biologic, the manufacturer is usually required to sponsor clinical trials, i.e., trials in humans, under the jurisdiction of the FDA. In order to conduct or sponsor a clinical trial of a new drug or biologic, the manufacturer must submit an Investigational New Drug ("IND") application. The IND application must contain sufficient and specific animal test data, toxicological, pharmacological and other data to assure FDA that the initial clinical trial will not endanger the health of the patients or subjects involved. The Company has not submitted an IND to clinically test HemoTech  but is targeting submitting its IND during late 2009. The Company will include in its IND application for HemoTech the results of the use of HemoTech in other countries. A Company may not begin clinically testing until its IND has been approved by the FDA or 30 days have elapsed since the filing and the FDA has not objected. However, as a practical matter, few manufacturers will begin clinical testing if the FDA has expressed concern about the proposed study.

During June 2007 we engaged a U.S. based Clinical Research Organization to assist the Company in submitting technical information to the Drug Controller General of India (DCGI) for the purpose of obtaining regulatory authority to conduct clinical trials in India. A goal is to establish clinical trials in India and if successful commercialize HemoTech in India.

The FDA recognizes three clinical trial phases. A Phase I study is typically closely monitored and may be conducted in patients or volunteer subjects. These studies are designed, in part, to determine the metabolic and pharmacologic actions of the drug or biologic, the side effects associated with increasing doses, to gain early evidence, if possible, of its effectiveness, and gather sufficient information to permit the design of well-controlled, scientifically valid Phase II study. Usually, a Phase I study involves between 20 and 80 subjects or patients, as the case may be.

Phase II studies include controlled clinical studies to evaluate the effectiveness of the drug or biologic for a particular indication in patients with a given condition under study to determine the common short-term side effects and risks associated with the drug or biologic. Phase II studies are well controlled, closely monitored, and conducted on a relatively small cohort usually involving no more than several hundred patients.

Phase III studies are expanded, well controlled and closely monitored studies designed to provide sufficient data so that FDA can determine the product's effectiveness and safety and to provide adequate basis for physician labeling. Phase III studies usually include from several hundred to several thousand patients.
Research and development activities are costly, time-consuming, and may not be successful, and there can be no assurance that our product candidate, HemoTech, even if it is approved to enter Phase I clinical trials, will be approved to enter subsequent phases or will be approved for marketing by the FDA. Moreover, even after completion of a Phase III study, FDA may decline to approve the New Drug Application or Biologics License Application, as the case may be.

FDA REGULATION. The FDA closely regulates companies that sponsor clinical trials, that manufacture drugs or biologics that are being clinically tested or that manufacture approved products. The FDA may conduct an inspection of any Company facility and may take regulatory action if it believes that Company has violated the FD&C Act or PHS Act, including by way of example, issuing observational findings (FDA 483), issuing a Warning Letter, seizing products, placing a "hold" on an IND, revoking INDs, revoking approved NDAs or BLAs, or criminally prosecuting the Company or its employees. During clinical testing phases, FDA may inspect to ensure, among other things, that the health and welfare of the patients enrolled in clinical studies are being appropriately protected, that all subjects have executed informed consent forms approved by an Institutional Review Board, and that the product is being manufactured in a way that ensures that it is not adulterated. Post approval surveillance by the FDA is equally rigorous.

FDA GOOD MANUFACTURING PRACTICES AND REPORTING. The FDA requires drug and biologics manufacturers to comply with Good Manufacturing Practices (“GMP”) regulations. The regulations require that manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; drug or biologics components or raw materials; manufacturing specifications and processes; labeling and packaging; in-process and finished product inspection and acceptance; and record keeping requirements. Generally, GMP status is necessary to manufacture products for human use.

Employees

As of November 30, 2008, the Company has four full-time employees and four employees through a contract with TTUHSC. Outside consultants are employed as needed to provide various services. We rely heavily on personnel employed by TTUHSC who provide services to us under the Sponsored Research Agreement. In addition, we also employ outside consultants from time to time to provide various services. We have experienced good employee relations and are not and never have been a party to a collective bargaining agreement.

Properties

We currently do not own any property. We currently operate out of an approximately 4,000 square foot facility provided to us by Texas Tech under the sponsored research agreement. This facility is located in Lubbock, Texas. In June 2007, we signed a five year lease, which is renewable for approximately 2,000 square feet of office space in Dallas, Texas at the Providence Towers, 5001 Spring Valley Road, Suite 1040- West, Dallas, Texas 75244, which we use as our corporate headquarters.

Legal Proceedings

We are not a party to any material litigation or threatened litigation.

MANAGEMENT

Executive Officers

The following table shows the positions held by our executive officers, and their ages, as of September 30, 2008.

Name	Age	Position
Arthur P. Bollon, Ph.D.	65	Chairman of the Board of Directors, President and Chief Executive Officer

Mark J. Rosenblum, CPA	55	Chief Financial Officer and Secretary

Jan Simoni, PhD., DVM	57	Acting Vice President and Principal Investigator of Research and Development and Advisor

Mario Feola, M.D.	81	Chief Medical Officer

Arthur Bollon. Since April 8, 2003, Dr. Bollon has served on a full-time basis as our Chairman, President and Chief Executive Officer. In 1991, Dr. Bollon was a founder of Cytoclonal Pharmaceutics, Inc., a publicly traded biopharmaceutical company, and served as Chairman, President and Chief Executive between 1991 and 2002. In 1987 Dr. Bollon was a founder of Wadley Biosciences Inc. / LPL, a joint venture between Wadley Institute and Phillips Petroleum, and served as Chairman, President and Chief Executive Officer from 1987 to 1991.

Mark J. Rosenblum. Mr. Rosenblum has served as our Chief Financial Officer since April 1, 2005. From August 1985 through June 2003, Mr. Rosenblum was employed by Wellman, Inc., a public chemical manufacturer.  Between 1996 and 2003, Mr. Rosenblum was the Chief Accounting Officer, Vice President and Controller at Wellman, Inc. Mr. Rosenblum is a certified public accountant.

Jan Simoni. Dr. Simoni has served as our Acting Vice President and Principal Investigator of Research and Development since 2002, through a Sponsored Research Agreement with Texas Tech University, where he is employed. Dr. Simoni has also served as an Advisor since July, 2005. Since 1993, Dr. Simoni has served as the Blood Substitute Group Leader at TTUHSC and is an Professor of Research in the Department of Surgery at TTUHSC, where Dr. Simoni co-invented HemoTech.

Mario Feola. Dr. Feola has been our full-time Chief Medical Officer since November 1, 2004. From December 14, 2003 through October 31, 2004, Dr. Feola served as our Chief Medical Officer on a part-time basis. Dr. Feola has served as a Professor of Surgery at TTUHSC, where Dr. Feola co-invented HemoTech.

Board of Directors

The following table shows our directors, the date on which they commenced services as director, their ages, and the committees on which they serve as of November 30, 2008.

Name	Age	Director Since
Arthur P. Bollon, Ph.D.	65	April 2003

Ghassan Nino, CPA, CMA	41	October 2003

Robert Baron	69	November 2004

Robert Comer, CPA, MBA	76	April 2005

Lt. General Bernhard Mittemeyer, M.D. (U.S. Army, retired)	78	December 2004

Arthur Bollon. Dr. Bollon has served on a full-time basis as our Chairman of the Board, President and Chief Executive Officer since April 8, 2003. Dr. Bollon has over 25 years of experience in biotechnology as an executive, scientist and entrepreneur.  He serves on the Advisory Board of the Institute of Biological Sciences and Technology at the University of Texas at Dallas and in 2003 he co-founded Biogress, LLC, a biotechnology service company. Between 1991 and 2002, Dr. Bollon was Chairman, President and Chief Executive Officer of Cytoclonal Pharmaceutics, a publicly traded biotechnology company which he co-founded in 1991. Cytoclonal Pharmaceutics completed an initial public offering in 1995. In 1987, Dr. Bollon was a founder of Wadley Biosciences Inc./Lymphokine Partners, a partnership between Wadley Cancer Center and Philips Petroleum. Between 1987 and 1990, Dr. Bollon was Chairman and CEO of the Wadley Biosciences Inc. Between 1979 and 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center. Between 1972 and 1979, Dr. Bollon served as an Assistant Professor at the University of Texas Health Science Center in Dallas. He has also served as Adjunct Professor at the University of Texas at Dallas. He received his Ph.D. in Molecular Genetics from Rutgers University and was a Post Doctorate Fellow at Yale University.

Ghassan Nino.  Mr. Nino has served as our Vice Chairman of the Board since October 6, 2003. Mr. Nino founded our predecessor-in-interest, HemoBioTech, Inc., a Texas corporation, in December 2001.  Between October 6, 2003 and July 15, 2004, Mr. Nino served as our Vice Chairman and Acting Chief Financial Officer.  Mr. Nino resigned as an employee and officer of the Company, effective as of July 15, 2004, and continues to serve as our non-executive Vice Chairman of the Board.  In April 2003, Mr. Nino co-founded Biogress LLC, a biotech service company, and has served as its managing director since that time.  In April 2002, Mr. Nino founded Pave Systems Inc., a technology software company, and has served as its managing director since that time.  In August 1998, Mr. Nino founded Ascend Mobility, Inc., a business and technology advisory company, and served as a director of Ascend until March 2004.  Mr. Nino expects to continue devoting time to these and other ventures during his tenure with us.  Between 1997 and 1998, Mr. Nino was a Practice Development Director at Deloitte Touche Tohmatsu.  Mr. Nino received his M.B.A. degree from California State, Fullerton.

Robert Baron.  Mr. Baron has served on the board of directors of the Company since November 2004. Currently, Mr. Baron is a director of Opko Health, Inc., a publicly traded clinical stage biopharmaceutical company, Andover Medical, Inc., a publicly traded medical equipment distributor. Previously, Mr. Baron served as the President of Cash City, Inc. from 1999 to 2003. Cash City is a payday advance and check cashing business and was sold to a public company. From 1997 to 1999 Mr. Baron was the President of East Coast Operations for CSS/TSC, Inc., a distributor of blank t-shirts and fleece and accessories and a subsidiary of Tultex, Inc., a publicly held company. From 1986 to 1997, Mr. Baron was the chairman of T shirt City, Inc., a privately held company sold to Tultex Co. Mr. Baron currently serves on the compensation committee as chairman, the audit committee and nominating and corporate governance committee.

Robert Comer.  Mr. Comer has served as a director since April 6, 2005. Mr. Comer currently serves as Chairman of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. From 1994 to the present, Mr. Comer has been involved in contract consulting and served as our Acting Chief Financial Officer between November 18, 2004 and April 1, 2005. From 1991 to 1994, he served as Chief Financial Officer of Banc One Management and Consulting Corporation. From 1987 to 1991, Mr. Comer was Managing Partner of Robert W. Comer & Associates. From 1985 to 1987, Mr. Comer was a Director of Financial Management Services of InterFirst Corporation. From 1969 to 1981, Mr. Comer was an audit partner with Arthur Andersen & Co. Mr. Comer received his B.S. and M.B.A. degrees from Indiana University.

Lt. General Bernhard Mittemeyer, M.D. (U.S. Army, retired).  Lt. Mittemeyer has served as a member of our Board of Directors since December 10, 2004, and currently serves on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Mittemeyer served as our Advisory Board Chairman from November 5, 2003 to December 9, 2004.  Dr. Bernhard T. Mittemeyer currently serves as Professor of Urological Surgery in the Department of Urology of the School of Medicine at the Texas Tech University Health Sciences Center.  During his 21 years at Texas Tech, Dr. Mittemeyer served the institution in several positions; most recently as Interim President of the Health Sciences Center, Interim Dean of the School of Medicine and as Chief of the Division of Urology. Before coming to Texas Tech in 1986, Dr. Mittemeyer served 28 years in the Army, rising to the rank of Lieutenant General and retiring in 1985 as Army Surgeon General, the highest position open to Army physicians. As Surgeon General of the Army from 1981 to 1985, he was Chief Executive Officer of the Army Medical Department and Senior Medical Staff Advisor to the Chief of Staff of the Army and the Secretary of the Army. Prior to his assignment as the Army Surgeon General, Dr. Mittemeyer served as Commander and Chief Executive Officer of Walter Reed Army Medical Center, the military’s largest tertiary care, research and teaching hospital. Other key Army assignments have included:  Chief of the Army Medical Corps and Chief of Professional Services; Commander of the U.S. Army Medical Command in Korea; Army Division Surgeon and Medical Battalion Commander of the 101st Airborne Division in Vietnam. Dr. Mittemeyer holds numerous military decorations and citations, including the Distinguished Service Medal, the Army’s highest peacetime award, as well as the Distinguished Flying Cross and Bronze Star Medal for valor in combat.  Non military honors include an honorary Doctor of Law from Movarian College, an honorary Doctor of Science from William Jewell College and the Alumni Achievement Award in Health Policy from Temple University School of Medicine. Dr. Mittemeyer received his Doctor of Medicine Degree from the Temple University School of Medicine in Philadelphia. He has authored or co-authored more than 40 publications and has made numerous presentations in the areas of Urology, Surgery, Health Care Administration and Leadership over his more than 50 year career in medicine.

There are no family relationships among our directors or executive officers.  No director has been a general partner or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it.  No director has been convicted of a criminal offense or is the subject of a pending criminal proceeding.  No director has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.  No director has been found by a court to have violated a federal or state securities or commodities law.

Under the terms of the Company’s Sponsored Research Agreement, dated July 18, 2002, with Texas Tech University Health Sciences Center, pursuant to which Texas Tech agreed to assist the Company in continuing to develop the Company’s HemoTech product as a potential viable human blood substitute, Texas Tech has the right to designate to our Nominating and Corporate and Governance Committee one person for consideration by the committee for nomination as a director of our Board.  Dr. Mittemeyer is Texas Tech’s Board designee.  Texas Tech’s right to designate a Board nominee candidate terminated on October 13, 2006.

Under the terms of our October 2004 private placement, Meyers Associates, L.P. has the right to designate to our Nominating and Corporate and Governance Committee one person for consideration by the committee for nomination as a director of our Board or alternatively, at its option, to designate one person to attend all meetings of the Board.  Robert Baron is Meyers Associates, L.P.’s Board designee.  Meyers Associates’, L.P. right to designate a Board nominee candidate will terminate when Meyers Associates, L.P. no longer owns at least 10% of our outstanding capital stock.

Consultants and Advisors

The Company utilizes various consultants and advisors for research, development and testing of its technologies and products. The Company periodically confers with such consultants and advisors as necessary to discuss research, development and testing strategies and specific details of certain projects. Certain of the listed consultants and advisors have entered into agreements specifying the terms and scope of their individual advisory relationship with the Company. The Company does not believe that termination of any individual consulting or advisory agreement would materially affect its business. Other than Lawrence Helson, none of the consultants or advisors are employed by the Company and, therefore, may have commitments to, or consulting or advisory contracts with, other entities which may compete with their obligations to the Company. The Company's consultants and advisors are as follows:

Frederick Frank, Business Advisory Director. Mr. Frank has served as a member of our Business Advisory Board since November 14, 2003. [Mr. Frank has been with Lehman Brothers for over 37 years and was named to his current position of Vice Chairman in 1996.   Before that, Mr. Frank was associated with Smith Barney where he was Vice President, Co-Director of Research, and a Director. During his years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He serves on the board of directors of several companies, including Pharmaceutical Product Development, Inc., EPIX Pharmaceuticals and eSoft Inc. Mr. Frank is Chairman of the National Genetics Foundation and Chairman of the Irvington Institute for Immunological Research. He is a former Director and Trustee of Salk Institute. He serves on the Advisory Boards for Yale School of Organization and Management, Johns Hopkins Bloomberg School of Public Health, the Massachusetts Institute of Technology Center of Biomedical Innovation and the Harvard School of Public Health. He is a graduate of Yale University and received an M.B.A. from Stanford University.

Walter Haeussler, Advisor. Mr. Haeussler retired from the private practice of law, served as a member of our Board of Directors from March 2004 to January 2008 and currently serves as a member of our Advisory Board.  Between August 1998 and August 2002, Mr. Haeussler served as the Director of Technology Transfer at Texas Tech University. Between August 2002 and March 2004, he served as General Counsel to Advisys Inc., an animal biotech company.  Between July 1993 and August 1998, Mr. Haeussler served as the President of the Cornell Research Foundation at Cornell University.  Between 1972 and 1983, Mr. Haeussler was the Managing Partner of Jones Tallar & Cooper, an intellectual property law firm.  Mr. Haeussler serves as a member of the Board of Directors of Thoriun Power, Inc., an alternate energy source company.  Mr. Haeussler received his J.D. degree from Duquesne University.

Lt. General Ronald R. Blanck, D.O., (U.S. Army, Retired), Scientific Advisor. Dr. Blanck has served as one of our Scientific Advisors since November 4, 2003. From 2000 to 2005, Dr. Blanck has served as the President of the University of North Texas Health Science Center at Fort Worth. Between 1968 and 2000, Dr. Blanck served as the U.S. Army Surgeon General. Dr. Blanck also serves as a member of the Board of Directors of Carrington Laboratories, Inc., a public research based biopharmaceutical, medical device, raw materials and nutraceutical company that is engaged in the development, manufacturing and marketing of naturally-derived complex carbohydrates and other natural product therapeutics for the treatment of major illnesses, the dressing and management of wounds and nutritional supplements. Dr. Blanck's military honors include Distinguished Service Medals, the Defense Superior Service Medal, the Legion of Merit, the Bronze Star and Meritorious Service and Army Commendation Medals. Dr. Blanck is a graduate of the Philadelphia College of Osteopathic Medicine.

Lawrence Helson, M.D., FAAP, Scientific Advisor. Dr. Helson has served as one of our Scientific Advisors since October 2004. Since 2001, Dr. Helson has been a Vice President Clinical Affairs and Bioresearch for Napro Biotherapeutics Inc. Since 2003, Dr. Helson has been a consultant with Meyers Associates, L.P.. From 1974 to 1986, Dr. Helson was an Associate Professor of Pediatrics at Cornell University Medical School. From 1972 to 1984, Dr. Helson was an Assistant Member, and from 1984 to 1986 an Associate Member, of Memorial Sloan Kettering Cancer Center. Dr. Helson received his M.D. degree from the University Of Geneva School Of Medicine. Mr. Helson is a consultant of the Company at the rate of $1,500 per month for his services.

Board Committees

The Company has a standing Audit Committee, which was formed in April, 2005, a standing Compensation Committee, which was formed in April, 2005, and a standing Nominating and Corporate Governance Committee, which was formed in May 2006.

The Audit Committee consists of Bernhard Mittemeyer, Robert Comer (Chairman) and Robert Baron . The Audit Committee has adopted a formal written charter, which is available on the Company’s website at www.hemobiotech.com.  Each of Messrs. Comer and Mittemeyer is “independent” under Rule 10A-3(b)(1)(ii) under the Exchange Act, and Dr. Mittemeyer is “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”).  In addition, the Board of Directors has determined that Mr. Comer qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

The Compensation Committee consists of Bernhard Mittemeyer and Robert Baron (Chairman). The Compensation Committee has adopted a formal written charter, a copy of which is available on the Company’s website at www.hemobiotech.com.  Dr. Mittemeyer is independent under Rule 4200(a)(15) of the NASD.

The Nominating and Corporate Governance Committee was formed and consists of Bernhard Mittemeyer, Robert Baron (Chairman) and Robert Comer. The Nominating and Corporate Governance Committee has adopted a formal written charter, a copy of which is available on the Company’s website at www.hemobiotech.com.  Dr. Mittemeyer is independent under Rule 4200(a)(15) of the NASD.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the other most highly compensated executive officers of HemoBioTech. We refer to these executive officers in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Arthur P. Bollon, Ph.D., Chairman of the Board, Chief Executive Officer & President	2007 2006	242,909 203,144	1,868 5,568	62,815 53,188	0 0	307,592 261,900

Mark J. Rosenblum, C.P.A., Chief Financial Officer & Secretary	2007 2006	172,301 170,721	99,643 42,219	43,355 41,688	0 0	315,299 254,628

Mario Feola, M.D., Chief Medical Officer	2007 2006	80,000 78,461	3,061 3,072	-- --	0 0	83,061 81,533

Jan Simoni, Ph.D., DVM, Acting Vice President and Principal Investigator of Research and Development	2007 2006	54,570 52,471	59,000 37,000	-- --	0 0	113,570 89,471

Footnotes

(1)
The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our statement of operations for the year 2007.  The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model.  The assumptions used to estimate fair value are discussed in Note C(3) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
We awarded bonuses to the Named Executive Officers based on o the Executive Officers’ employment agreements. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column.

Stock Option Grants and Exercises

The Company may grant options to its executive officers under the Amended and Restated 2003 Stock Option/Stock Issuance Plan (the “Plan”). As of September 30, 2008, options to purchase a total of 2,312,990 shares were outstanding under the Plan and options to purchase 816,178 shares remained available for grant under the Plan. Generally, the exercise price per share for the options granted under the Plan will not be less than the fair market value of the stock on the date of grant.

Our Compensation Committee administers the Plan. Subject to the terms of the Plan, the Compensation Committee determines the recipients, the number and type of stock options to be granted, the exercise price and the terms and conditions of the stock options.

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding grants of stock options held by our Named Executive Officers at December 31, 2007.  We have never granted any stock appreciation rights.

		Option Awards
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Arthur P. Bollon, Ph.D.	2007	651,668(5)	0.20		October 31, 2008(5)
Mark J. Rosenblum, C.P.A	2007	50,010(1)	24,990.85		April 1, 2015
		19,787(2)	5,213	2.20	March 31, 2016
		46,878(3)	28,122	2.00	March 31, 2017
Mario Feola, M.D.	2007	271,528	0.18		December 15, 2013
Jan Simoni, Ph.D., DVM	2007	217,781(4)	53,747.18		July 13, 2015

Footnotes

(1)	Granted on April 1, 2005, these options currently vest at the rate of 1,563 options per month.

(2)	Granted on March 31, 2006, these options currently vest at the rate of 347 options per month.

(3)	Granted on March 31, 2007, these options currently vest at the rate of 1,042 options per month.

(4)	Granted on July 13, 2005, these options currently vest at the rate of 2,828 options per month.

(5)
On October 31, 2008, the Company’s chief executive officer exercised his options to acquire 651,668 shares of the Company's common stock at an exercise price of $0.20 per share or $130,334. In lieu of cash payment, the chief executive officer returned 130,334 shares of common stock valued at $130,334 to the Company for the exercise price of the options.

Board Compensation and Benefits

Retainer, Fees and Expenses. Non-employee directors currently receive retainers in quarterly increments based on an annualized rate of $15,000 a year.  On November 17, 2005, the Compensation Committee voted to amend the compensation amounts awarded to directors to $20,000 per annum after the next round of financing resulting in proceeds to the Company of at least $10 million.

Further, we will reimburse our directors for reasonable accommodations, coach travel and other miscellaneous and customary expenses relating to such director’s attendance of Board meetings, payable promptly on submission of actual receipts for such expenses.

No directors currently receive consulting fees from the Company. Directors who are also employees of the Company (currently, only Dr. Bollon) receive no additional compensation for service on the Board.

Stock Options. On joining the Board, each non-employee director receives an option to purchase 15,000 shares of common stock, which will vest immediately, and will become eligible to receive, at the end of each calendar quarter, an additional option to purchase 7,000 shares of common stock, all of which will vest immediately.  The exercise price of these options for our directors owning less than 5% of our common stock will be the fair market value of our common stock as of the last Friday of each quarter and have a term of ten years.  For all directors with a 5% or greater ownership in our common stock, the exercise price shall be 110% of the fair market value at the date of grant and the option term will be five years. During the last fiscal year, our non-employee directors received option grants to purchase 100,000 shares of common stock at a range of exercise prices between $1.40 and $2.20 per share.

Director Compensation Table

The following table shows the cash and non-cash compensation awarded to or earned by our Directors in the previous fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Robert Baron	15,000	28,708	0	43,708
Arthur Bollon, Ph.D.	0	N/A	0	0
Robert Comer, CPA	15,000	28,708	0	43,708
Bernhard Mittemeyer, M.D.	15,000	28,708	0	43,708
Ghassan Nino, CPA, CMA	15,000	22,331	0	37,331

(1)
The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our statement of operations for the year 2007.  The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model.  The assumptions used to estimate fair value are discussed in Note C(3) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
As of December 31, 2007, the non-employee Directors held options to purchase the following numbers of shares of our common stock: Mr. Baron: 65,000; Mr. Comer: 60,000; Dr. Mittemeyer: 97,582; and Mr. Nino: 50,000.

Other Benefits

We offer medical insurance for all of our employees. The cost to the Company for providing these benefits in 2007 for our Named Executive Officers was approximately $46,000.

The Company does not presently sponsor a defined contribution 401(k) savings plan for its employees and does not maintain any other retirement or pension plan for its employees.

Change in Control Arrangements

Our 2003 Plan provides that each grant may provide for the earlier exercise of an option right in the event of a "Change-in-Control" or similar event. For this purpose, a "Change-in-Control" includes (1) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company's outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction; (2) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets; or (3) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities from a person or persons other than the Company. Following specified Change-in-Control transactions, the vesting and exercise of specified equity awards generally will be accelerated only if the awardee's award agreement so specifies. The standard form of stock option agreement provides for the option to become fully vested and exercisable immediately prior to the effective date of a Change-in-Control; provided that the option will not become exercisable on an accelerated basis if and to the extent: (i) the option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change-in-Control transaction or (ii) the option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares covered by the option at the time of the Change-in-Control and provides for the subsequent payout of that spread no later than the time the option shares would have otherwise become exercisable.

Our employment agreements with our Named Executive Officers contain provisions triggered by a change in control. See "Employment Agreements and Other Arrangements" below.

Employment Agreements and Other Arrangements

As a part of the company’s current plan to reduce actual and projected costs, the company has adjusted downward, the salaries for Dr. Bollon, Mr. Rosenblum and Dr. Feola. Upon the raising of additional capital, the company expects to re-instate the provisions of these executives’ employment agreements.

Employment Agreement with Arthur P. Bollon. On October 6, 2003, we entered into an amended employment agreement with Dr. Bollon, under which Dr. Bollon agreed to serve as our Chairman of the Board, President and Chief Executive Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Dr. Bollon an annual base salary of $265,000 plus annual cost-of-living increases and health benefits. The parties agreed that payment of Dr. Bollon's base salary and benefits would be deferred until such time as the Company raised at least $4.0 million. On July 15, 2004, Dr. Bollon agreed to forgive all deferred compensation and benefits accrued and owing as of October 13, 2004, the date of the closing of the minimum offering of our private placement financing. Commencing as of October 13, 2004 and through such time as we complete a subsequent financing of $10.0 million, Dr. Bollon has agreed to an adjusted base salary at the rate of $150,000 per annum, payable in accordance with his employment agreement. In addition to Dr. Bollon's base salary and benefits package agreed to in October 2003, we granted to Dr. Bollon an option to purchase 651,668 shares of our common stock at an exercise price of $.20, all of which are fully vested and exercisable as of April 23, 2007.

On January 3, 2005, the Company and Dr. Bollon agreed to extend the term of his employment to October 6, 2007. Under an amendment to Dr. Bollon's employment agreement, dated April 6, 2005, we agreed that following our consummation of equity and bank financings having gross proceeds to us of at least $10.0 million, Dr. Bollon's base salary will be increased and Dr. Bollon will be entitled to receive an annual bonus equal to 25% of his then-effective base salary. In the event Dr. Bollon's employment with us is terminated other than voluntarily by Dr. Bollon or for "just cause", Dr. Bollon will be entitled to receive a pro rated portion of the bonus that would otherwise have been due. Further, we agreed that, on the consummation of such a $10.0 million financing, Dr. Bollon will be entitled to receive a onetime bonus in the amount of $52,500 and the term of his employment will be extended to the three-year anniversary of the closing date of such $10.0 million financing. Effective November 17, 2005, the agreement was further amended to provide an increased current base salary and extension of the employment agreement to October 6, 2008. In May 2006, Dr. Bollon’s salary was further increased and his employment agreement was extended through October 31, 2009. In April 2007, Dr. Bollon’s salary was further increased and his employment agreement was extended through October 13, 2010. Dr. Bollon’s annual base salary on September 30, 2008 was $251,300. On October 31, 2008, the Company’s chief executive officer exercised his options to acquire 651,668 shares of the Company's common stock at an exercise price of $0.20 per share or $130,334. In lieu of cash payment, the chief executive officer returned 130,334 shares of common stock valued at $130,334 to the Company for the exercise price of the options.

Dr. Bollon's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties, (3) the voluntary termination of Dr. Bollon other than as a result of a Constructive Termination Event (as defined below), (4) Dr. Bollon's death or disability, and (5) termination of Dr. Bollon for cause. In the event of Dr. Bollon's voluntary termination or on termination for cause, Dr. Bollon will not be entitled to receive any Severance Payment (as defined in the employment agreement) and will be entitled to receive only his base salary through the effective date of termination. In the event of Dr. Bollon's termination without cause (i.e., following a Constructive Termination Event, as defined in the employment agreement, or on Dr. Bollon's death) or as a result of a disability, Dr. Bollon will be entitled to receive severance payments of equal monthly installments of his then base salary for a minimum of six and a maximum of twelve months salary.

As partial consideration for his base salary, Dr. Bollon agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Dr. Bollon would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Dr. Bollon agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, under the terms of Dr. Bollon's employment agreement and a Technology Assignment Agreement dated October 31, 2003, Dr. Bollon agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes. Finally, under the terms of Dr. Bollon's employment agreement and a confidentiality, proprietary information and inventions agreement, dated October 31, 2003, Dr. Bollon agreed not to use or disclose any of our confidential information or trade secrets at any time.

Employment Agreement with Mark J. Rosenblum. On April 1, 2005, we entered into an employment agreement with Mr. Rosenblum, under which Mr. Rosenblum agreed to serve as our Chief Financial Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Mr. Rosenblum an annual base salary plus annual cost-of-living increases and customary benefits including health insurance and relocation expenses. On April 23, 2008, the Company extended Mr. Rosenblum’s agreement until April 23, 2010. At the end of each fiscal year during the term of his employment agreement, Mr. Rosenblum will receive a bonus equal to 25% of his then-effective base salary.  Mr. Rosenblum’s base salary on September 30, 2008 was $173,400.

In addition, the agreement states that on completion of each year of service, Mr. Rosenblum will be entitled to receive an additional option to purchase at least 25,000 shares of our common stock, which will be granted on the anniversary of his employment agreement, at an exercise price equal to the fair market value of our common stock at such time.

Mr. Rosenblum's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties, (3) the voluntary termination of Mr. Rosenblum other than as a result of a Constructive Termination Event (as defined above), (4) Mr. Rosenblum's death or disability, and (5) termination of Mr. Rosenblum's employment for cause. In the event of Mr. Rosenblum's voluntary termination or on termination for cause, Mr. Rosenblum will not be entitled to receive any severance payment and will be entitled to receive only his base salary through the effective date of termination. In the event of Mr. Rosenblum's termination without cause (i.e., following a constructive termination event or on Mr. Rosenblum's death) or as a result of a disability, Mr. Rosenblum will be entitled to receive  severance payments of equal monthly installments of his then base salary for a minimum of six and a maximum of twelve months salary.

As partial consideration for his base salary, Mr. Rosenblum agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Mr. Rosenblum would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Mr. Rosenblum agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, Mr. Rosenblum agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes that he conceives of in the course of his employment with us. Finally, Mr. Rosenblum agreed not to use or disclose any of our confidential information or trade secrets at any time.

Employment Agreement with Mario Feola. On December 14, 2003, we entered into an employment agreement, under which Dr. Feola agreed to serve as our Chief Medical Officer. Dr. Feola is a co-inventor of our product, HemoTech. The agreement called for an initial base salary and included an option grant in the amount of 271,528 options. Dr. Feola currently works on a part-time basis and his role will increase as the company advances towards clinical trials. Dr. Feola’s annual salary on September 30, 2008 was $40,000.

Arrangement with Dr. Jan Simoni. Dr. Simoni has served as our Acting Vice President and Principal Investigator of Research and development since 2002, through a Sponsored Research Agreement with Texas Tech Health Sciences Center, where he is employed, and an Advisor since July, 2005. Since 1993, Dr. Simoni has served as the Blood Substitute Group Leader at Texas Tech and is an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech.

On July 13, 2005, the Company entered into an advisory agreement with Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech. The agreement provides for 271,528 non-qualified stock options to purchase shares of our common stock.

Confidentiality and Indemnification Agreements

In connection with their respective employment, consulting and advisory agreements, each of the foregoing individuals have either entered into separate confidentiality, proprietary information and inventions agreements or else such confidentiality provisions were contained in each individual's employment, consulting or advisory agreement. In addition, we have entered into indemnification agreements with each of Mr. Nino, Dr. Bollon, Mr. Haeussler, Mr. Baron, Dr. Mittemeyer, Mr. Rosenblum and Mr. Comer under which we have agreed to indemnify each of such individuals from and against all claims that may be brought against them as a result of their position as an executive officer or member of our Board of Directors.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission damages. Our certificate of incorporation requires us to indemnify and advance expenses to our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Our certificate of incorporation provides that we may indemnify and advance expenses to any officer, employee or agent of the Company or any other person that we are permitted to indemnify under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•
conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September, 2008 (except as noted) regarding the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

•	each of our directors and nominees for director;

•	each of our Named Executive Officers; and

•	all our directors and executive officers as a group.

The number of shares owned and percentage ownership in the following table is based on 20,120,791 shares of common stock outstanding on September 30, 2008. Except as otherwise indicated below, the address of each officer, director and 5% stockholder listed below is c/o HemoBioTech, Inc., 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of September 30, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Nino Partners, LLC 15889 Preston Road, Ste. 2006 Dallas, Texas 75248	1,851,047 (1)	9.2%
Russell Cleveland c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	2,955,999 (2)	15.0%
Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	2,955,999 (2)	15.0%
Renaissance US Growth Investment Trust PLC c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,710,000 (2)	9.0%
US Special Opportunities Trust PLC c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,245,999 (2)	6.2%
Renaissance Capital Growth & Income Fund III, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,200,000 (3)	6.0%
Texas Tech University System 3601 4th Street, BA 112 Lubbock, Texas 79430-6206	1,314,585 (4)	7.0%
Meyers Associates, L.P. 45 Broadway, 2nd Floor New York, New York 10006	2,867,671 (5)	14.0%
Bruce Meyers 45 Broadway, 2nd Floor New York, New York 10006	2,867,671 (6)	14.0%
Management:
Arthur P. Bollon, Ph.D.	1,906,116 (7)	9.1%
Ghassan Nino, CPA, CMA	3,223,383 (8)	16.0%
Mark J. Rosenblum, CPA	210,870 (9)	1.0%
Mario Feola, M.D.	271,528 (10)	1.3%
Robert Baron	133,254 (11)	*
Bernhard Mittemeyer, M.D.	116,582 (12)	*
Robert Comer, CPA, MBA	79,000 (13)	*
Jan Simoni, Ph.D., DVM	248,889 (14)	1.2%
All Directors, Nominees and Executive Officers as a group (8 persons)	5,972,399 (15)	27.2%
__________________

*	Represents less than 1% of the outstanding shares of our common stock.

(1)
The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the beneficial owners on February 13, 2008. The Schedule 13G/A was filed on behalf of Ghassan Nino, the Vice Chairman of our Board of Directors, Nino Partners, LLC, a Texas limited liability company (“Nino Partners”).  Mr. Nino is the Managing Member of Nino Partners and, as such, has sole voting and dispositive power with respect to the 1,851,047 shares of common stock owned of record by Nino Partners.

(2)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 14, 2008. The Schedule 13G was filed on behalf of US Special Opportunities Trust PLC (“BFS”), Renaissance US Growth Investment Trust PLC (“R US”), RENN Capital Group, Inc. (“Renn”) and Russell Cleveland.  Renn is the investment adviser to BFS and the investment manager to R US.  Mr. Cleveland is the President and Chief Executive Officer of Renn.  As of February 14, 2008, each of BFS and R US was the owner of record and beneficial owner of 1,245,999 and 1,710,000 shares of common stock, respectively.  Each of BFS and R US share voting and dispositive power over their respective shares with Renn.  Mr. Cleveland may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Renn.

(3)
The indicated ownership is based solely on information filed with the SEC by Renaissance Capital Growth & Income Fund III, Inc. (“RCG”) on February 14, 2007. RCG has sole voting and dispositive power over 1,200,000 shares of common stock.

(4)
Under the terms of the license agreement with Texas Tech, in lieu of receiving royalty payments under the license agreement, we agreed to issue to Texas Tech a payment equal to 5% of our then-authorized capital stock (678,820 shares), subject to anti-dilution protection.  On May 2004, TTU agreed to waive its anti-dilution protection in exchange of 135,765 shares of common stock. The Chancellor of Texas Tech University System has sole voting and dispositive power with respect to the shares of our common stock owned by Texas Tech. On May 5, 2008, under the terms of the licensing agreement with Texas Tech for the new technology titled “Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids“, we issued 500,000 shares of the company’s common stock.

(5)
The number of shares of common stock that Meyers Associates, L.P. could be deemed to beneficially own includes: (a) 537,500 shares of our common stock, issued to Meyers Associates, L.P. in connection with our October 2004 private placement; (b) 475,000 shares of common stock issued to Mr. Bruce Meyers, President of Meyers Associates, L.P., as a part of our October, 2004 private placement; and (c) 1,500,000 shares pursuant to the financial consulting services agreement dated September 12, 2006.  These shares are subject to forfeiture in the event the consultant fails to achieve certain performance criteria set forth in the agreement. The amount also includes our December 2007 Private Placement Offering, wherein Meyers Associates, L.P. receives 30% of all warrants issued to investors.  Accordingly, Meyers Associates, L.P. was issued a warrant to purchase 212,136 shares of our common stock on December 31, 2007, a warrant to purchase 90,535 shares of our common stock in March, 2008, and a warrant to purchase 52,500 shares of our common stock in June, 2008.

The foregoing does not include the following warrants beneficially owned by Meyers Associates, L.P. because of an agreement by the holders of such warrants to not exercise such warrants until six months after the effectiveness of a registration statement registering the shares underlying such warrants:  (x) a warrant to purchase 787,960 shares of our common stock; (y) a warrant to purchase 690,888 shares of our common stock issued to Bruce Meyers, the President of Meyers Associates, L.P., which were issued to Mr. Meyers on the consummation of our October 2004 private placement; and (z) a warrant to purchase 441,180 warrants to Imtiaz Khan,  Meyers Associates’, L.P. Vice President.

(6)
The number of shares of common stock that Bruce Meyers, President of Meyers Associates, L.P., could be deemed to beneficially own includes: (a) 475,000 shares of common stock allocated to Mr. Meyers by Meyers Associates. L. P. out of the 1,500,000 shares of common stock that were issued to Meyers Associates, L.P. in the October 2004 private placement; (b) 537,500 shares of our common stock, issued to Meyers Associates, L.P. in connection with our October, 2004 private placement; and (c) 1,500,000 shares pursuant to the financial consulting services agreement dated September 12, 2006.  These shares are subject to forfeiture in the event the consultant fails to achieve certain performance criteria set forth in the agreement. As President of Meyers Associates, L.P., Mr. Meyers has voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates, L.P. and issuable on exercise by Meyers Associates, L.P. of the foregoing warrants.  The amount also includes our December 2007 Private Placement Offering, wherein Meyers Associates, L.P. receives 30% of all warrants issued to investors.  Accordingly, Meyers Associates, L.P. was issued a warrant to purchase 212,136 shares of our common stock on December 31, 2007, a warrant to purchase 90,535 shares of our common stock in March, 2008, and a warrant to purchase 52,500 shares of our common stock in June, 2008.

The foregoing does not include the following warrants beneficially owned by Bruce Meyers because of an agreement by the holders of such warrants to not exercise such warrants until six months after the effectiveness of a registration statement registering the shares underlying such warrants:  (y) a warrant to purchase an aggregate of 690,888 shares of our common stock allocated to Mr. Meyers by Meyers Associates, L.P. out of the 2,382,372 warrants that we issued to Meyers Associates, L.P. in connection with our October 2004 private placement; and (z) warrants to purchase 787,960 shares of our common stock issued to Meyers Associates, L.P. in connection with our October, 2004 private placement.

(7)
Dr. Bollon is the Chairman of the Board, President and Chief Executive Officer.  The number of shares of common stock that Dr. Bollon may be deemed to beneficially own includes: (a) 860,502 shares of common stock owned of record by Dr. Bollon; (b) 217,223 shares of common stock owned of record by Biogress LLC, of which Dr. Bollon is a principal member and founding partner and has 50% voting and dispositive power; (c) options to purchase 651,668 shares of common stock granted on October 31, 2003, directly beneficially owned by Dr. Bollon, all of which are fully vested and immediately exercisable; (d) options to purchase 58,334 shares of common stock granted to Dr. Bollon on April 23, 2008.  The number of shares of common stock that Dr. Bollon may be deemed to beneficially own does not include unvested options to purchase 41,666 shares of common stock granted in 2008. All option grants to Dr. Bollon have a five year term; and (e) an aggregate of 117,000 shares of our common stock owned of record by various relatives of Dr. Bollon.  Dr. Bollon disclaims beneficial ownership of all shares owned of record by each of his relatives listed above, and such shares will be subject to the same rights and restrictions as those shares of common stock beneficially owned by Dr. Bollon.

On October 31, 2008, the Company’s chief executive officer exercised his options to acquire 651,668shares of the Company's common stock at an exercise price of $0.20 per share or $130,334. In lieu of cashpayment, the chief executive officer returned 130,334shares of common stock valued at $130,334 to the Company for the exercise price of the options.

(8)
Ghassan Nino is the founder and Vice-Chairman of the Board.  The number of shares of common stock that Mr. Nino may be deemed to beneficially owned includes: (a) 217,223 shares of common stock owned of record by Biogress, of which Mr. Nino is a principal member and founding partner and has 50% voting and dispositive power; (b) 1,851,047 shares of common stock owned of record by Nino Partners, of which Mr. Nino is Managing Member; (c) 1,086,113 shares of common stock owned of record by Mr. Nino; (d) options to purchase 69,000 shares of common stock, granted to Mr. Nino between December 29, 2004 and September 30, 2008 (all of which vest immediately on issuance). Mr.  Nino’s options have a five year term and were issued at a price 110% above the fair market value of the share price on the date of grant.

(9)
Mr. Rosenblum is our Chief Financial Officer and Secretary.  The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own includes: (a) Mr. Rosenblum purchased 2,000 shares of common stock on November 21, 2005; (b) options to purchase 67,203 shares of common stock granted to Mr. Rosenblum on April 1, 2005; (c) options to purchase 23,604 shares of common stock granted to Mr. Rosenblum on March 31, 2006; (d) options to purchase 58,340 shares of common stock granted to Mr. Rosenblum on March 30, 2007; (e) options to purchase 59,723 shares of common stock granted to Mr. Rosenblum on April 23, 2008.  The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own does not include unvested options to purchase 7,797, 1,396, 16,660, and 40,277 shares of common stock from the 2005, 2006, 2007, and 2008 option grants, respectively.  All option grants to Mr. Rosenblum have a ten year term.

(10)
Dr. Feola is a co-inventor of HemoTech and is our Chief Medical Officer.  The number of shares of common stock that Dr. Feola may be deemed to beneficially own includes options to purchase 271,528 shares of common stock granted to Dr. Feola on December 15, 2003, all of which are fully vested and immediately exercisable.  The options will expire on December 14, 2013.

(11)
Robert Baron is a director.  The number of shares of common stock Mr. Baron may be deemed to beneficially own includes: (a) 49,254 shares of common stock; (b) options to purchase 84,000 shares of common stock granted to Mr. Baron between November 11, 2004 and September 30, 2008, all of which vest immediately upon issuance. All option grants to Mr. Baron have a ten year term.

(12)
Bernhard Mittemeyer is a director. The number of shares of common stock Dr. Mittemeyer may be deemed to beneficially own includes: (a) options to purchase 27,152 shares of common stock granted to Dr. Mittemeyer on October 31, 2003; (b) options to purchase 5,430 shares of common stock, granted to Dr. Mittemeyer on November 4, 2004; (c) options to purchase 84,000 shares of common stock, granted to Dr. Mittemeyer between December 29, 2004 through September 30, 2008. All options granted to Dr. Mittemeyer are fully vested and immediately exercisable. All option grants to Dr. Mittemeyer have a ten year term.

(13)
Mr. Comer is a director.  The number of shares of common stock that Mr. Comer may be deemed to beneficially own includes: (a) options to purchase 79,000 shares of common stock granted to Mr. Comer between April 6, 2005 through September 30, 2008 (which were fully vested and immediately exercisable on issuance). All option grants to Mr. Comer have a ten year term.

(14)
Dr. Simoni is a co-inventor of HemoTech and is our Acting Vice President and Principal Investigator of Research and Development since November, 2002. On July 13, 2005, the company entered into an Advisory agreement with Dr. Simoni. The agreement provides for non-qualified stock options to purchase 271,528 shares of common stock. The number of shares of common stock that Dr. Simoni may be deemed to beneficially own includes options to purchase 248,889 shares of common stock.  The number of shares of common stock beneficially owned by Dr. Simoni does not include unvested options to purchase 22,639 shares of common stock.  The option grant to Dr. Simoni has a ten year term.

(15)
For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Stockholders Agreement

On October 31, 2003, we entered into a stockholders’ agreement with each of Texas Tech, Dr. Bollon, Mr. Nino, Biogress and Nino Partners, under which we granted to each of such stockholders a right of first offer with respect to all future sales of any shares of our common stock or our convertible securities.  Each of these stockholders waived their right of first offer with respect to our October 2004 private placement.  In addition, we granted each such stockholder “piggyback registration rights” in connection with any proposed registration of shares of our common stock (other than in an initial public offering).

Placement Agent Note

Prior to the commencement of our October 2004 private placement, Meyers Associates, L.P., the placement agent in connection with our October 2004 private placement, issued to us a promissory note in the principal amount of $30,000 in exchange for our issuance to Meyers Associates, L.P. of 3,000,000 shares of our common stock, which number of shares was equal to 30% of our capitalization immediately prior to the completion of our October 2004 private placement.  We agreed to sell shares to Meyers Associates, L.P. in exchange for the promissory note in order to induce Meyers Associates, L.P. to serve as our placement agent in our October 2004 private placement and in certain possible future offerings.

In accordance with the terms of the promissory note, such 3,000,000 shares were treated as follows:

(A) 1,500,000 of such shares, or 50%, have vested and have been issued to Meyers Associates, L.P., and $15,000 principal amount of the promissory note, plus accrued interest thereon, has been paid as part of the private placement on October 13, 2004. Meyers Associates, L.P. subsequently allocated 900,000 of these shares to itself, 375,000 of these shares to Bruce Meyers, Meyers Associates, L.P.’s President, 225,000 of these shares to Imtiaz Khan, Meyers Associates, L.P.’s Vice President).  In a letter dated February 6, 2006, Meyers Associates, L.P. further allocated its 900,000 shares as follows:  (i) 537,500 to itself; (ii) 100,000 to Bruce Meyers, Meyers Associates, L.P. President; (iii) 100,000 to Imtiaz Khan, Meyers Associates, L.P. Vice President; (iv) 162,500 to individuals not affiliated with Meyers Associates, L.P.

(B) The additional 1,500,000 shares were subject to forfeiture subject to a follow-on offering totaling $8,000,000 before May 13, 2006.  Since no follow-on offering was completed prior to May 13, 2006, these 1,500,000 shares did not vest to Meyers Associates, L.P. and were forfeited.

2004 Issuance of Warrant to Meyers Associates, L.P.

In connection with our October 2004 private placement, we also issued to Meyers Associates, L.P. a warrant to purchase up to an aggregate of 2,382,372 shares of our common stock at an exercise price of $0.90 per share, which we issued to Meyers Associates, L.P. on the consummation of our October 2004 private placement in partial payment of placement agent services rendered to us in connection with our October 2004 private placement.  According to a letter from Meyers Associates, L.P., dated December 27, 2004, but not received by us until after January 18, 2005, and a letter dated February 2005, however, Meyers Associates, L.P. allocated these warrants to certain parties for consulting, assisting or selling the October 2004 Private Placement.

Stock Issuance to Meyers Associates, L.P.

On September 12, 2006, the Company entered into a three year agreement with its placement agent and financial advisor for consulting services related to corporate finance and other financial services. The financial advisor is also a significant shareholder in the Company. The services shall include assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company and to raise for the Company its next financing of up to $10 million with a minimum of $6 million in the next 18 months from the date of the agreement.   As compensation for such services, the Company agreed to issue 1,500,000 shares of its common stock. The agreement states that 500,000 shares would vest to the consultant on the one year anniversary of the agreement.  Accordingly, on September 12, 2007, 500,000 shares vested to the financial consultant. The remaining 1,000,000 shares were subject to partial forfeiture in the event that the consultant fails to achieve certain performance criteria, including assisting the Company in raising additional capital, set forth in the agreement. As of October 31, 2008, the financial advisor had helped the Company raise approximately $1,326,000. The December 2007 private placement closed on October 31, 2008.  As of October 31, 2008, the Company has agreed to award the financial advisor approximately 221,000 of the 1,000,000 shares that were subject to forfeiture. In addition, the agreement provides for a fee, paid in shares of the Company’s stock, if the financial advisor acts as a finder or financial consultant in various business transactions in which the Company may be involved such as mergers, acquisitions or joint ventures during the term of the agreement. Accordingly, the Company has recorded $61,000 in charges for the nine months ended September 30, 2008 for the estimated cost of those financial services and $1,215,000 has been charged to operations since the inception of the agreement. The Company will record an additional expense over the service period related to this stock issuance as and when the performance criteria are met at the then market price of the stock.

2007 Private Placement Offering

Beginning December, 2007 through October 31, 2008, we completed our private placement of 1,183,904 units (the “Units”), each consisting of one share of our common stock (our “Common Stock”) and one warrant to purchase our Common Stock (a “Warrant”),  resulting in gross proceeds of $1,326,000 based on a per-Unit price of $1.12.  The Warrants have an exercise price of $1.68.  The Warrants may be redeemed in whole or in part by us, upon 30 days’ written notice, at a price of $.01 per Warrant share, provided the weighted average closing price of our Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given, and the registration statement for underlying shares is effective.  Net of expenses, primarily to our financial advisor, we received net proceeds from this private placement of $1,098,000, which will be used for research and development activities, licensing and other general working capital purposes. In addition, 355,171 Warrants were issued to our placement agent with essentially the same terms as our investor Warrants; however, these Warrants are only callable when we provide a notice of redemption and a registration statement for the underlying shares is effective.

Audit Committee Related Party Transaction Policy

Our Audit Committee adopted a Related Party Transactions Policy on May 3, 2006.  Under such policy, any proposed transaction between the Company and (i) any person who is an officer or director of the Company or (ii) any person or entity that is a “Related Party” to a person who is an officer or director of the Company shall be prohibited, unless the Audit Committee shall determine in advance of the Company entering into any such transaction that there is a compelling business reason to enter into such a transaction, in accordance with the guidance set forth in the policy.

For these purposes, a “Related Party” is (i) a person who is an immediate family member of an officer or director or a spouse of an officer or director or someone else who is related by blood to either an officer or director or spouse of an officer or director; or (ii) an entity which is owned or controlled by an officer or director or a spouse or other immediate family member of an officer or director or an entity in which an officer or director, any spouse of an officer or director or any other immediate family of an officer or director or spouse of an officer or director is deemed to have a substantial ownership interest or control of such entity by virtue of such person owning more than 20% of such entity. Additionally, a “Related Party” may be a person or entity that proposes to enter into a transaction with the Company if the Audit Committee finds that such transaction would violate Item 404 of Regulation S-K.

SELLING STOCKHOLDERS

All of the offered shares are to be offered and sold by our existing security holders.  The selling stockholders acquired their shares in our private placement conducted from December 2007 through September, 2008.  The shares of common stock to be offered by the selling stockholders include (i) 1,183,904 shares of common stock currently issued and outstanding, and (ii) 1,183,904 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.68 per share.

In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

Beneficial Ownership of Selling Stockholders

The table that follows sets forth:

•	the name of the selling stockholders;

•	certain beneficial ownership information with respect to the selling stockholders, as of September 30, 2008

•	the number of shares that may be sold from time to time by each selling stockholder under this prospectus; and

•	the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling stockholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Common shares that are issuable on the exercise of outstanding options, warrants or other purchase or conversion rights, to the extent exercisable within 60 days of the date of this table, are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding common shares.

In the event we consummate an initial public offering of our common stock prior to the effective date of this registration statement, each of the selling stockholders has agreed that, if requested by the underwriter in such initial public offering, it will not sell any of the common shares beneficially owned by such selling stockholder for a period of nine months following the consummation of such initial public offering.

Name	Number of Shares Beneficially Owned Prior to this Offering (1)(2)	Shares Registered in this Offering	Number of Shares Beneficially Owned After this Offering(3)
			Number of Shares	Percent(3)
Baldauski, Algerd D.	89,286	89,286	0	0.0%
Baron, David	44,642	44,642	0	0.0%
Chet Kantor IRA	22,322	22,322	0	0.0%
Commander, Howard	89,286	89,286	0	0.0%
Donald E. Mudd, Jr. Revocable Trust	351,430	351,430	0	0.0%
Dupont, Thomas	235,322	178,572	56,750	(5)
Dzegar, Daniel	22,322	22,322	0	0.0%
Freedman, Marc	219,749	178,572	41,177	(5)
Hews Associates LLC (4)	89,284	89,284	0	0.0%
Jon Vincitore IRA	44,642	44,642	0	0.0%
Jones, Jon Jason	142,227	89,286	52,941	(5)
Kypke Development LP	200,000	200,000	0	0.0%
Lippman, Seymour	166,964	166,964	0	0.0%
Margaret Houlding Trust	44,642	44,642	0	0.0%
McCartney, William H.	44,642	44,642	0	0.0%
Michael Vincitore IRA	22,322	22,322	0	0.0%
Millstein, Gerald Jay	22,322	22,322	0	0.0%
Omnitek, Inc.	32,142	32,142	0	0.0%
Pensenstadler, Wayne and Bonnie	250,714	35,714	215,000	1.1%
Primpas, Nicholas	136,714	55,804	80,910	(5)
Reynolds, Richard	44,642	44,642	0	0.0%
Shnitkin, Mark	35,714	35,714	0	0.0%
Steve Cook IRA	44,642	44,642	0	0.0%
Taylor, Robert	223,972	223,972	0	0.0%
Wolkoff, Kenneth A.	44,642	44,642	0	0.0%
Selipsky, Herbert	150,000	150,000	0	0.0%
TOTAL	2,814,586	2,367,808	446,778	2.2%

(1)	Beneficial ownership as of September 30, 2008 for the selling stockholders based on information provided by the selling stockholders or known to us.

(2)	The number of shares in this column includes:

•	1,183,904 shares of our common stock currently issued and outstanding; and

•
up 1,183,904 shares of our common stock issuable on exercise of outstanding warrants to purchase our common stock, which warrants were included as part of units sold in our private placement held beginning December 2007 through September 2008.

(3)
Assumes the sale of all shares of common stock registered under this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time. The company had 20,120,791 outstanding shares on September 30, 2008.

(4)
Michael L. Lazar and Ethan Lazar are the Managers of Hews Associates LLC, and together control the voting and dispositive power over the shares of our common stock beneficially owned by Hews Associates.

(5)	Less than 1%

Relationships With Selling Stockholders

None of the selling stockholders has held any position or office in, or has had any material relationship with, our company or any of its predecessors or affiliates within the past three years.

Broker-Dealers

None of the selling stockholders named herein is a broker-dealer or is an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.  As used in this prospectus, “selling stockholders” includes the donees, transferees or others who may later hold the selling stockholders’ interests.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices.  One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution.  The methods by which the shares of common stock may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

•	purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,
•	transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and
•	privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both.  We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus.  We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933.  The commissions received by a broker-dealer or agent may be in excess of customary compensation.  If a selling stockholder is deemed to be an “underwriter,” the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

In connection with distributions of the selling stockholders’ shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement.  These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise.  The selling stockholders may also:

•	sell shares short and redeliver shares to close out short positions,
•
enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

•	pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933.  The selling stockholders advised us that they did not have an open position in the common stock covered by this prospectus at the time of their response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M.  These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders.  Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M.  All of the above may affect the marketability of our common stock.

The selling stockholders may offer all of the shares of our common stock for sale immediately.  Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees.  We estimate that these fees and expenses will total approximately $33,110.27.  The selling stockholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of their shares of common stock.  In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 55,000,000 shares of common stock, par value $.001 per share.  As of November 30, 2008, there were issued and outstanding:

•	20,120,791 shares of common stock;

•	stock options to purchase up to 2,320,705 shares of common stock at an average weighted per share price of $0.69;

•	warrants to purchase up to 4,236,447 shares of common stock at an average per share price of $1.25; and

The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Each share of common stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, if any, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director.  Holders of shares of common stock are entitled to receive such cash dividends as the Board of Directors may, from time to time, declare out of our funds legally available for the payment of cash dividends.  On any liquidation, dissolution or winding up of our company, holders of shares of common stock are entitled to receive pro rata all of our assets available for distribution to stockholders after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any.  None of the stockholders have any preemptive rights to subscribe for or purchase any of our stock, warrants or other securities.  Our common stock is not convertible or redeemable.  Neither our certificate of incorporation nor our bylaws provide for pre-emptive rights.

Warrants

Each warrant sold in our December 2007 private placement will entitle the holder thereof to purchase, during an exercise period commencing on the date of issuance and terminating five years after the effective date of a registration statement providing for the resale of the shares of common stock underlying the warrants, one share of common stock at an exercise price of $1.68, subject to adjustment.  The warrants may be redeemed in whole or in part by us, upon 30 days’ written notice, at a price of $.01 per warrant share, provided the weighted average closing price of our common stock exceeds 185% of the per-unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given, and the registration statement for underlying shares is effective.

In addition, our placement agent will receive warrants equaling 30% of the total warrants sold in our December 2007 Private Placement.  These warrants are subject to the same terms as the December 2007 Private Placement.

Registration Rights

Under the terms of the registration rights agreement we entered into in connection with our December 2007 private placement, we have agreed to file the registration statement of which this prospectus is a part with the SEC prior to December 15, 2008 to register for public resale the shares of common stock issued in the December 2007 private placement and issuable exercise of the warrants, and to use our commercially reasonable efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 90 days of the date of initial filing with the SEC.

We have also agreed to keep the registration statement current and effective to permit the sale of the shares of common stock until the earlier of (1) the date that all of the shares of common stock covered by this registration statement have been sold, and (2) the date the holders of the shares of common stock covered by this registration statement receive an opinion of counsel that such shares may be sold under the provisions of Rule 144(k) under the Securities Act.

There can be no assurance that this registration statement will remain current and effective for the required period.  We will bear all fees and expenses incurred in preparing, filing and maintaining the effectiveness of the registration statement except for brokerage commissions, transfer taxes and the fees of counsel to the holders.  In connection with filing the registration statement, holders will be required to furnish certain information to us and to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act with respect to such information.  It may in fact not be practicable to qualify the shares of common stock covered by this registration statement for sale in every state in which holders of such shares reside.  Accordingly, it is possible that the substantial restrictions on the transferability of the shares of common stock covered by this registration statement will continue, even after registration.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

Anti-Takeover, Limited Liability and Indemnification Provisions

Certificate of Incorporation and By-laws.  under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock.  Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•	effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our Board of Directors to fix the number of directors in the bylaws.  Cumulative voting in the election of directors is specifically denied in our certificate of incorporation.  The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Delaware Anti-Takeover Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers.  This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances.  For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons.  Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

•
on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•
on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.  Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•
conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding.  If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.  Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on for us by our counsel, Greenberg Traurig, LLP, New York, New York.

As of November 30, 2008, we are not a party to any litigation.

EXPERTS

The financial statements of HemoBioTech, Inc. as of December 31, 2007 and 2006 and for each of the two years, ended December 31, 2007 and for in the period from October 3, 2001 (inception) through December 31, 2007 included in this prospectus have been so included in reliance on the report (which expresses an unqualified opinion and included an explanatory paragraph referring to the adoption of statement of Financial Statement of Accounting Standards No. 123 (Revised 2004) “Share-Based Payments” effective January 1, 2006) of Eisner LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2007.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

HEMOBIOTECH, INC.

(a development stage company)

CONTENTS

Financial Statements

Audited
Annual Financial Statements:
Report of independent registered public accounting firm	F-2
Balance sheets as of December 31, 2007 and 2006	F-3
Statements of operations for the years ended December 31, 2007 and 2006 and for the period from October 3, 2001 (inception) through December 31, 2007	F-4
Statements of changes in stockholders’ equity (capital deficiency) for the period from October 3, 2001 (inception) through December 31, 2007	F-5
Statements of cash flows for the years ended December 31, 2007 and 2006 and for the period from October 3, 2001 (inception) through December 31, 2007	F-9
Notes to financial statements	F-10

Unaudited
Quarterly Financial Statements:
Condensed Balance sheet as of September 30, 2008	F-20
Condensed Statements of operations for the three and nine months ended September 30, 2008 and 2007 and for the period from October 3, 2001 (inception) through September 30, 2008	F-21
Condensed Statements of changes in stockholders’ equity (capital deficiency) for the period December 31, 2008 through September 30, 2008	F-22
Condensed Statements of cash flows for the nine months ended September 30, 2008 and 2007 and for the period from October 3, 2001 (inception) through September 30, 2008	F-23
Notes to condensed financial statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
HemoBioTech, Inc.

We have audited the accompanying balance sheet of HemoBioTech, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years then ended and for the period from October 3, 2001 (inception) through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HemoBioTech, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years then ended, and for the period from October 3, 2001 (inception) through December 31, 2007 in conformity with U.S. generally accepted accounting principles.

As discussed in Note C to the financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment."

/s/ Eisner LLP
New York, New York
March 26, 2008

HEMOBIOTECH, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	Years Ended December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,015,000	$3,193,000
Short-Term Investments	-	1,000,000
Prepaid Expenses	521,000	54,000
Total current assets	$2,536,000	$4,247,000
Equipment, net	50,000	12,000
Restricted cash	55,000	-
Total Assets	$2,641,000	$4,259,000

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$254,000	171,000
Total current liabilities	$254,000	171,000
Deferred rent	$43,000	-

STOCKHOLDERS’ EQUITY Common stock ----- $.001 par value 55,000,000 shares
authorized; 19,144,007 (includes 1,000,000 shares subject to forfeiture) shares issued and outstanding in 2007; 18,436,887 (includes 1,500,000 shares subject to forfeiture) shares issued and outstanding in 2006.	$19,000	$19,000
Additional paid-in capital	14,186,000	12,205,000
Deficit accumulated during the development stage	(11,861,000)	(8,136,000)
Total Equity	$2,344,000	$4,088,000
	$2,641,000	$4,259,000

[See accompanying notes to financial statements]

HEMOBIOTECH, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	YEARS ENDED DECEMBER 31,		OCTOBER 3, 2001 (INCEPTION) THROUGH DECEMBER 31,
	2007	2006	2007
Revenue	$-	$-	$-
Operating expenses:
Research and development	998,000	638,000	2,245,000
General and administrative	2,843,000	2,020,000	7,829,000
Other (income) expenses:
Interest expense	1,000	54,000	2,111,000
Interest income	(117,000)	(141,000)	(324,000)
Net loss	$(3,725,000)	$(2,571,000)	$(11,861,000)

Basic and diluted loss per common share	$(.22)	$(.17)
Weighed average number of shares outstanding --- basic and diluted	17,090,000	15,196,000

[See accompanying notes to financial statements]

HEMOBIOTECH, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY) – NOTE F

Statements of Changes in Stockholders’ Equity (Capital Deficiency)	Common Shares	Amount	Additional Paid-In Capital	Note Receivable Placement Agreement	Unearned Compensation	Deficit Accumulated During the Development Stage	Total
Issuance of shares to Texas Tech University Health Service Center (January 22, 2002) ($.001)	678,820	$1,000	--	--	--		$1,000
Issuance of shares to Ghassan Nino (January 30, 2002 ($.001)	1,086,113	1,000	1,000				2,000
Estimated fair value of stock granted for services (January 30, 2002) ($.001)	217,223		1,000				1,000
Issuance of shares to Ghassan Nino (January 31, 2002) ($.001)	2,715,280	3,000	2,000				5,000
Issuance of shares to Marlin and Evilene Nino (February 07, 2002) ($.001)	678,820	1,000					1,000
Net loss for the year						(235,000)	(235,000)
Balance – December 31, 2002	5,376,256	$6,000	$4,000			$(235,000)	$(225,000)
Estimated fair value of options granted to Board of Advisors			0				0
Issuance of shares to Munir Nino (January 20, 2003) ($.001)	217,224
Estimated fair value of stock granted for compensation (April 8, 2003) ($.001)	977,502	1,000	1,000				2,000
Estimated fair value of stock granted for services (April 14, 2003) ($.001)	217,223		1,000				1,000
Issuance of shares to Evilene Nino (October 31, 2003) ($.001)	108,613
Expenses paid by stockholder			10,000				10,000
Net loss for the year						(617,000)	(617,000)
Balance – December 31, 2003	6,896,818	$7,000	$16,000			$(852,000)	$(829,000)
Contribution of note and related interest (July 15, 2004)			155,000				155,000
Contribution of deferred salary (July 15, 2004)			564,000				564,000
Expenses paid by stockholder			4,000				4,000

Estimated fair value of shares to Texas Tech University Health Service Center (May 22, 2004) ($.85)	135,765		115,000				115,000
Return of shares (July 15, 2004) Note F[4]	(1,086,113)	(1,000)	1,000				0
Shares issued to placement agent (August 19, 2004) (Note H)	1,500,000	2,000	13,000	$(15,000)			0
Issuance of shares and warrants in Private Placement net of expenses of $528,000 (October 13, 2004 and October 27, 2004)	2,647,080	2,000	2,575,000				2,577,000
Contribution of Salary (October 13, 2004)			11,000				11,000
Contribution of notes and related interest (October 13, 2004)			125,000				125,000
Unearned compensation			13,000		$(13,000)		0
Estimated fair value of vested options granted to Board of Advisors			22,000				22,000
Collection of note (October 13, 2004)				15,000			15,000
Valuation of placement agent’s warrants and shares attributable to debt (see F[3])			803,000				803,000
Net loss for the year						(1,259,000)	(1,259,000)
Balance – December 31, 2004	10,093,550	$10,000	$4,417,000	$0	$(13,000)	$(2,111,000)	$2,303,000
Amortization				-	6,000	-	6,000
Estimated fair value of options vested issued to Board of Advisors			25,000				25,000
Estimated fair value of options issued to Advisor – July 13, 2005			109,000				109,000
Estimated fair value of warrants issued to consultant – July 28, 2005			27,000				27,000
Estimated fair value of warrants issued to consultant – September 13, 2005			7,000				7,000
Conversion of promissory notes into Common Stock net of unamortized discount of $58,000 (at a conversion price of $1.06 per share) – August 17, 2005	765,132	1,000	752,000				753,000
Conversion of promissory notes into Common Stock net of unamortized discount of $7,000 (at a conversion price of $1.06 per share) – September 16, 2005	205,451	0	211,000				211,000

Conversion of promissory notes into Common Stock net of unamortized discount of $1,000 (at a conversion price of $1.06 per share) – October 21, 2005	66,122	0	69,000				69,000
Conversion of promissory notes into Common Stock (at a conversion price of $1.06 per share) – October 27, 2005	507,785	1,000	538,000				539,000
Net Loss for the year						(3,454,000)	(3,454,000)
Balance – December 31, 2005	11,638,040	$12,000	$6,155,000	$0	$(7,000)	$(5,565,000)	$595,000
Elimination of unvested compensation			(7,000)		7,000		0
Stock based compensation – board of advisors and consultant			110,000				110,000
Stock based compensation – employees and directors			178,000				178,000
Conversion of promissory notes into Common Stock -March, 2006	128,264		251,000				251,000
Conversion of promissory notes into Common Stock – April, 2006	14,548		35,000				35,000
Exercise of warrants, net of expenses of $99,000 – January, 2006	1,868,544	2,000	1,880,000				1,882,000
Exercise of warrants, net of expenses of $1,000 – February, 2006	9,412		8,000				8,000
Exercise of warrants, net of expenses of $19,000 – April, 2006	355,885		358,000				358,000
Exercise of warrants, net of expenses of $5,000 - May, 2006	97,118		98,000				98,000
Exercise of warrants, net of expenses of $28,000 – June, 2006	534,652	1,000	537,000				538,000
Exercise of warrants, net of expenses of $121,000 – July, 2006	2,290,424	2,000	2,304,000				2,306,000
Shares issued to financial advisor (September 12, 2006) See Note I[3]	1,500,000	2,000	298,000				300,000
Net Loss for the year						(2,571,000)	(2,571,000)
Balance – December 31, 2006	18,436,887	$19,000	$12,205,000	$0	$0	$(8,136,000)	$4,088,000

Net Loss for the period						$(3,725,000)	$(3,725,000)
Stock based compensation – board of advisors and consultant			$107,000				107,000
Stock based compensation – employees and directors			276,000				276,000
Stock based compensation relating to shares issued to financial advisor (See Note H[3])			855,000				855,000
Estimated fair value of warrants issued to consultant – October 1, 2007			57,000				57,000
Issuance of shares and warrants in Private Placement net of expenses of $106,000 (December 31, 2007)	707,120	--	686,000				686,000

Balance – December 31, 2007	19,144,007	$19,000	$14,186,000	$0	$0	$(11,861,000)	$2,344,000

[See accompanying notes to financial statements]

HEMOBIOTECH, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	YEARS ENDED		OCTOBER 3, 2001 (INCEPTION) THROUGH
	2007	2006	DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,725,000)	$(2,571,000)	$(11,861,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Estimated fair value of options, warrants and compensatory stock	1,295,000	558,000	2,209,000
Conversion charge – interest expense	-	43,000	43,000
Notes issued for services – related party	-	-	354,000
Expenses paid by stockholder	-	-	14,000
Amortization of deferred financing costs	-	-	1,023,000
Amortization of debt discount	-	-	789,000
Depreciation	5,000	3,000	10,000
Deferred rent	43,000		43,000
Contribution of salary	-	-	11,000
Changes in:
Accounts payable and accrued expenses	83,000	(159,000)	966,000
Accrued interest	-	(3,000)	139,000
Prepaid expenses	(467,000)	(11,000)	(520,000)
Net cash used in operating activities	$(2,766,000)	$(2,140,000)	$(6,780,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale/(Purchase) of Short-Term Investments	$945,000	$(1,000,000)	$(55,000)
Purchase of property and equipment	$(43,000)	$(3,000)	$(59,000)
Net cash used in investing activities	$902,000	$(1,003,000)	$(114,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceed from issuance of common stock and debt	686,000	-	4,453,000
Payment of Notes	-	(113,000)	(734,000)
Exercise of warrants, net	-	5,190,000	5,190,000
Net cash (used in) / provided by financing activities	686,000	5,077,000	8,909,000
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,178,000)	1,934,000	2,015,000
Cash and cash equivalents – beginning of period	3,193,000	1,259,000
CASH AND CASH EQUIVALENTS – END OF PERIOD	$2,015,000	$3,193,000	$2,015,000
SUPPLEMENTARY CASH FLOW INFORMATION:
Interest Paid	$2,000	$12,000	$112,000
SUPPLEMENTARY NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued salary exchanged for Note	-	-	$150,000
Employees / stockholders contribution of salary	-	-	$564,000
Stockholders contribution of convertible note payable and related interest	-	-	$280,000
Conversion of carrying value of convertible notes payable and accrued interest of $18,000 (2006) and $97,000 (2005) into common stock	-	$243,000	$1,815,000

[See accompanying notes to financial statements]

HEMOBIOTECH, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE A - THE COMPANY

We were founded in 2001 as “HemoBioTech, Inc.,” a Texas corporation.  In 2003, we incorporated a sister corporation named “HemoBioTech, Inc.,” in the state of Delaware.  On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware), with HemoBioTech, Inc. (Delaware) as the surviving entity.  This entity is referred to herein as the “Company”.

The accompanying financial statements include the predecessor operations of the Texas corporation from its inception on October 3, 2001. The historical basis of accounting was carried over in the merger, including the deficit accumulated in the development stage. The Company is researching and developing human blood substitute patented technology licensed exclusively from Texas Tech University Health Service Center ("TTUHSC") (See Note D). The Company is in the development stage and its efforts have been principally devoted to capital raising, organizational infrastructure development and research and development.

NOTE B - BASIS OF PRESENTATION

The Company has incurred cumulative losses of $11,861,000 through the year ended December 31, 2007, and has been dependent on funding operations through the private sale of convertible debt and equity securities. At December 31, 2007, the Company had $2,015,000 in cash and cash equivalents. As discussed in Note I, during March 2008 the Company received net proceeds of $295,000 through the Private Placement of equity securities. Management believes that current cash resources and cash received subsequent to the balance sheet date will be sufficient to fund operations for the next twelve months. Management's plans include continuing to finance operations through one or more private or public offerings of equity securities and monitoring and reducing discretionary expenditures. See also Footnotes H(3) and I.

NOTE  C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1) RESEARCH AND DEVELOPMENT:

Research and development costs are charged to expense as incurred.

2) LOSS PER COMMON SHARE:

Basic and diluted loss per common share is based on the net loss divided by the weighted                                                                                                                                                     average number of common shares outstanding during the period. No effect has been given to the following outstanding potential common shares such as options, warrants and outstanding shares subject to forfeiture issued to a financial services consultant during September 2006, as described in Note H(3) in the diluted computation as their effect would be antidilutive:

	2007	2006
Stock Options	1,886,990	1,669,275
Warrants	3,481,628	2,442,372
Common shares subject to forfeiture	1,000,000	1,500,000
Total	6,368,618	5,611,647

(3) STOCK-BASED COMPENSATION:

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share Based Payment, (“SFAS No. 123(R)”) which requires a public entity to measure the cost of employee, officer and director services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  SFAS No. 123(R) supersedes previous accounting under SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), which permitted the Company to account for such compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”).  Pursuant to APB No. 25, and related interpretations, no compensation cost had been recognized in connection with the issuance of stock options, as all options granted under the Company’s 2003 Stock Option/Stock Issuance Plan (the “Option Plan”) and all options granted outside the Option Plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.  The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires that compensation cost be recorded as earned for all unvested stock options outstanding at the beginning of the first fiscal year of adoption of SFAS No. 123(R) based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and for compensation cost for all share-based payments granted subsequent to the adoption, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R) effective January 1, 2006.  The Company’s financial statements reflect the impact of SFAS No. 123(R).  In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include the impact of SFAS No. 123(R).

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying value of cash equivalents, accounts payable and accrued expenses approximates their fair value due to the short period to maturity of these instruments.

(5) USE OF ESTIMATES:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

(6) RECENT ACCOUNTING PRONOUNCEMENTS:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” (“SFAS No. 157”) Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective the first fiscal year that begins after November 15, 2007. This statement will not have a material effect on our financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that chose different measurement attributes for similar assets and liabilities.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We have determined that the adoption of SFAS No. 159 will have no impact on our results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”).  SFAS No. 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets required, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination.  SFAS No. 141R also expands required disclosures surrounding the nature and financial effects of business combinations.  SFAS No. 141R is effective, on a prospective basis, for us in the fiscal year beginning January 1, 2009.  This statement will have no material effect on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  SFAS No. 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called “minority interests” be clearly identified, presented and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity.  All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value.  SFAS No. 160 is effective, on a prospective basis, for us in the fiscal year beginning January 1, 2009.  However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements.  This statement will have no material effect on our financial position or results of operations.

(7) CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

The Company considered all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.  Restricted cash represents $55,000 in 2007 of cash invested in a certificate of deposit which the Company is obligated to hold under the terms of their lease agreement.

(8) INCOME TAXES:

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes," the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We adopted the provisions of Financial Accounting Standards Board interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109 (“SFAS 109”) on January 1, 2007.  As a result of the implementation of FIN 48, we recognized no adjustment for uncertain tax provisions.  At the adoption date of January 1, 2007, we had a deferred tax asset which was fully reserved by a valuation allowance to reduce the deferred tax asset to the amount that more likely than not to be realized.

We recognize interest and penalties related to uncertain tax positions in general and administrative expense.  As of December 31, 2007 and December 31, 2006, we have not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The tax years 2003 through 2007 remain open to examination by the major tax jurisdictions to which we are subject.

NOTE D - AGREEMENTS WITH TEXAS TECH UNIVERSITY HEALTH SERVICE CENTER ("TTUHSC")

On January 22, 2002, the Company entered into an exclusive license agreement with TTUHSC with respect to receiving certain patented rights.  The Company is committed to the exploitation of such patented rights.

In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTUHSC (subject to anti-dilution protection).  These shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations.  The Company has agreed to reimburse TTUHSC for all intellectual property protection costs and patent maintenance fees.  On May 20, 2004, TTUHSC agreed to waive its anti-dilution protection in exchange for 135,765 additional shares of common stock.  Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations. In addition, subject to obtaining FDA approval of a blood substitute product, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTUHSC technologies.  Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. As of December 31, 2007, such approval had not been obtained.  In addition, in July 2002, the Company entered into a Sponsored Research Agreement (“SRA”) with TTUHSC for the period September 1, 2002 through August 31, 2006.  In December 2004, the Company paid a fee of approximately $231,000 to fund the next phase of its research under the SRA through December 31, 2005.

In January 2006, the Company entered into a Stage III SRA with TTUHSC for the period January 1, 2006, to December 31, 2006.  In connection therewith, the Company made an initial payment of approximately $287,000 which was amortized during 2006.

In January 2007, the Company entered into a Stage IV SRA with TTUHSC for the period beginning January 1, 2007. In connection therewith, the Company made an initial payment of approximately $780,000. This amount will be charged to operations as incurred based on monthly reporting to the Company by TTUHSC.  As of December 31, 2007, approximately $440,000 is included in prepaid expenses on the accompanying balance sheet. Additional payments may be made to TTUHSC under the agreement based on mutually agreed upon budgets.

The Sponsored Research Agreements may be terminated by either party on 90 days written notice.

NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	December 31,
	2007	2006
Professional fees	$188,000	$88,000
Liquidated damages (see Note F(1))	38,000	38,000
Insurance	-	20,000
Other	28,000	25,000
Total	$254,000	$171,000

NOTE F - STOCKHOLDER'S EQUITY

(1) PRIVATE PLACEMENTS:

During December 2007 the Company circulated a Private Placement Term Sheet and Exhibits (“the Private Placement”) for the purpose of raising additional capital. Our Private Placement offering of  units consists of one share of HemoBiotech, Inc. common stock (“Share”) and one warrant (Warrant”) to purchase one share of common stock (collectively, the “Unit”) may  result in up to $6,000,000 in gross proceeds, subject to an over-allotment option  for up to an additional $1,000,000 in gross proceeds.  The purchase price per Unit is based on the average of the closing price of our common stock on the OTC bulletin Board for the ten trading days immediately preceding the date of the initial closing of the Private Placement, discounted by 20%. Each Warrant is exercisable for the purchase of one share of our common stock at 150% ($1.68) of the per Unit price for a period of five years from the effective registration date of the shares underlying the Warrants. The warrants may be redeemed in whole or in part by the Company, upon 30 day’s written notice, at price of $.01 share, provided the weighted average closing price of the Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. In addition, the Company is obligated to issue warrants to its placement agent in the amount of 30% of the total warrants issued to investors on essentially the same terms; however, these warrants are only callable when the Company provides a notice of redemption and a registration statement for the underlying shares is effective. This offering will be open to investors until April 30, 2008, unless extended by the Company.  The warrants were valued at December 31, 2007 using the Black-Scholes stock option valuation model and totaled $621,000 and $186,000 for the investors and placement agents respectively.

On December 31, 2007 the Company completed an initial close of the Private Placement consisting of gross proceeds of approximately $792,000 at the per Unit price of $1.12. As a result of this closing 707,120 shares of our common stock was issued along with warrant agreements for the issuance of 707,120 additional shares upon exercise of the warrants at an exercise price of $1.68. Net of expenses, primarily to our financial advisor, the Company received net proceeds of $686,000. In addition, 212,136 warrants were issued to our placement agent with essentially the same terms as our investor warrants; however, these warrants are only callable when the Company provides a notice of redemption and a registration statement for the underlying shares is effective. The Company is required to file a registration statement to register the Shares and the shares of our common stock underlying the Warrants under Form SB-2 (or comparable form) within 45 business days of the closing of the offering.  The Company will respond to all Commission comments within 30 business days of receipt of such comments.  We will cause the registration statement to become effective within 10 business days after receipt of a “no review” notice from the Commission. If the registration statement is not filed as indicated above, or declared effective within 90 business days following the filing, we will pay investors within 30 calendar days of the end of each month we are in violation of the forgoing liquidated damages of 2% of the dollar amount invested (pro-rated for partial months) for a maximum of 8 months commencing on the scheduled filing deadline.  The payments can be made in cash or shares of our common stock at our option. The Company has amended the registration rights agreement to reflect the liquidated damage timeframes to begin at the final closing date of the offering. The Company is in the process of obtaining waivers from the initial close investors to extend these above timeframes related to the liquidated damage penalty to timeframes beginning at the final closing date of the offering.

On October 27, 2004, the Company completed a Private Placement of 45 units, priced at $100,000 per unit, and raised gross proceeds of $4,500,000. Each unit consists of a $50,000 unsecured convertible promissory note, 58,824 shares of common stock and 117,648 warrants. The notes bear interest at 10% per annum (an effective rate of 77%) and are convertible at the option of the holder into common stock or convertible securities to be sold by the Company in its next financing, as defined, at a conversion price equal to the per share offering price of such financing.

Based on negotiations with the placement agent, the Company agreed to a fair value for the common stock of $.85 per share and calculated the fair value of each warrant to be $.53 using the Black-Scholes option pricing model.  Prior to the revision in the method of valuing the common stock, the Company used Black-Scholes to value both common stock and warrants. The gross proceeds from the sale of each unit were allocated based on the relative fair values to each of the components.

Convertible notes payable	$ 31,000
Common stock	31,000
Stock Warrants	38,000
Total	$ 100,000

Based on the allocation of the relative fair values to the components of the Private Placement offering, the debt discount was calculated to be $855,000, which was amortized as expense to interest expense over the term of the notes.

The Company agreed to file a registration statement within 60 days of final closing of the Private Placement and to use commercially reasonable efforts to cause the registration statement to be effective within 120 days of final closing.  In the event the registration statement was not filed and declared effective within the required time, the Company would incur liquidated damages of 2% per month based on the subscription amount of each purchaser in the Company October 2004 Private Placement. In connection therewith, during 2005, the Company incurred liquidating damages aggregating approximately $48,000. As of December 31, 2007, the Company owes $38,000 of such damages. (See Note E).

(2) CONVERTIBLE NOTES PAYABLE:

Through October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and approximately $97,000 accrued but unpaid interest thereon were converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. Effective October 27, 2005, holders of $337,000 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company paid $372,000 aggregate principal amount of Notes, together with approximately $97,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock or did not agree for extension of maturity date, on or prior to October 27, 2005.

For the period January 1, 2006 through April 27, 2006, an aggregate of $225,000 principal amount of Notes and approximately $18,000 accrued but unpaid interest thereon were converted into an aggregate of 142,812 shares of the Company’s common stock, at conversion prices ranging from $1.53 to $1.96 per share, in accordance with amendments to the original terms of the Notes permitting such conversion.  In connection therewith, the Company recorded a charge of approximately $43,000 as interest expense representing the difference between the conversion price and the market price at date of conversion. On April 27, 2006, the Company paid the remaining outstanding Notes in an aggregate of $113,000 principal amount and accrued but unpaid interest thereon of approximately $13,000.

(3) STOCK WARRANTS

In connection with the 2007 Private Placement, the Company issued 707,120 Class A warrants exercisable at $1.68 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants were subject to redemption, at the Company’s sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equaled or exceeded $2.07 for a period of at least 20 consecutive trading days at a redemption price of $.01 per warrant. In addition, the Company issued to its placement agent warrants totaling 30% of the total warrants issued to investors in the December 2007 Private Placement. Accordingly, the Company issued 212,136 warrants to the placement agent on December 31, 2007.

In connection with the 2004 Private Placement, the Company issued 5,294,162 Class A warrants exercisable at $1.06 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants were subject to redemption, at the Company’s sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equaled or exceeded $2.12 for a period of at least 20 consecutive trading days at a redemption price of $.001 per warrant.

On June 12, 2006, the Company’s stock price had been at least $2.12 for 20 consecutive trading days.  On that date, the Company provided notice of its redemption of the Class A Warrant, effective July 14, 2006, in accordance with the terms of the Class A Warrant.

Through July 14, 2006, 5,156,035 Class A Warrants were exercised at an exercise price of $1.06 per share, and the Company received net proceeds from such exercises of approximately $5,190,000.   The remaining 138,127 Warrants were redeemed by the Company during July 2006 at a minimal cost.

In connection with the 2004 Private Placement, the placement agent was granted a warrant to purchase 2,382,372 shares of common stock at an exercise price of $.90 per share (“Placement Agent Warrants”), exercisable for five years from the effective date of a registration statement to be filed on behalf of investors in the offering but no later than March 13, 2010. The placement agent was granted “piggyback” registration rights with respect to the shares underlying this warrant. The warrants are subject to redemption, at the Company’s sole option, after one year from the date of effectiveness of the registration statement covering the resale of shares of common stock underlying these warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days, at a redemption price of $.01 per warrant.

During the fourth quarter 2007, the Company granted 120,000 warrants to a service provider.  The warrants vest over a nine month period.  In connection therewith, the Company valued 60,000 vested warrants using the Black-Scholes option pricing model with the following assumptions:

Exercise Price	$1.90
Maturity	5 Years
Risk Free Interest Rate	3.5% - 4.0%
Volatility	80%

Accordingly, the Company recorded a charge of $57,000.

During the third quarter of 2005, the Company granted 50,000 and 10,000 warrants, respectively to two service providers. In connection therewith, the Company valued the warrants using Black-Scholes option pricing model and recorded a charge of $34,000.

At December 31, 2007, the Company had the following warrants outstanding:

	Exercise Price	Expiration Date	Number of Shares Reserved
Placement Agent – 2004	.90	May 13, 2010	2,382,372
Other	1.00	July 28, 2009	50,000
Other	1.06	September 13, 2009	10,000
Other	$1.90	October 12, 2012	120,000(1)
Class A – 2007	$1.68	December 31, 2012	707,120(2)
Placement Agent – 2007	$1.68	December 31, 2012	212,136
Total			3,481,628

(1)	Subject to vesting.
(2)	Subject to redemption (see Note F(1)).

(4) COMMON STOCK

In connection with the initial capitalization of the Texas corporation, HemoBioTech, Inc. agreed to issue 1,982,157 Class A shares and 2,715,280 Class B shares between January 30, 2002 and January 20, 2003, and was valued at an aggregate of approximately $8,000. On October 31, 2003, the Texas corporation issued 108,613 Class A shares as an anti-dilutive issuance.  On October 31, 2003, all the stockholders exchanged their Class A and B shares for 6,896,818 shares of common stock of the Company.  The accompanying financial statements reflect the shares as outstanding from their dates of original issuance. Under an agreement dated July 15, 2004, a principal stockholder agreed to return 1,086,113 shares of common stock to the Company as an inducement to the placement agent to serve as agent in the proposed Private Placement (Note F(1)).  The return of such shares was treated as a capital contribution.

(5) VOTING AND STOCKHOLDERS AGREEMENTS

On October 31, 2003, the Company entered into a stockholders agreement with certain stockholders (aggregating 6,217,996 shares of common stock) under whom the Company granted such stockholders a right of first offer with respect to future sales of common stock or convertible securities by the Company.  In addition, the Company granted each of the stockholders “piggyback registration rights”.  Each of these stockholders waived their right of first refusal in connection with the October 2004 Private Placement.  In addition, each of these stockholders waived their piggyback registration rights in connection with the registration of the shares underlying the October 2004 Private Placement.

On July 15, 2004, certain stockholders (aggregating 4,154,383 shares of common stock) entered into a voting agreement whereby they agreed to vote all of their respective shares together with the majority-in-interest of stockholders who are also the Company’s executive officers on all matters submitted to a vote of the stockholders. The voting agreement expired on October 27, 2006.

(6) STOCK OPTION/STOCK ISSUANCE PLAN

During 2003, the Board of Directors of the Company approved a Stock Option/Stock Issuance Plan (the "Old Plan") which provides for the granting of options or stock to purchase up to 1,629,168 shares of common stock, under which directors, employees and independent contractors are eligible to receive incentive and non-statutory stock options and common shares (employees). The Company's stockholders approved the Old Plan in August 2004. On June 9, 2006, the Company’s stockholders approved an increase of 1,500,000 shares of common stock from the 1,629,168 shares of common stock available to be granted under the Plan, increasing the number of shares to 3,129,168.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company’s common stock on the date such stock option holder’s status was changed.  Such amount is being amortized to expense over the remaining vested period of the stock options.  Such amortization expenses were $4,000 for the year ended December 31, 2006.

On July 13, 2005, the Company entered into an advisory agreement with its Acting Vice President and Principal Investigator of Research and Development to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech. The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to vesting through July 13, 2009. In connection therewith, the Company recorded a charge of $59,000 and $37,000 for the years ended December 31, 2007 and 2006 respectively. As of December 31, 2007, 217,781 options had vested. The Company will record additional charges as and when the options vest at the then fair value.

During the years ended December 31, 2007, 2006, 2005, 2004 and 2003, the Company granted 7,715, 10,430, 10,430, 25,860, and 103,179 options, respectively, to purchase common stock to members of the Company’s Board of Advisors.  Accordingly, the Company recorded a charge of $48,000 and $43,000 for the years ended December 31, 2007 and 2006.

As shown in the Statement of Changes of Stockholders’ Equity for the year ended December 31, 2007, stock based compensation for employees and directors of the Company was $276,000.

Additional information on shares subject to options is as follows:

At December 31, 2007, 1,242,178 options were available for grant under the Plan. The following tables present information relating to stock options under the Plan as of December 31, 2007.

	2007			2006
	Shares	Aggregate Intrinsic Value	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of period	1,669,275		$ 0.41	1,546,345	$ 0.30
Granted	217,715		$ 1.87	122,930	$ 1.82
Options outstanding at end of period	1,886,990	1,710,876	$ 0.58	1,669,275	$ 0.41
Options exercisable at end of period	1,726,306	1,625,611	$ 0.53	1,395,312	$ 0.40
Options not vested at end of period	160,684	85,265	$ 1.08	273,963	$ 0.48

Options vested or expected to vest	1,886,990	1,710,876	$ 0.58	1,669,275	$ 0.41

2007

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Shares	Weighted Average Price
$0.18 – 0.20	1,325,055	$ 0.19	3.8	1,271,308	$ 0.19
$0.85 – 0.94	178,360	$ 0.85	6.9	147,789	$ 0.86
$1.06 – 1.65	135,860	$ 1.40	8.1	119,242	$ 1.41
$1.75 – 2.42	247,715	$ 2.02	8.6	187,967	$ 2.04
	1,886,990	$ 0.58	5.0	1,726,306	$ 0.53

At December 31, 2007, 1,726,306 options were fully vested. A summary of the status of the Company’s nonvested options as of December 31, 2007 and changes during the twelve months ended December 31, 2007 and 2006, is presented below.

	Stock Options	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2006	520,147	$ 0.40
Options granted during 2006	122,930	$ 1.45
Options vesting during 2006	(369,114)	$ 0.62
Nonvested at December 31, 2006	273,963

Nonvested at January 1, 2007	273,963	$ 0.58
Options granted during 2007	217,715	$ 1.52
Options vesting during 2007	(330,994)	$ 0.94
Nonvested at December 31, 2007	160,684	$ 1.12

As of December 31, 2006, there was $60,000 of total unrecognized compensation cost related to non-vested employee and director share-based compensation arrangements granted under the Plan.

As of December 31, 2007, there was $104,000 of total unrecognized compensation cost related to non-vested employee and director share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 1.88 years.

The weighted-average fair values at date of grant for options granted during the year ended December 31, 2007 and 2006 were $1.52 and $1.45 respectively.  The value of the options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2007	2006
Expected life in years	5-10	5-10
Interest rate	3.97% - 5.03%	4.16% - 5.15%
Volatility	80%	80%
Dividend yield	0%	0%

NOTE G – INCOME TAXES

The net deferred tax asset in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities.

	2007	2006
Deferred Tax Asset
Net operating loss	$3,428,000	$2,270,000
Stock based compensation	312,000	241,000
Other	86,000	106,000
Research & development credit	91,000	43,000
	$3,917,000	$2,660,000
Valuation Allowance	$(3,917,000)	$(2,660,000)
Net deferred tax asset	(--)	(--)

The deferred tax assets represents the benefits of its net operating loss and certain expenses not currently deductible for tax purposes.  The Company has provided a full valuation allowance for such deferred tax assets due to uncertainty to realize such benefits in the future.

At December 31, 2007 the Company had approximately $9,518,000 and $91,000 in net operating loss and research and development credit carryforwards for federal income tax purposes which expire as follows:

Year	Net Operating Year Losses	Research & Development Credit
2023	$134,000	$0
2024	928,000	11,000
2025	3,424,000	12,000
2026	2,162,000	27,000
2027	3,435,000	41,000
	$10,083,000	$91,000

The difference between the statutory tax rate of 34% and the company's effective tax rate is due to the increase in the valuation allowance of $1,257,000 (2007) and $1,094,000 (2006) and certain expenses not deductible for tax purposes.

NOTE H  –  COMMITMENTS AND OTHER MATTERS

(1) LEASES:

During the period November 2004 through January 2007, the Company leased office space for a monthly fee of approximately $5,000. Rent expense was approximately $50,000 and $67,000 for the years ended December 31, 2007 and 2006, respectively. During February 2007 the Company moved into new office space and agreed to a sixty-six month office lease.  The lease agreement includes rent abatement for approximately ten months during 2007 and 2008.  Provisions of the lease include a security deposit of approximately $5,800 and a thirty six month letter of credit in the amount of approximately $55,000.  In addition, if the Company cancels this lease after the forty-second month, and prior to its full sixty-six month term, the Company will be obligated to pay a cancellation charge of approximately $46,000. The estimated minimum lease payments for the next five years are:  In 2008 - $65,000; in 2009 - $66,000; in 2010 - $67,000; in 2011 - $68,000; in 2012 - $70,000 and none thereafter.

(2) CONSULTING AGREEMENTS

On October 14, 2004, the Company entered into an advisory agreement with a member of our scientific advisory board to receive technical advisory services. The agreement can be terminated by either party on 30 days' written notice. The agreement provides for $1,500 per month and the issuance of an option under the Plan to purchase 15,000  shares of common stock of the Company at an exercise price of $0.85 per share. In addition, at the end of each year of service on the advisory board, the company will grant an additional non-qualified stock option to purchase 5,000 shares of Common Stock at an exercise price equal to the then fair market value of the Common Stock. Such options vest 25% on the first anniversary and then monthly thereafter over a period of thirty six months.

(3) FINANCIAL ADVISOR AGREEMENT

On September 12, 2006, the Company entered into a three year agreement with its placement agent and financial advisor for consulting services related to corporate finance and other financial services. The financial advisor is also a significant shareholder in the Company. The services shall include assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company and to raise for the Company its next financing of up to $10 million with a minimum of $6 million in the next 18 months from the date of the agreement.   As compensation for such services, the Company agreed to issue 1,500,000 shares of its common stock. The agreement states that 500,000 shares would vest to the consultant on the one year anniversary of the agreement.  Accordingly, on September 12, 2007, 500,000 shares vested to the financial consultant. The remaining 1,000,000 shares are subject to forfeiture in the event that the consultant fails to achieve certain performance criteria set forth in the agreement. In addition, the agreement provides for a fee if the financial advisor acts as a finder or financial consultant in various business transactions in which the Company may be involved such as mergers, acquisitions or joint ventures during the term of the agreement. Accordingly, the Company has recorded $855,000 in charges for the year ended December 31, 2007 for the estimated cost of those financial services and $1,155,000 has been charged to operations since the inception of the agreement. The Company will record an additional expense over the service period related to this stock issuance as and when the performance criteria are met at the then market price of the stock.

NOTE I  –  SUBSEQUENT EVENT

As discussed in Note F, the Company initiated a Private Placement offering in the fourth quarter of 2007.  The Company received net proceeds of $686,000 through December 31, 2007. For the period January 1, 2008 through March 20, 2008 the Company completed an additional close of the Private Placement consisting of gross proceeds of $338,000 at the per Unit price of $1.12. As a result of this closing 301,786 shares of our common stock will be issued along with warrant agreements for the issuance of 301,786 additional shares upon exercise of the warrants at an exercise price of $1.68. Net of expenses, primarily to our financial advisor, the Company received net proceeds of $295,000. In addition, 90,536 warrants were issued to our placement agent with essentially the same terms as our investor warrants; however, these warrants are only callable when the Company provides a notice of redemption and a registration statement for the underlying shares is effective.

HEMOBIOTECH, INC.

 (a development stage company)

CONDENSED BALANCE SHEETS

	September 30	December 31,
	2008 (unaudited)	2007 (Derived from audited financial statements)
ASSETS
Current assets:
Cash and cash equivalents	$733,000	$2,015,000
Prepaid expenses	238,000	521,000
Total current assets	$971,000	$2,536,000
Equipment, net	43,000	50,000
Restricted cash	55,000	55,000
Total Assets	$1,069,000	$2,641,000

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$288,000	$254,000
Total current liabilities	$288,000	$254,000
Deferred Rent	$34,000	$43,000
Total Liabilities	$322,000	$297,000

STOCKHOLDERS’ EQUITY Common stock ----- $.001 par value 55,000,000 shares
authorized; 20,120,791 as of September 30, 2008 and 19,144,007 at December 31, 2007 (includes 779,000 shares subject to forfeiture) shares issued and outstanding	$20,000	$19,000
Additional paid-in capital	15,635,000	14,186,000
Deficit accumulated during the development stage	(14,908,000)	(11,861,000)
Total Equity	$747,000	$2,344,000
	$1,069,000	$2,641,000

See Notes to Condensed Financial Statements.

HEMOBIOTECH, INC.

 (a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

 (UNAUDITED)

	THREE MONTHS ENDED				NINE MONTHS ENDED				OCTOBER 3, 2001
									(INCEPTION)
	SEPTEMBER 30				SEPTEMBER 30				THROUGH SEPTEMBER 30
	2008		2007		2008		2007		2008
Revenue		$-		$-		$-		$-	$-
Operating expense	$		$		$		$		$
Research and development		276,000		268,000		1,606,000		746,000	3,851,000
General and administrative		365,000		688,000		1,472,000		1,987,000	9,301,000
Other (income) expense
Interest expense		-		-		-		2,000	2,111,000
Interest income		(5,000)		(28,000)		(31,000)		(96,000)	(355,000)
Net loss		$(636,000)		$(928,000)		$(3,047,000)		$(2,639,000)	$(14,908,000)

Basic and diluted loss per common share		$(0.03)		$(0.05)		$(0.16)		$(0.16)

Weighed average number of shares outstanding -- basic and diluted		19,341,791		17,040,148		18,716,725		16,969,610

See Notes to Condensed Financial Statements.

HEMOBIOTECH, INC.

 (a development stage company)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

	Common Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total
Balance – December 31, 2007	19,144,007	$19,000	$14,186,000	$(11,861,000)	$2,344,000
Net Loss for the period				(3,047,000)	(3,047,000)
Stock based compensation – board of advisors and consultants			120,000		120,000
S Stock based compensation – employees and directors			212,000		212,000
S Stock based compensation relating to shares issued to financial advisor (September 12, 2006) See Note G[3]			61,000		61,000
Issuance of shares and warrants in Private Placement net of expenses of approximately $122,000 (approximately $72,000 to a shareholder of the Company)	476,784		412,000		412,000
Shares issued to Texas Tech University at a market price of $1.29 per share. (May 1, 2008)	500,000	1,000	644,000		645,000
Balance – September 30, 2008 (unaudited)	20,120,791	$20,000	$15,635,000	$(14,908,000)	$747,000

See Notes to Condensed Financial Statements.

HEMOBIOTECH, INC.

 (a development stage company)

CONDENSED STATEMENTS OF CASH FLOWS

 (UNAUDITED)
	NINE MONTHS ENDED SEPTEMBER 30		OCTOBER 31, 2001 (INCEPTION) THROUGH
	2008	2007	SEPTEMBER 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,047,000)	$(2,639,000)	$(14,908,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of options, compensatory stock and warrants	393,000	1,002,000	2,602,000
Conversion charge – interest expense	-	-	43,000
Notes issued for services – related party	-	-	354,000
Expenses paid by stockholder	-	-	14,000
Amortization of deferred financing costs	-	-	1,023,000
Amortization of debt discount	-	-	789,000
Depreciation	7,000	5,000	17,000
Deferred Rent	(9,000)	29,000	34,000
Contribution of salary	-		11,000
Research and Development - Purchase of new technology	645,000	-	645,000
Changes in:
Accounts payable and accrued expenses	34,000	(36,000)	1,000,000
Accrued interest	-	-	139,000
Prepaid expenses	283,000	(544,000)	(237,000)
Net cash used in operating activities	$(1,694,000)	$(2,183,000)	$(8,474,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale/(Purchase) of Short-Term Investments	$-	$945,000	$(55,000)
Purchase of property and equipment	-	(23,000)	(59,000)
Net cash provided by (used in) investing activities	$-	$922,000	$(114,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and debt, net of expenses	$412,000	-	$4,865,000
Payment of Notes	-	-	(734,000)
Exercise of warrants, net	-	-	5,190,000
Net cash provided by financing activities	$412,000	-	$9,321,000
(DECREASE) / INCREASE IN CASH AND CASH EQUIVALENTS	$(1,282,000)	$(1,261,000)	$733,000
Cash and cash equivalents – beginning of period	2,015,000	3,193,000	-
CASH AND CASH EQUIVALENTS – END OF PERIOD	$733,000	$1,932,000	$733,000
SUPPLEMENTARY CASH FLOW INFORMATION:
Interest Paid	$-	$2,000	$112,000
SUPPLEMENTARY NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued salary exchanged for Note	-	-	$150,000
Employees / stockholders contribution of salary	-	-	$564,000
Stockholders contribution of convertible note payable and related interest	-	-	$280,000
Conversion of carrying value of convertible notes payable and accrued interest of $18,000 (2006) and $97,000 (2005) into common stock	-	-	$1,815,000
Issuance of shares for acquisition of new technology	$645,000		$645,000
Fixed Assets Purchased- not yet paid	-	$22,000	$-

See Notes to Condensed Financial Statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2008
 (UNAUDITED)

NOTE A - THE COMPANY

We were founded in 2001 as “HemoBioTech, Inc.,” a Texas corporation.  In 2003, we incorporated a sister corporation named “HemoBioTech, Inc.,” in the state of Delaware.  On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware), with HemoBioTech, Inc. (Delaware) as the surviving entity.  This entity is referred to herein as the “Company”.

The accompanying financial statements include the predecessor operations of the Texas corporation from its inception on October 3, 2001. The historical basis of accounting was carried over in the merger, including the deficit accumulated in the development stage. The Company is researching and developing human blood substitute patented technology licensed exclusively from Texas Tech University Health Services Center ("TTUHSC") (See Note D). The Company is in the development stage and its efforts have been principally devoted to capital raising, organizational infrastructure development and research and development.

NOTE B - BASIS OF PRESENTATION

The accompanying condensed financial statements as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 have not been audited, but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  The condensed balance sheet as of December 31, 2007 has been derived from audited financial statements.  These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2007 as presented in our Annual Report on Form 10-K.  In the opinion of management, this interim information includes all material adjustments which are of a normal and recurring nature, necessary for a fair presentation.  The results for the 2008 interim period are not necessarily indicative of results to be expected for the entire year.

The financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred cumulative losses of $14,908,000 from inception through September 30, 2008, has not generated any revenue, and has been dependent on funding operations through the private sale of convertible debt and equity securities. These conditions indicate that the Company may not be able to continue as a going concern. At September 30, 2008, the Company had $733,000 in cash and cash equivalents. As discussed in Note F, during the period January 1, 2008 through September 30, 2008, the Company received net proceeds of $412,000 through the Private Placement of equity securities. The accompanying financial statements do not include any adjustment that might be necessary if sufficient additional funding is not received so that the Company can continue its operations.  While the Company has been able to obtain such funding in the past, there can be no assurance that they will be able to do so in the future. Management's plans include continuing to finance operations through one or more private or public offerings of equity securities and monitoring and reducing discretionary expenditures. See also Footnote G(3).

All amounts have been rounded to the nearest thousand.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(1) RESEARCH AND DEVELOPMENT:

Research and development costs are charged to expense as incurred. Costs include the amortization of payments made to TTUHSC for the Sponsored Research Agreement, spending with outside laboratories and consultants, and purchase of equipment related to our research and development efforts and the purchase of certain technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”) during May, 2008.

(2) LOSS PER COMMON SHARE:

Basic and diluted loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to the following outstanding potential common shares such as options, warrants and outstanding shares subject to forfeiture issued to a financial services consultant during September 2006, as described in Note G(3) in the diluted computation as their effect would be antidilutive:

	NINE MONTHS ENDED SEPTEMBER 30
	2008	2007
Stock Options	2,312,990	1,854,275
Warrants	4,236,447	2,442,372
Common shares subject to forfeiture(1)	779,000	1,000,000
Total	7,328,437	5,296,647

      (1) Common shares not included in basic earnings per share since subject to forfeiture.

(3) FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying value of cash equivalents, accounts payable and accrued expenses approximates their fair value due to the short period to maturity of these instruments.

(4) USE OF ESTIMATES:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

(5) RECENT ACCOUNTING PRONOUNCEMENTS:

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS No. 162"). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP (the "GAAP hierarchy"). SFAS No. 162 makes the GAAP hierarchy explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers' responsibilities for selecting the accounting principles for their financial statements, and sets the stage for making the framework of the FASB Concept Statements fully authoritative. The effective date for SFAS No. 162 is 60 days following the Security and Exchange Commission's approval of the Public Company Accounting Oversight Board's related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. We do not expect the adoption of SFAS No. 162 to have a material impact on our financial statements and results of operations.

In December 2007, the EITF reached a consensus on EITF No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, or EITF 07-1. EITF 07-1 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-1 is effective for us in the first quarter of fiscal 2009. We do not expect the adoption of EITF 07-1 to have a material impact on either our financial position or results of operations.

In February 2008, the FASB issued Staff Position 157-2 (“FSP 157-2”).  FASB 157-2 permits delayed adoption of SFAS 157 for certain non-financial assets and liabilities, which are not recognized at fair value on a recurring basis, until fiscal years and interim periods beginning after November 15, 2008.  As permitted by FSP 157-2, the Company has elected to delay the adoption of SFAS 157 for qualifying non-financial assets and liabilities, such as fixed assets and patents.  The Company is in the process of evaluating the impact, if any, that the application of SFAS 157-2 to its non-financial assets will have on the Company’s consolidated results of operations or financial position.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarified the application of FAS 157. FSP 157-3 demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have an impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option would be required to recognize changes in fair value in earnings.  Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  SFAS No. 159 became effective beginning January 1, 2008.  The Company elected not to measure any eligible items using the fair value option in accordance with SFAS No. 159 and therefore, SFAS No. 159 did not have an impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”).  SFAS No. 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets required, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination.  SFAS No. 141R also expands required disclosures surrounding the nature and financial effects of business combinations.  SFAS No. 141R is effective, on a prospective basis, for us in the fiscal year beginning January 1, 2009.  This statement will have no material effect on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  SFAS No. 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called “minority interests” be clearly identified, presented and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity.  All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value.  SFAS No. 160 is effective, on a prospective basis, for us in the fiscal year beginning January 1, 2009.  However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements.  This statement will have no material effect on our financial position or results of operations.

We adopted the provisions of Financial Accounting Standards Board interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109 (“SFAS 109”) on January 1, 2007.  As a result of the implementation of FIN 48, we recognized no adjustment for uncertain tax provisions.  At the adoption date of January 1, 2007, we had a deferred tax asset which was fully reserved by a valuation allowance to reduce the deferred tax asset to the amount that more likely than not to be realized.

We recognize interest and penalties related to uncertain tax positions in general and administrative expense.  As of December 31, 2007, we have not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

The tax years 2003 through 2007 remain open to examination by the major tax jurisdictions to which we are subject.

NOTE D - AGREEMENTS WITH TEXAS TECH UNIVERSITY HEALTH SCIENCES CENTER ("TTUHSC")

On January 22, 2002, the Company entered into an exclusive license agreement with TTUHSC with respect to receiving certain patented rights.  The Company is committed to the exploitation of such patented rights.

In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTUHSC (subject to anti-dilution protection).  These shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations.  The Company has agreed to reimburse TTUHSC for all intellectual property protection costs and patent maintenance fees.  On May 20, 2004, TTUHSC agreed to waive its anti-dilution protection in exchange for 135,765 additional shares of common stock.  Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations. In addition, subject to obtaining FDA approval of a blood substitute product, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTUHSC technologies.  As of September 30, 2008, such approval had not been obtained.  Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. In addition, in July 2002, the Company entered into a Sponsored Research Agreement (“SRA”) with TTUHSC for the period September 1, 2002 through August 31, 2006.  In December 2004, the Company paid a fee of approximately $231,000 to fund the next phase of its research under the SRA through December 31, 2005.

In January 2006, the Company entered into a Stage III SRA with TTUHSC for the period January 1, 2006, to December 31, 2006.  In connection therewith, the Company made an initial payment of approximately $287,000 which was amortized during 2006.

In January 2007, the Company entered into a Stage IV SRA with TTUHSC for the period beginning January 1, 2007. In connection therewith, the Company made an initial payment of approximately $780,000. This amount will be charged to operations as incurred based on monthly reporting to the Company by TTUHSC.  As of September 30, 2008, approximately $122,000 is included in prepaid expenses on the accompanying balance sheet. Additional payments may be made to TTUHSC under the agreement based on mutually agreed upon budgets.

On May 5, 2008 the Company agreed to license certain technology from TTUHSC titled Orthogonal Method for the Removal of Transmissible Spongiform Encephalopathy Agents from Biological Fluids (“ORTH Technology”). This is a technology that results in the removal and inactivation of infectious agents such as prions (which can cause Mad Cow Disease) and viruses.  Such removal and inactivation is critical in the purification of animal products for human use.  It can be used not only for HemoTech production but also has the potential for generating sublicensing revenue from pharmaceutical, biotechnology and the cosmetic industries. The term of the agreement extends to the full end of the term or terms for which patent rights have not expired or, if only technology rights are licensed and no patent rights are applicable, for a term of 15 years. The license agreement calls for a nonrefundable license documentation fee of $10,000 and 500,000 shares of the Company’s common stock.  The price per share of the Company’s common stock on May 5, 2008 was $1.29 per share.  Accordingly, the Company recorded a charge to research and development expense for $655,000. The agreement also contains an annual renewal fee of $10,000 per year and a royalty based on net sales of Licensed Products (as defined by the agreement) sold by the Company that contain the patented ORTH Technology.  The royalty percentage will be lower if Licensed Products are not protected by a valid patent. The agreement calls for a minimum royalty beginning six months after approval of a Licensed Product by the FDA. No royalty applies to the embedded ORTH Technology in the sale of our HemoTech product. The Company is permitted to sublicense the ORTH Technology and TTUHSC will receive a portion of both cash and non cash remuneration received by the Company for a sublicense.  Additionally, the Company will pay a portion of any royalty received to TTUHSC.

The Company has also agreed to issue up to 275,000 additional shares of the Company’s common stock in the event TTUHSC purchases certain equipment used in the HemoTech process. The equipment will be owned by TTUHSC, will be used to further the development of HemoTech, and will be charged to research and development expense when purchased.  As of September 30, 2008, no such equipment has been purchased by TTUHSC.

The agreement may be terminated by either party by mutual written agreement upon 180 days notice, or by TTUHSC based on certain provisions relating to defaults according to the agreement.

The Sponsored Research Agreements may be terminated by either party on 90 days written notice.

NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	September 30, 2008	December 31, 2007
Professional fees	$198,000	$ 188,000
Liquidated damages	38,000	38,000
Other	52,000	28,000
Total	$ 288,000	$ 254,000

NOTE F - STOCKHOLDERS' EQUITY

(1) PRIVATE PLACEMENT:

During December 2007 the Company circulated a Private Placement Term Sheet and Exhibits (“the 2007 Private Placement”) for the purpose of raising additional capital. Our Private Placement offering of units consists of one share of HemoBioTech, Inc. common stock (“Share”) and one warrant (Warrant”) to purchase one share of common stock (collectively, the “Unit”) may  result in up to $6,000,000 in gross proceeds, subject to an over-allotment option  for up to an additional $1,000,000 in gross proceeds.  The purchase price per Unit is based on the average of the closing price of our common stock on the OTC bulletin Board for the ten trading days immediately preceding the date of the initial closing of the 2007 Private Placement, discounted by 20%. Each Warrant is exercisable for the purchase of one share of our common stock at 150% ($1.68) of the per Unit price for a period of five years from the effective registration date of the shares underlying the Warrants. The warrants may be redeemed in whole or in part by the Company, upon 30 day’s written notice, at price of $.01 share, provided the weighted average closing price of the Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. In addition, the Company is obligated to issue warrants to its placement agent in the amount of 30% of the total warrants issued to investors on essentially the same terms; however, these warrants are only callable when the Company provides a notice of redemption and a registration statement for the underlying shares is effective. This offering closed on October 31, 2008.

On December 31, 2007 the Company completed an initial close of the 2007 Private Placement consisting of gross proceeds of approximately $792,000 at the per Unit price of $1.12. As a result of this closing 707,120 shares of our common stock was issued along with warrant agreements for the issuance of 707,120 additional shares upon exercise of the warrants at an exercise price of $1.68. Net of expenses, primarily to our financial advisor, the Company received net proceeds of $686,000. In addition, 212,136 warrants were issued to our placement agent with essentially the same terms as our investor warrants; however, these warrants are only callable when the Company provides a notice of redemption and a registration statement for the underlying shares is effective. The Company is required to file a registration statement to register the Shares and the shares of our common stock underlying the Warrants under a registration statement within 45 business days of the closing of the offering.  The Company will respond to all Commission comments within 30 business days of receipt of such comments.  We will cause the registration statement to become effective within 10 business days after receipt of a “no review” notice from the Commission. If the registration statement is not filed as indicated above, or declared effective within 90 business days following the filing, we will pay investors within 30 calendar days of the end of each month we are in violation of the forgoing liquidated damages of 2% of the dollar amount invested (pro-rated for partial months) for a maximum of 8 months commencing on the scheduled filing deadline.  The payments can be made in cash or shares of our common stock at our option. The Company has amended the registration rights agreement to reflect the liquidated damage timeframes to begin at the final closing date of the offering. The Company is in the process of obtaining waivers from the initial close investors to extend these above timeframes related to the liquidated damage penalty to timeframes beginning at the final closing date of the offering. The warrants were valued at December 31, 2007 using the Black-Scholes stock option valuation model and totaled $621,000 and $186,000 for the investors and placement agents respectively.

For the nine months ended September 30, 2008, the Company raised additional funds associated with its December 2007 Private Placement consisting of gross proceeds of $534,000 at the per unit selling price of $1.12.  As a result, 476,784 shares of our common stock were issued along with warrant agreements for the issuance of 476,784 additional shares upon exercise of the warrants at an exercise price of $1.68.  Net of expenses, including $72,000 to a significant shareholder, the Company received net proceeds of $412,000.  In addition, 143,035 warrants were issued to our placement agent, who is also a shareholder of the Company. The warrants were valued using the Black-Scholes stock option valuation model and totaled $301,000 and $90,000 for the investors and placement agents respectively.

On October 27, 2004, the Company completed a Private Placement (“the 2004 Private Placement”) of 45 units, priced at $100,000 per unit, and raised gross proceeds of $4,500,000. Each unit consists of a $50,000 unsecured convertible promissory note, 58,824 shares of common stock and 117,648 warrants. The notes bear interest at 10% per annum (an effective rate of 77%) and are convertible at the option of the holder into common stock or convertible securities to be sold by the Company in its next financing, as defined, at a conversion price equal to the per share offering price of such financing.

Based on negotiations with the placement agent, the Company agreed to a fair value for the common stock of $.85 per share and calculated the fair value of each warrant to be $.53 using the Black-Scholes option pricing model.  Prior to the revision in the method of valuing the common stock, the Company used Black-Scholes to value both common stock and warrants. The gross proceeds from the sale of each unit were allocated based on the relative fair values to each of the components.

Convertible notes payable	$ 31,000
Common stock	31,000
Stock Warrants	38,000
Total	$ 100,000

Based on the allocation of the relative fair values to the components of the 2004 Private Placement offering, the debt discount was calculated to be $855,000, which was amortized as expense to interest expense over the term of the notes.

The Company agreed to file a registration statement within 60 days of final closing of the 2004 Private Placement and to use commercially reasonable efforts to cause the registration statement to be effective within 120 days of final closing.  In the event the registration statement was not filed and declared effective within the required time, the Company would incur liquidated damages of 2% per month based on the subscription amount of each purchaser in the Company October 2004 Private Placement. In connection therewith, during 2005, the Company incurred liquidating damages aggregating approximately $48,000. As of September 30, 2008, the Company owes $38,000 of such damages. (See Note E).

(2) STOCK WARRANTS:

In connection with the 2007 Private Placement, through September 30, 2008 the Company issued 1,183,904 Class A warrants to investors exercisable at $1.68 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants are subject to redemption, at the Company’s sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equaled or exceeded $2.07 for a period of at least 20 consecutive trading days at a redemption price of $.01 per warrant. In addition, the Company issued to its placement agent warrants totaling 30% of the total warrants issued to investors. Accordingly, the Company issued 355,171 warrants to the placement agent through September 30, 2008.

During the fourth quarter 2007, the Company granted 120,000 warrants to a service provider as compensation.  The warrants vest over a nine month period.  In connection therewith, the Company valued 90,000 vested warrants using the Black-Scholes option pricing model.

In May 2008, the Company granted 135,000 warrants at prices ranging from $1.60 to $2.50 to two service providers as compensation.  These warrants vest over nine months beginning in November 2008.  Accordingly, $8,000 was charged to operations in June 30, 2008.

The following assumptions were used for all compensatory warrants issued to service providers:

Range of Exercise Prices	$1.00 - $2.50
Maturity	5 Years
Risk Free Interest Rate	3.22% - 4.0%
Volatility	80%

At September 30, 2008, the Company had the following warrants outstanding:

	Exercise Price	Expiration Date	Number of Shares Reserved
Placement Agent – 2004	$0.90	May 13, 2010	2,382,372
Other	$1.00	July 28, 2009	50,000
Other	$1.06	September 13, 2009	10,000
Other	$1.90	October 12, 2012	120,000(1)
Class A – 2007	$1.68	December 31, 2012	707,120(2)
Placement Agent – 2007	$1.68	December 31, 2012	212,136
Placement Agent – March, 2008	$1.68	March 11, 2013	90,535
Class A – 2007	$1.68	March 11, 2013	301,784(2)
Class A – 2007	$1.68	June 6, 2013	175,000(2)
Placement Agent – June, 2008	$1.68	June 6, 2013	52,500
Other	$2.00 - $2.50	Various or Range	135,000
Total			4,236,447

(1)	Subject to vesting.
(2)	Subject to redemption (see Note F(1)).

(3) STOCK OPTION/STOCK ISSUANCE PLAN:

During 2003, the Board of Directors of the Company approved a Stock Option/Stock Issuance Plan (the "Old Plan") which provides for the granting of options or stock to purchase up to 1,629,168 shares of common stock, under which directors, employees and independent contractors are eligible to receive incentive and non-statutory stock options and common shares (employees). The Company's stockholders approved the Old Plan in August 2004. On June 9, 2006, the Company’s stockholders approved an increase of 1,500,000 shares of common stock from the 1,629,168 shares of common stock available to be granted under the Plan, increasing the number of shares to 3,129,168.

Additional information on shares subject to options is as follows:

At September 30, 2008, 816,178 options were available for grant under the Plan. The following tables present information relating to stock options under the Plan as of September 30, 2008.

	NINE MONTHS ENDED SEPTEMBER 30, 2008
	Shares	Aggregate Intrinsic Value	Weighted Average Exercise Price
Opt Options outstanding at beginning of period	1,886,990	-	$0.58
Granted	426,000	-	$1.21
Op Options outstanding at end of period	2,312,990	$1,099,591	$0.69
Opt Options exercisable at end of period	2,047,159	$1,074,642	$0.63
Options not vested at end of period	265,831	24,949	$1.21

Options vested or expected to vest	2,312,990	$1,099,591	$0.69

SEPTEMBER 30, 2008

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Shares	Weighted Average Exercise Price
$0.18 - $0.20	1,325,055	$0.19	3.0	1,296,760	$0.19
$0.85 – $0.94	178,360	$0.85	6.1	166,716	$0.85
$1.00 – $1.65	561,860	$1.25	8.0	376,455	$1.26
$1.75 - $2.42	247,715	$2.02	8.1	207,228	$2.03
	2,312,990	$0.69	5.0	2,047,159	$0.63

As of September 30, 2008, 2,047,159 options were fully vested. A summary of the status of the Company’s nonvested options as of September 30, 2008 and changes during the nine months ended September 30, 2008, is presented below.

	Stock Options	Weighted Average Exercise Price
Nonvested at January 1, 2008	160,684	$ 1.08
Options granted	426,000	$ 1.21
Options vested	(320,853)	$ 1.14
Nonvested at September 30, 2008	265,831	$ 1.21

As of September 30, 2008, there was $142,000 of total unrecognized compensation cost related to nonvested employees and directors share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.27 years.

The weighted-average fair values at date of grant for options granted during the nine-month period ended September 30, 2008 and 2007 were $0.94 and $1.57 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

2008
Expected life in years	5-10
Interest rate	2.51% – 4.03%
Volatility	80%-88%
Dividend yield	0%

On October 31, 2008, the Company’s chief executive officer exercised his options to acquire 651,668 shares of the Company's common stock at an exercise price of $0.20 per share or $130,334. In lieu of cash payment, the chief executive officer returned 130,334 shares of common stock valued at $130,334 to the Company for the exercise price of the options. No compensation expense was recorded as a result of this cashless transaction.

NOTE G  –  COMMITMENTS AND OTHER MATTERS

(1) LEASES:

During February 2007 the Company moved into new office space and agreed to a sixty-six month office lease.  The lease agreement includes rent abatement for approximately ten months during 2007 and 2008.  Provisions of the lease include a security deposit of approximately $5,800 and a thirty six month letter of credit in the amount of approximately $55,000.  In addition, if the Company cancels this lease after the forty-second month, and prior to its full sixty-six month term, the Company will be obligated to pay a cancellation charge of approximately $46,000. The estimated minimum lease payments for the next five years are:  In 2008 - $16,000; in 2009 - $66,000; in 2010 - $67,000; in 2011 - $68,000; in 2012 - $70,000 and none thereafter.

(2) CONSULTING AGREEMENTS:

On October 14, 2004, the Company entered into an advisory agreement with a member of our scientific advisory board to receive technical advisory services. The agreement can be terminated by either party on 30 days' written notice. The agreement provides for $1,500 per month and the issuance of an option under the Plan to purchase 15,000 shares of common stock of the Company at an exercise price of $0.85 per share. In addition, at the end of each year of service on the advisory board, the company will grant an additional non-qualified stock option to purchase 5,000 shares of Common Stock at an exercise price equal to the then fair market value of the Common Stock. Such options vest 25% on the first anniversary and then monthly thereafter over a period of thirty six months. During the nine months ended September 30, 2008 and 2007, $20,000 and $23,000 were charged to operations respectively.

On July 13, 2005, the Company entered into an advisory agreement with its Acting Vice President and Principal Investigator of Research and Development to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech. The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to vesting through July 13, 2009. In connection therewith, the Company recorded a charge of $59,000 and $37,000 for the years ended December 31, 2007 and 2006 respectively. As of September 30, 2008, 243,233 options had vested. Additionally, the Company recorded a charge to expenses for the nine months ended September 30, 2008 and 2007 of $27,000 and $48,000 respectively. The Company will record additional charges as and when the options vest at the then fair value.

On January 16, 2008, the Company granted stock options to two scientific consultants employed by TTUSHC.  Each grant provides for 75,000 non-qualified stock options to purchase shares of the Company’s stock at an exercise price of $1.19 which was the fair market value of the Company’s shares on the grant date.  The options vest 25% immediately and the remaining 75% vest monthly over the next 36 months.  Accordingly, the Company recorded a charge of $60,000 during the nine months ended September 30, 2008.

(3) FINANCIAL ADVISOR AGREEMENT:

On September 12, 2006, the Company entered into a three year agreement with its placement agent and financial advisor for consulting services related to corporate finance and other financial services. The financial advisor is also a significant shareholder in the Company. The services shall include assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company and to raise for the Company its next financing of up to $10 million with a minimum of $6 million in the next 18 months from the date of the agreement.   As compensation for such services, the Company agreed to issue 1,500,000 shares of its common stock. The agreement states that 500,000 shares would vest to the consultant on the one year anniversary of the agreement.  Accordingly, on September 12, 2007, 500,000 shares vested to the financial consultant. The remaining 1,000,000 shares were subject to partial forfeiture in the event that the consultant fails to achieve certain performance criteria, including assisting the Company in raising additional capital, set forth in the agreement. As of October 31, 2008, the financial advisor had helped the Company raise approximately $1,326,000. The December 2007 private placement closed on October 31, 2008.  As of October 31, 2008, the Company has agreed to award the financial advisor approximately 221,000 of the 1,000,000 shares that were subject to forfeiture. In addition, the agreement provides for a fee, paid in shares of the Company’s stock, if the financial advisor acts as a finder or financial consultant in various business transactions in which the Company may be involved such as mergers, acquisitions or joint ventures during the term of the agreement. Accordingly, the Company has recorded $61,000 in charges for the nine months ended September 30, 2008 for the estimated cost of those financial services and $1,215,000 has been charged to operations since the inception of the agreement. The Company will record an additional expense over the service period related to this stock issuance as and when the performance criteria are met at the then market price of the stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All amounts shown are estimates except for the registration fee.
Item 13. Other Expenses of Issuance and Distribution.

Registration Fees	$ 110.27
Legal Fees and Expenses	$ 10,000
Accounting Fees and Expenses	$ 20,000
Printing Expenses	$ 1,000
Miscellaneous	$ 2,000
Total	$33,110.27

Item 14. Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our amended and restated certificate of incorporation provides that, under Delaware law, our directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Private Placement

During December 2007 through September 30, 2008, the Company circulated a Private Placement Term Sheet and Exhibits (“the Private Placement”) for the purpose of raising additional capital. Our Private Placement offering of  units consists of one share of HemoBiotech, Inc. common stock (“Share”) and one warrant (Warrant”) to purchase one share of common stock (collectively, the “Unit”) may  result in up to $6,000,000 in gross proceeds, subject to an over-allotment option  for up to an additional $1,000,000 in gross proceeds.  The purchase price per Unit is based on the average of the closing price of our common stock on the OTC bulletin Board for the ten trading days immediately preceding the date of the initial closing of the Private Placement, discounted by 20%. Each Warrant is exercisable for the purchase of one share of our common stock at 150% of the per Unit price for a period of five years from the effective registration date of the shares underlying the Warrants. The warrants may be redeemed in whole or in part by the Company, upon 30 day’s written notice, at price of $.01 share, provided the weighted average closing price of the Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. This offering will be open to investors until April 30, 2008, unless extended by the Company.

Beginning December, 2007 through October 31, 2008, we completed our private placement of 1,183,904 units (the “Units”), each consisting of one share of our common stock (our “Common Stock”) and one warrant to purchase our Common Stock (a “Warrant”),  resulting in gross proceeds of $1,326,000 based on a per-Unit price of $1.12.  The Warrants have an exercise price of $1.68.  The Warrants may be redeemed in whole or in part by us, upon 30 days’ written notice, at a price of $.01 per Warrant share, provided the weighted average closing price of our Common Stock exceeds 185% of the per-Unit purchase price for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given, and the registration statement for underlying shares is effective.  Net of expenses, primarily to our financial advisor, we received net proceeds from this private placement of $1,098,000, which will be used for research and development activities, licensing and other general working capital purposes. In addition, 355,171 Warrants were issued to our placement agent with essentially the same terms as our investor Warrants; however, these Warrants are only callable when we provide a notice of redemption and a registration statement for the underlying shares is effective (see Note G(3) to the Condensed Financial Statements).

The Units were offered in accordance with Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, each investor qualified as an “accredited investor” as defined in Regulation D in order to participate in these offerings, as determined by representations made by such investors prior to their participation.  Additionally, each investor’s right to transfer the Shares and the shares of our common stock underlying the Warrants is restricted as provided in the Securities Act and the rules and regulations adopted thereunder, as well as pursuant to state securities laws.

Stock Option Grants

The Company granted 217,215 stock options for the year ended December 31, 2007 under its Stock Option/Stock Issuance Plan. Information pertaining to these options is as follows:

OPTIONS GRANTED IN 2007
MONTH	AMOUNT	OPTION PRICE / RANGE	TERM (IN YEARS)
JAN	----	----	----
FEB	----	----	----
MAR	125,000	$2.00 - $2.20	5 - 10
APR	----	----	----
MAY	----	----	----
JUN	35,000	$1.80 - $1.98	5 - 10
JUL	----	----	----
AUG	----	----	----
SEP	25,000	$1.65 - $1.82	5 - 10
OCT	5,000	$1.75	10
NOV	2,715	$1.60	10
DEC	25,000	$1.40 - $1.54	5 - 10

TOTAL	217,715

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.   Description Of Exhibit

3.1	Certificate of Incorporation of HemoBioTech, Inc. (1)

3.2	Certificate of Amendment of the Certificate of Incorporation of HemoBioTech, Inc. (1)

3.3	By-Laws of HemoBioTech, Inc. (1)

4.1	Form of Warrant to Purchase Common Stock. (1)

4.2	Form of 10% Convertible Unsecured Promissory Note. (1)

4.3	Form of Warrant to Purchase Common Stock

5.1	Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock *.

9.1	Voting Agreement, dated as of July 15, 2004, by and among Ghassan Nino, Nino Partners, LLC and Biogress LLC, as acknowledged by HemoBioTech, Inc. and Arthur Bollon. (1)

10.1	2003 Stock Option/Stock Issuance Plan. (1)

10.2	Registration Rights Agreement, dated as of October 27, 2004, between HemoBioTech, Inc. and Meyers Associates, L.P., as agent for the purchasers named therein. (1)

10.3
Employment Agreement, dated as of October 6, 2003, by and between Arthur Bollon and HemoBioTech, Inc., as amended by Letter Agreements, dated as of July 15, 2004, January 3, 2005, and April 6, 2005, by and between Arthur Bollon and HemoBioTech, Inc. (2)

10.4
Employment Agreement, dated as of December 14, 2003, by and between Mario Feola and HemoBioTech, Inc., as amended by a Letter Agreement, dated as of July 15, 2004, by and between Mario Feola and HemoBioTech, Inc. (1)

10.5	Employment Separation and Release Agreement, dated as of July 15, 2004, by and between HemoBioTech, Inc. and Ghassan Nino. (1)

10.6	Form of Director and Officer Indemnification Agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernard Mittemeyer, Mark Rosenblum and Robert Comer. (1)

10.7	Stockholders Agreement, dated as of October 31, 2003, by and among HemoBioTech, Inc., Arthur Bollon, Ghassan Nino, Nino Partners, LLC and the other stockholders named therein. (1)

10.8	Service Agreements, dated November 23, 2004, by and between HemoBioTech, Inc. and JPM-CEO Partners, Ltd. (1)

10.9	Sponsored Research Agreement, dated July 18, 2002, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

+10.10	Stage 2 Sponsored Research Agreement, dated December 13, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.11	License Agreement, dated January 22, 2002, by and between HemoBioTech, Inc. and Texas Tech University System. (3)

+10.12	Letter Agreement, dated May 14, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.13	Consulting Agreement, dated October 14, 2004, by and between HemoBioTech, Inc. and Larry Helson. (1)

10.14	Service Agreement, dated as of May 25, 2004, by and between HemoBioTech, Inc. and BioLink Life Sciences, Inc. (1)

10.15	Employment Agreement, dated April 1, 2005, by and between HemoBioTech, Inc. and Mark J. Rosenblum. (2)

++10.16	Stage 3 Sponsored Research Agreement, effective as of January 1, 2006, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (4)

10.17	Advisory Agreement, dated July 13, 2005 by and between HemoBioTech and Dr. Jan Simoni. (5)

++10.18	Stage 4 Sponsored Research Agreement, effective as of January 1, 2007, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center (6).

23.1	Consent of Eisner LLP.

23.2	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney.

*	Previously filed with the initial Registration Statement on Form S-1 filed with the Commission on December 16, 2008.

+	Portions of this document have been omitted pursuant to an order granting confidential treatment issued by the Commission on May 11, 2005, under Rule 406 of the Securities Act of 1933, as amended.

++	Portions of this document have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(1)	Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on January 18, 2005.

(2)	Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on April 15, 2005.

(3)	Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on May 13, 2005.

(4)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 20, 2006.

(5)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 30, 2006.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed with the Commission on March 27, 2007.

Item 17. Undertakings.

(a)                 The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)           Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           Include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h)                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on December 29, 2008.

HEMOBIOTECH, INC.

By: /s/ Arthur P. Bollon, Ph.D
Chairman, President and Chief Executive Officer (principal executive officer)

By: /s/ Mark J. Rosenblum

Chief Financial Officer and Secretary (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of HemoBioTech, Inc., hereby severally constitute and appoint Arthur P. Bollon and Mark J. Rosenblum, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Arthur P. Bollon, Ph.D.	Chairman, President and Chief Executive Officer	December 29, 2008
/s/ Mark J. Rosenblum	Chief Financial Officer and Secretary	December 29, 2008
/s/ Ghassan Nino	Director	December 29, 2008
/s/ Robert Comer	Director	December 29, 2008
/s/ Robert Baron	Director	December 29, 2008
/s/ Bernhard Mittemeyer	Director	December 29, 2008

S-1